As filed with the Securities and Exchange Commission on December 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSpecimen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	27-0480143
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

450 Bedford Street

Lexington, MA 02420

Telephone: (781) 301-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Ianelli

President and Chief Executive Officer

450 Bedford Street

Lexington, MA 02420

Telephone: (781) 301-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Scott M. Miller, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Phone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ¨

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.0001 per share	1,749,999	(2)	$13.56	(3)	$23,729,986	(3)	$2,199.76
Common Stock, $0.0001 par value $0.0001 per share underlying common stock purchase warrants	1,312,500	(4)	$13.56	(5)	$17,797,500	(5)	$1,649.82
Total	3,062,499		—		$41,527,486		$3,849.58

1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock offered hereby also include such presently indeterminate number of shares of the registrant’s common stock as a result of stock splits, stock dividends or similar transactions.
2)	Represents an aggregate of 1,749,999 shares of the registrant’s common stock, par value $0.0001 per share, issued to the selling stockholders pursuant to a private placement offering on December 1, 2021 (the “December 2021 Private Placement”), which shares are to be offered for resale and sold by the selling stockholders identified in this registration statement.
3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the high and low prices reported of our common stock on Nasdaq on December 13, 2021.
4)	Represents an aggregate of 1,312,500 shares of the registrant’s common stock, par value $0.0001 per share, issuable upon exercise of certain outstanding common stock purchase warrants (the “Warrants”), which is the maximum number of shares issuable upon exercise of such Warrants, at an exercise price of $13.00 per share, which shares are to be offered for resale and sold, in each case, by the selling stockholders identified in this registration statement.
5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended based upon the average of the high and low prices reported of our common stock on Nasdaq on December 13, 2021.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION	DATED DECEMBER 14, 2021

iSpecimen, Inc.

3,062,499 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 3,062,499 shares of common stock, par value $0.0001 per share, of iSpecimen, Inc. held by selling stockholders, consisting of the following: (i) 1,749,999 shares of common stock (the “Shares”) and (ii) 1,312,500 shares of common stock (the “Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “Warrants”) all of which was issued by us in connection with a private placement transaction (the “December 2021 Private Placement”) pursuant to a securities purchase agreement, dated as of November 28, 2021 (the “Purchase Agreement”). The holders of the Shares and the Warrant Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Shares or the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares or Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Shares or Warrant Shares in the section titled “Plan of Distribution” on page 113.

We are registering the Shares and Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus, we may receive up to $13.00 per share upon the cash exercise of each of the Warrants. Upon the exercise of the Warrants for all 1,312,500 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $17.1 million. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares and the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares and the Warrant Shares.

 Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ISPC.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Shares and the Warrant Shares may be offered and sold. If necessary, the specific manner in which the Shares and the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 14 before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 1,749,999 shares of common stock and 1,312,500 shares of common stock issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “iSpecimen” “Company,” “we,” “our” and “us” refer to iSpecimen, Inc., a Delaware corporation.

Trademarks

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contains various forward-looking statements various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections included or incorporated by reference herein entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

➢	our ability to enter into contracts with healthcare providers to gain access to specimens, subjects, and data on favorable terms;
➢	our ability to obtain new customers and keep existing customers;
➢	development of our technology to adequately keep pace to support expansion of our existing line of business or our entry into new lines of businesses;
➢	market adoption rate of our marketplace technology;
➢	our ability to continue to expand outside of the United States in compliance with local laws and regulations;
➢	our business model generally and our utilization of the proceeds from this offering;
➢	acceptance of the products and services that we market;
➢	the viability of our current intellectual property;
➢	government regulations and our ability to comply with government regulations;
➢	our ability to retain key employees;
➢	adverse changes in general market conditions for biospecimens;
➢	our ability to generate cash flow and profitability and continue as a going concern;
➢	our future financing plans; and
➢	our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “iSpecimen,” the “Company,” “our Company,” “we,” “us” and “our” in this prospectus refer to iSpecimen Inc.

We amended our Certificate of Incorporation on March 30, 2021 in order to effect a 1-for-5.545 reverse stock split of all outstanding shares of our common stock. Throughout this prospectus, each reference to a number of our issued and outstanding common stock gives effect to the reverse split, unless otherwise indicated.

Our Mission, Vision, and Core Values

iSpecimen’s mission is to accelerate life science research and development, or R&D, with a global marketplace platform that connects researchers to subjects, specimens, and associated data. Our vision is to create an “Amazon-like” global Marketplace of patients, biospecimens, and data for research to improve the quality of human life. We implement employee programs that foster a company culture predicated on the core values of corporate and individual growth; results and accountability; team before self; a can-do positive attitude; and the perseverance to succeed.

General

iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with the billions of biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. Our ground-breaking iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery.

The iSpecimen Marketplace brings new capabilities to a highly fragmented and inefficient biospecimen procurement market. Our technology consolidates the biospecimen buying experience in a single, online marketplace that brings together healthcare providers who have biospecimens and researchers across industry, academia, and government institutions who need them. We are seeking to transform the world of biospecimen procurement much like the way travel websites changed the consumer buying process for flights, hotels, and rental cars.

Our iSpecimen Marketplace platform ingests de-identified healthcare data provided by our healthcare supply partners – including nearly 14 million patient records, 72 million clinical specimen records, one million banked specimen records, 570 million laboratory test results, and 890,000 medical conditions as of September 30, 2021 – to allow researchers to easily search for and select research subjects, specimens, and associated data they need to drive their research programs. It then orchestrates and manages the biospecimen procurement workflows of both researchers and suppliers to bring efficiencies to the entire buying process. Through the iSpecimen Marketplace, researchers gain instant access to millions of specimens anytime, anywhere, while participating supply organizations gain an opportunity to contribute compliantly to medical research while increasing their revenue and sustainability.

The Opportunity

The overall demand for human biospecimens and related healthcare data (“annotated biospecimens”) continues to grow dramatically. Global spending on the procurement of annotated biospecimens is estimated by our management team to have been $3 billion to $4 billion in 2020, with a market growth rate estimated on the order of 10% to 15% annually through 2024. These expenditures are spread across the commercial, academic, and government sectors of the healthcare and life sciences industry, with the commercial sector (biopharmaceutical and in vitro diagnostics companies) representing the majority of the market. Market growth is primarily driven by advances in life science technologies and shifts in R&D spending aimed at identifying and aligning biomarkers with clinical outcomes — a key step towards the development of more targeted disease treatments and diagnostics. Both the precision medicine market (as defined below), with a growth rate of 11% per year from 2020 to 2026 according to a Global Market Insights report, and the regenerative medicine market (as defined below), with a growth rate of 26% per year from 2019 to 2026 according to a 2019 Fortune Business Insights report, rely heavily upon biospecimens for research and development programs.

Precision medicine, sometimes known as “personalized medicine,” is an innovative approach to tailoring disease prevention and treatment that takes into account differences in people’s genes, environments, and lifestyles. The precision medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of novel drugs, diagnostic tests, and technologies that boost the precision medicine workflow.

Regenerative medicine therapies include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the Public Health Service Act (42 U.S.C. 264) and Title 21 of the Code of Federal Regulations Part 1271 (21 CFR Part 1271). The regenerative medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of cell and immunotherapies, genetically modified cells, therapeutic tissue engineered products, human cell and tissue products, and combination products using any such therapies or products.

Human biospecimens can be very difficult for researchers to acquire and for healthcare providers to distribute. We believe there are over 10 million healthcare providers worldwide that possess collections of such human biospecimens or have access to patients and their biospecimens during clinical care, so many specimens exist that could potentially be used in research. However, researchers have little way to know which healthcare organizations are willing to make their specimens available for research and healthcare providers likewise have little access to the research community. Even if these organizations could identify each other, it takes time and money to execute contracts that allow them to then transact. Once organizations are under contract with each other, researchers must then ensure that the specimens have been collected under appropriate compliance frameworks, using collection protocols consistent with their research needs, and accompanied by required data. Our iSpecimen Marketplace compliantly connects each side of this highly fragmented market to reduce the costs, time, and risks for both suppliers and customers in the biospecimen supply chain. We know of no other commercial human biospecimen marketplace that provides instant online searchability of specimens across a network of specimen providers.

The biospecimen procurement market is poised for disruption and has many attractive characteristics of other markets with successful online marketplaces:

➢	Large and growing. We estimate the biospecimen market to be $3 billion to $4 billion in size and growing rapidly, at an estimated 10 to 15% annually;
➢

Highly fragmented. This market today is comprised of fragmented landscape of millions of healthcare providers who could potentially offer biospecimens and data for research, and hundreds of thousands of life science researchers who need access to them; and

➢

Inefficient. Researchers and healthcare providers today largely utilize manual processes such as email, phone calls, and spreadsheets to find each other, request specimens, and manage the specimen procurement process.

We believe our marketplace technology has the potential to disrupt the $3 billion to $4 billion human biospecimen supply chain industry.

Our Customers

Our customer base is primarily comprised of three main segments: biopharmaceutical companies, in vitro diagnostic (“IVD”) companies, and government/academic institutions. As of September 30, 2021, we have distributed our specimens to approximately 398 unique customer organizations, comprising of many of the large IVD and biopharma companies along with federal and state government agencies, such as the Centers for Disease Control and Prevention.

Additionally, in 2019, we entered the new and rapidly growing regenerative medicine segment, which according to a market research report published by Fortune Business Insights, the global regenerative medicine market was valued at $23.8 billion in 2018 and is expected to reach $152 billion by the end of 2026 thereby exhibiting an estimated CAGR of 26%. Moreover, according to the Alliance for Regenerative Medicine, global financing for the regenerative medicine sector set an annual record of $19.9 billion in 2020. This “rapid growth” of the regenerative medicine market is characterized by the double-digit annual revenue growth rate combined with record global financing levels. We continue to have and maintain site participation agreements with several provider partners which enable us to offer through our iSpecimen Marketplace, various types of annotated hematologic products that are used in the research and development of regenerative medicine therapies. Such products include for example, whole bone marrow aspirate, mononuclear cell fractions, and isolated immune cell products that have been collected from both healthy and diagnosed (diseased) human donors. Some of the aforementioned products are offered in both fresh and cryopreserved formats depending on the customer’s preference. Since entering the regenerative medicine market in late 2019, we have acquired 27 customers. The regenerative medicine market represents 1.7% of our total revenue in 2019, 2.1% in 2020, and approximately 5.4% in the nine months ended September 30, 2021.

Our Supply Partners

Critical to the success of the iSpecimen Marketplace is the network of healthcare providers who make their patients, samples, and data available to researchers. This supply network was built over a nine-year period and as of September 30, 2021, our supply network consisted of more than 197 unique healthcare organizations and biospecimen providers, including healthcare systems, community hospitals, clinics, private practice groups, commercial laboratories, blood centers, commercial biobanks, and cadaveric donation centers. Our suppliers are located in 13 countries across the Americas, Europe, and Asia.

Each supplier organization may give us access to one or more of the following environments within their organization where specimens may be obtained:

➢	Clinical labs — This environment provides access to remnant biofluids and is typically found in hospitals, commercial laboratories, clinics, and private practice groups;
➢	Pathology labs — This environment provides access to remnant tissue and remnant hematopoietic stem and immune cells and typically exists within hospitals or commercial laboratories;
➢

Biorepositories — These organizations typically reside within larger healthcare systems or commercial organizations. Generally, they collect and store specimens for unspecified future research purposes;

➢

Blood donor centers — These organizations typically collect large volumes of blood and derivatives for therapeutic or research purposes. They own and operate donor centers and may manufacture a broad selection of isolated cell types (fresh or cryopreserved) from consented donors for research use;

➢	Cadaveric donation centers — These organizations receive whole cadavers and provide access to cadaveric tissues, biofluids, and stem cells, specifically for research purposes; and

➢

Clinical research centers — These organizations within healthcare facilities or operating as standalone entities provide access to subjects for research programs. Patients may be approached and consented to provide specimens when they are in for healthcare appointments (i.e. patient encounters) or may be called in to specifically participate in research projects.

The iSpecimen Marketplace Solution

The iSpecimen Marketplace offers single-source access to millions of human biospecimens and patients across a diverse network of specimen providers quickly and compliantly, saving researchers time and money in their specimen procurement process while making it easier and more efficient for providers to get their specimens in the hands of researchers who need them. Our iSpecimen Marketplace technology makes it as easy to find specimens for research as it is to find flights on a travel website. We have adopted many of the same ease-of-use characteristics of these business-to-consumer, or B2C, marketplaces, from simple guided searches, to the ability to refine search criteria with sliders and checkboxes, to the ability to add chosen items to a cart in order to purchase them, to online order management. Our two-sided marketplace platform makes it easy for researchers and healthcare providers to connect and transact, introducing efficiencies into what is otherwise a very time-consuming and manual process.

Our iSpecimen Marketplace technology is groundbreaking in the human biospecimen procurement space. In a world where there are thousands of biospecimen providers who typically rely upon e-mail and spreadsheets to communicate with customers to manage the bioprocurement process, our iSpecimen Marketplace offers a more efficient user experience to life science researchers who are looking for better ways to access research subjects, specimens, and data, and to healthcare provider organizations, who are looking to realize their missions of supporting research while augmenting their bottom line.

Tissue
Breast
Primary Tissue Type
Malignant Tumor
Characteristics
FFPE Block
Format
CHANGE
Cohort
Breast - Malignant Tumor - FFPE Block
(Filter Criteria Locked)
START NEW SEARCH
Patient
Hide
Age: 0 to 90 years
Sex: Any
Race: Any
Ethnicity: Any
Primary Disease: Any
Primary Disease Stage: Any
Specimen
Hide
Collected Within Last: 40 years
Today
40
Primary Tissue Type: Breast
Tissue Collection Site:
Primary Site (Breast)
3604 Cases (2 In Cart)
Export results to a .csv file
REVIEW CART
Sort: Collection Year
Select All
Primary Tissue Type: Breast
Disease: Breast Cancer
Collected: 2020 - USA (Research Use)
Patient: 78yrs - Female - Caucasian
Site: Primary
Stage: (TNM: pT2,MX)
Histology: Infiltrating duct carcinoma, NOS
Case ID: ISP-163647
IN CART
Details: 4 FFPE Block
4 Snap Frozen
FFPE Sections
6 Biofluids
Primary Tissue Type: Breast
Disease: Breast Cancer
Collected: 2020 - USA (Research Use)
Patient: 59yrs - Female - Caucasian
Site: Primary
Stage: IIIA (TNM: pT3,pN1a,MX)
Histology: Lobular carcinoma, NOS
Case ID: ISP-163852
IN CART
Details: 8 FFPE Block
8 Snap Frozen
FFPE Sections
4 Biofluids
Primary Tissue Type: Breast
Disease: Breast Cancer
Collected: 2020 - USA (Research Use)
Patient: 58yrs - Female - Caucasian
Site: Primary
Stage:
Histology:
Case ID: ISP-164216
ADD TO CART
Details: 2 FFPE Block
2 Snap Frozen
FFPE Sections
11 Biofluids
Primary Tissue Type: Breast
Disease: Breast Cancer
Collected: 2020 - USA (Research Use)
Patient: 35yrs - Female - Caucasian
Site: Primary
Stage: IIIA (TNM: pT2,pN2a,MX)
Histology: Infiltrating duct carcinoma, NOS
Case ID: ISP-163833
ADD TO CART
Details: 6 FFPE Block
6 Snap Frozen
FFPE Sections

The iSpecimen Marketplace instantly shows researchers the available specimens that meet their specific inclusion and exclusion criteria.

As of September 30, 2021, we had more than 4,800 external registered users on the iSpecimen Marketplace platform, representing nearly 2,000 unique internet domains. Collectively, these users logged into the iSpecimen Marketplace more than 103,000 times and performed more than 13,000 specimen searches yielding more than 1,400 quote requests since the launch of the marketplace in June 2017.

Planned Developments of our iSpecimen Marketplace

While the iSpecimen Marketplace currently supports our business model of providing access to search, find, and acquire human biospecimens and associated data from “inquiry to invoice” and positions us for future expanded business model exploration, there are a number of areas in which the iSpecimen Marketplace functionality could be enhanced to better support our stakeholders, including our prospects and customers, iSpecimen sales and operations staff, and our supply partners. We believe with additional investment in technology development resources, we could make significant progress in scaling our iSpecimen Marketplace and, by the end of 2022, we expect to have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform.

We plan to continue technology investment to better connect healthcare researchers with our network of suppliers to enable the acquisition of human biospecimens and data to help accelerate research and expanding the impact of our iSpecimen Marketplace platform from “inquiry to invoice” through the following key approaches:

➢

Enhance the customer experience. By working with our prospects and customers to understand their needs, we strive to provide a platform that more easily enables them to specify and find human biospecimens and data that meet the requirements of their research.

➢	Improve operational efficiency. By measuring the results of our operational workflows, we endeavor to reduce the friction and manual efforts in our processes and systems.
➢

Increase our supplier engagement. By continuing to engage with our supply partners to deliver solutions that make their interactions with us more fulfilling, we become more seamlessly integrated into their workflows and daily operations.

We continue to prioritize and release updated versions of the iSpecimen Marketplace platform in alignment with these approaches and believe that continuing to focus on these approaches will enable us to scale our business model more effectively.

Our Technology

Technology Components

The iSpecimen Marketplace technology is comprised of four major functional areas: search; workflow; data; and administration and reporting. We continue to invest in the evolution of these areas to improve customer and supplier engagement with the platform; provide operational efficiencies for our suppliers, our customers, and our internal operations; and increase the liquidity of products and services obtained through the platform. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our Company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.

➢

Search. The primary purpose of the iSpecimen Marketplace is to matchmake between those with access to subjects, specimens, and data, and those with a need for them to power their research. By entering subject and sample selection requests through the iSpecimen Marketplace, researchers can instantly search across the available medical records of large populations within iSpecimen’s healthcare provider network to create customized patient and specimen cohorts. Researchers can specify their criteria and either refine and review results to select specific specimens instantly, or they can request that iSpecimen find patients, specimens, and associated data to satisfy their needs when specimens do not currently exist in our network. Using our own proprietary algorithms, we enable researchers to explore both biospecimens that are currently available and view projections of those that are likely to become available in the future based on historic statistical analysis of data. This allows researchers to quickly and easily determine how we can fulfill their requirements, which is especially useful for project planning and budgeting.

➢

Workflow. Our workflow engine supports the unique bioprocurement workflows of our suppliers, customers, and internal iSpecimen operations users. For our suppliers, our ability to easily integrate into their environments and automate key parts of their bioprocurement workflow enables us to maintain a level of engagement and responsiveness necessary to successfully deliver on specimen requests from our research customers. We make it easy for suppliers to list their specimens in our

iSpecimen Marketplace by receiving their data in the most commonly used data transmission formats for healthcare data, such as HL7 feeds (a healthcare data interchange standard), JSON files (a standard data interchange format), and CSV files (a comma separated values file used for tabular data), and then by harmonizing this data into standard terminology sets that allows their specimens to be searchable by our research customers. We provide these onboarding services at no charge to our supply partners. Additionally, our iSpecimen Marketplace technology enables suppliers to track and manage all of their specimen requests from feasibility assessment through the ordering and fulfillment process in a single web application, thereby streamlining their bioprocurement workflow. Because the work that we do with our suppliers is often a secondary concern to their primary mission of providing patient care, we believe that seamlessly integrating into their workflow is critical to its use and ongoing success.

➢

Data. We power search and orchestrate the procurement workflow through our ability to acquire, ingest, generate, and use big data from our healthcare provider partners. Working with a global, centralized set of healthcare providers, we receive this data in a variety of different formats and quality levels. We de-identify, normalize, and harmonize our supplier network’s data for usage in our iSpecimen Marketplace, ensuring the highest level of patient privacy and compliance with HIPAA and other applicable regulations that govern the research use of patient specimens and data. As of September 30, 2021, the iSpecimen Marketplace had ingested and harmonized data on nearly 14 million patients, 72 million clinical specimens, one million banked specimens, 570 million laboratory test results, and 890,000 medical conditions.

➢

Administrative, Compliance, and Reporting. Administration, compliance, and reporting functions are critical components to enable users to properly evaluate and manage the bioprocurement process. Our administrative capabilities include functions such as user management to assign users and roles and password management to ensure passwords are updated regularly, among other capabilities. Compliance management includes manual and technology-based processes that allow iSpecimen to track and manage unique regulatory and legal requirements across customers and suppliers (such as consent requirements versus consents granted, required specimen and data uses versus allowable specimen and data uses, resale or distribution requirements versus resale or distribution rights) to make sure that customer requirements and supplier requirements match before transferring specimens and data. Additionally, we conduct regular audits of supply sites capabilities and confirm that supply sites have Institutional Review Board (“IRB”) (or equivalent) protocols in place where required by law. Our reporting tools turn operational data into useful information by enabling users to view operational data in tables and other visualizations. Together, they help manage and streamline administration, compliance, and operational functions.

Technology Development

The iSpecimen Marketplace software was developed over nine years with more than 80 staff-years invested in research and development. It comprises an orchestration of SaaS solutions, commercial and open source components, and custom developed software deployed in the cloud on a third-party hosting platform built and maintained through a combination of full-time staff and outsourced partners. The team uses agile practices to develop and improve the platform. We continue to enhance and improve the performance, functionality, and reliability of the iSpecimen Marketplace platform based on a user-informed roadmap that is actively updated based on internal and external feedback aligned with our goals.

The iSpecimen Marketplace relies on third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services. iSpecimen uses software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model, including software distributed under the Apache License, Version 2.0, The MIT License, Mozilla Public License 2.0 (MPL-2.0), GNU General Public License version 2, GNU Lesser General Public License version 2.1, Eclipse Public License 1.0 (EPL-1.0), Common Development and Distribution License 1.0. In addition, iSpecimen uses software and services from commercial providers. We do not believe any of them are not generally commercially available to us from other parties. iSpecimen does not have any technology licensing contracts signed within the last two years upon which our business is substantially dependent. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development.

Our Competitive Advantages

When successfully implemented, online marketplaces are a highly efficient supply chain that offer many advantages to both suppliers and customers, including lower costs, reduced procurement timeframes, increased revenue (for suppliers), increased access to a large and growing supply network (for customers), and reduced risks. While our iSpecimen Marketplace is driving these benefits now, we believe they will become even more apparent when the iSpecimen Marketplace achieves greater scale by the end of 2022, when we expect to have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform. As a result of these advantages, as of September 30, 2021, we have delivered more than 160,000 specimens in support of more than 2,100 unique customer projects since shipping our first specimens in 2012. We have also provided our healthcare provider partners with more than $14 million in revenue during that time.

To date, we have been unable to operate the marketplace profitably. For the nine months ended September 30, 2021 and the year ended December 31, 2020, we reported net losses of $6,911,428 and $4,652,084, respectively.

The Regulatory Environment

iSpecimen works with the healthcare industry and with clinical researchers, both highly regulated environments in the United States and other countries. Government departments and agencies, at the federal, state, and local levels have regulations related to research activities that involve human subjects as well as regulations that govern the privacy and security of personal and healthcare data about individuals, including the collection, storage, and dissemination of that data. To support compliance with regulations, we have both internal personnel and external resources who provide us with expertise in various areas of compliance including a Chief Information Security Officer, Chief Privacy Officer, contracts manager, biospecimen counsel (external), general counsel (external), IRB (external), and other employees with expertise and oversight of site compliance, lab compliance, and operational compliance.

Our Growth Strategy

We believe we will continue to accelerate our revenue growth by improving and expanding our iSpecimen Marketplace platform to become the most convenient, efficient, and trusted resource for researchers to acquire, and suppliers to share research subjects, biological samples, and data for life science research. We plan to continue to build value by pursuing strategic objectives in five key areas:

➢

Marketplace technology innovation — We continue to innovate our proprietary iSpecimen Marketplace technology with search and workflow automation features that dramatically improve the buyer’s journey of searching for and compliantly acquiring annotated biospecimens from “inquiry to invoice”, and the supplier’s journey of sharing patient and specimen data, confirming project feasibility, and fulfilling orders.

➢

Increased patient data — Healthcare data is an important underlying asset of our marketplace business model. Gaining access to increasing levels of healthcare data at our supply partner organizations will allow us to increase the efficiency of our operations from inquiry-to-invoicing while also accelerating the overall biospecimen procurement process. Additionally, our ability to use increasing volumes of patient data to identify and engage with patients for biospecimen research also provides additional opportunities to move into adjacent spaces — including recurring revenue business models — such as premium search subscriptions, patient data subscriptions, the patient recruitment for clinical trials, and software licensing;

➢

Supply chain expansion — In order to better support worldwide research, we continue to increase access to global patient populations, inventories of banked specimens, patient data, and prospective collection capabilities by expanding our network of high-value suppliers combined with a direct- to-patient specimen collection capability. We are agile in identifying and onboarding new global supply partners who can provide specimens and related services to meet rapidly emerging market needs such as our recent expansion into COVID-19 biomaterials for SARs-CoV-2 research, and into diagnostic, vaccine, and therapeutic development;

➢

High growth markets — We are focusing on servicing high growth market sectors such as COVID-19 research, precision medicine, regenerative medicine, biopharma/vaccine development, diagnostics development (e.g. oncology liquid biopsy and infectious disease), and specialized areas of life science research (e.g. cancer and autoimmune disease); and

➢

Organizational capacity — We continue to strengthen our organizational capacity with the right experience, training, skill sets, and resources for developing our iSpecimen Marketplace platform, expanding our marketplace of high-value suppliers and customers located in key geographies, ensuring regulatory compliance, and tracking key performance indicators while fostering a data- driven mindset.

Additionally, we have deployed a multi-faceted go-to-market strategy to support our customer and supplier growth initiatives. This strategy includes a focus on:

➢

Sales and marketing capabilities — Our sales organization will continue to grow and evolve to better focus on targeted market sectors and key stages of sales development to increase sales funnel conversion rates;

➢

High value customers and suppliers — We will continue to grow and retain high-value customers and suppliers by delivering excellent service and pursuing deeper relationships. For example, we are developing preferred supplier contracts to increase purchase volume, customer retention/loyalty, and growth in the number of researchers served within a parent account. We are also investing more resources in customer service personnel, site management personnel, and related processes; and

➢

Channel partners — We will continue to collaborate with channel partners located in key non-U.S. markets to reach more end-users of biospecimens and data, strengthen our brand visibility, increase market share, and drive iSpecimen Marketplace utilization. These partnerships also help mitigate our risk of sales volatility in the case of an economic downturn or other factors that negatively impact sales and market demand in the U.S.

We have articulated our growth plan using a strategy map balanced scorecard approach which identifies strategic objectives and connects internal processes with desired outcomes that align with our mission and vision.

COVID-19 Impact

On January 30, 2020, the WHO announced a global health emergency because of a new strain of coronavirus (COVID-19) originating in Wuhan, China and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The pandemic had and still has both positive and negative effects on iSpecimen’s business.

On the negative side, starting in March 2020, COVID-19 affected our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully-disabled, (i.e. these suppliers had halted the fulfillment of specimen requests); more than 40% was partially-disabled, (i.e. these suppliers were fulfilling specimen requests at a slower rate than before the pandemic); and less than 15% was fully- operational. Consequently, the overall rate at which we could fulfill specimen requests was slowed due to COVID-19 and during the three months beginning April 2020, while our purchase order value increased by more than 300% compared to same period in 2019, our revenue increased by less than 35% compared to the same period in 2019. However, over the course of the pandemic, many supply sites began to recover and became operational by August and even more so by November 2020.

On the positive side, a new market for COVID-19 samples emerged as a result of the pandemic and we responded to the demand and matched requests for COVID-19 specimens to supply sites in areas of outbreak. As a result, COVID-19 specimens accounted for more than 35% of our purchase orders in 2020 and more than 35% of our purchase orders in the nine months period ended September 30, 2021. We also employed a mobile phlebotomy service provider to allow us to collect specimens from research subjects in their homes should this pandemic or other circumstances in the future drive more social distancing that limits our supply sites’ ability to collect specimens.

These actions helped us to grow revenue by 57% in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

In addition, in May 2020, we applied for and received a loan in the amount of $783,008 from the Paycheck Protection Program under the CARES Act, and in January 2021 the loan was fully forgiven.

Risks Associated with Our Business

Our business is subject to numerous risks described in “Risk Factors” immediately following this prospectus summary and elsewhere in this prospectus. Some of the more significant risks are:

➢

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We are not currently profitable, and we may never achieve or sustain profitability;

➢	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern;
➢	We likely require additional capital in the future and an inability to meet future capital needs could adversely impact our ability to operate;
➢	We have a relatively short operating history which can lead to difficulty in accurately forecasting future results;
➢	Our growth strategy may not prove viable and we may not realize expected results;
➢	The continued COVID-19 pandemic could continue to adversely affect our business; and
➢	Sustainable future revenue growth is dependent upon the development of technology solutions that enable scale and address new markets;
➢	We do not have any patents protecting our intellectual property and if we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed technology, our business could be adversely affected;
➢	We rely upon relatively few customers for a significant portion of revenue and do not have a recurring revenue business model. A loss of large customers could affect our ability to operate;
➢	Customers and customer prospects may be averse to using a self-service marketplace to procure specimens and may continue to require iSpecimen personnel in the procurement process, impacting our scalability and profitability;
➢	Our supply chain may not provide adequate resources to quickly respond to requests for specimens and delays in the procurement process can affect our reputation, revenue and profitability.
➢	Specimen collection from human subjects, including the possible occurrence of adverse events during or after tissue collection, could provide exposure to claims and litigation;
➢	Our revenue may be adversely affected if we are required to charge sales tax or other transaction taxes on all or a portion of our past and future sales; and
➢	We have outstanding indebtedness secured by security interests in all of our assets and our failure to comply with the terms and covenants of such indebtedness could result in our loss of all of our assets.

Risks Related to Regulatory Environment

➢

Failure to comply with applicable federal and state laws around data protection, of research subjects, import/export regulations, occupational health and safety biohazards and dangerous goods, environmental, and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business;

➢

Failure to comply with applicable international laws around data protection (such as the EU General Data Protection Regulation), protection of research subjects, import/export regulations, occupational health and safety, biohazards and dangerous goods, environmental and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business;

➢	Failure to comply with laws and regulations related to the protection of research subjects could result in fines, penalties, and litigation, and have a material adverse effect upon our business; and
➢	Product safety and product liability, including bio-hazard risks, could provide exposure to claims and litigation.

Risks Related to the Offering and our Securities

➢	If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market LLC, our common stock could be delisted from Nasdaq;
➢	The sale of substantial shares of our common stock may depress our stock price;
➢	Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders;
➢

Our bylaws, as amended, designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees;

➢	Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director;
➢	We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock;
➢	Our quarterly revenue tends to fluctuate, making it harder to forecast and meet investor expectations;
➢	Our stock price may be volatile;
➢

Our status as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act of 2013 may make it more difficult to raise capital when we need to do it or make our common stock less attractive to investors;

➢

In connection with our 2020 and 2019 audits, we identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected; and

➢	Our senior management team has limited experience managing a public company.

Our Management Team

We have assembled a highly experienced management team to execute on our mission to accelerate life science research and development via a global marketplace platform that connects researchers to subjects, specimens, and associated data. The following are our executive officers as of September 30, 2021.

➢	Christopher Ianelli, PhD, MD, our Founder, President, Director, and Chief Executive Officer, has over 20 years of experience in medicine, healthcare investment banking, and startups.
➢

Jill Mullan, our Secretary, Director, and Chief Operating Officer, is a member of the founding team and has been with us since 2010. She has over 30 years of experience in the high- tech industry including numerous startups, with a focus on strategy, business development, operations, and marketing.

➢	Benjamin Bielak, Chief Information Officer, has been with us since 2018. He has over 25 years of executive and senior information technology experience with a focus on the healthcare space.
➢

Tracy Curley, Chief Financial Officer and Treasurer, joined our Company in 2020. She has over 30 years of experience in public accounting and corporate finance, with expertise in initial public offerings, public company financial compliance, business combinations, capital transactions, technical accounting, internal controls, budgeting, forecasting, business process and reporting.

Scientific Advisory Board

Our scientific advisory board is composed of five physicians, data scientists, and entrepreneurs known for their work in the area of biospecimens or in the area of online marketplaces. Our scientific advisory board provides us with advice and guidance on scientific and industry matters.

We believe our team, with its deep technical and scientific background, biospecimen industry experience, and business capabilities, has allowed us to become a leading online marketplace for biospecimen procurement.

Corporate Information

Our corporate headquarters are located at 450 Bedford Street, Lexington, MA 02420. Our telephone number is (781) 301-6700. Our website address is www.ispecimen.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

Recent Developments

Term Loan from Bridge Bank

On August 13, 2021, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bridge Bank, a division of Western Alliance Bank (“Bridge Bank”). Pursuant to the Loan and Security Agreement, Bridge Bank provided us with a term loan facility in the maximum principal amount of $5,000,000, including (i) a $3,500,000 term loan advanced at the closing and (ii) a $1,500,000 term loan available upon the Company’s request, subject to certain conditions for the 18-month period following the Closing Date. Amounts outstanding under the Loan and Security Agreement bear interest at a per annum rate equal to the prime rate plus 0.75%. In addition, the Company is also required to pay customary fees and expenses. At closing, the proceeds of the term loan facility were used to repay in full the outstanding indebtedness under secured promissory notes issued by the Company from 2018 through 2020 (the “Bridge Notes”), including amounts owed to related parties (the “Related Party Bridge Notes”).

The Loan and Security Agreement requires payments of interest only through February 2023. Beginning on March 10, 2023, the Company is required to make monthly payments of principal and interest, based on a 30-month amortization schedule. All amounts outstanding under the Loan and Security Agreement will become due and payable on August 10, 2025. The obligations under the Loan and Security Agreement are secured by substantially all of the assets of the Company except for the Company’s intellectual property.

In connection with the Loan and Security Agreement, the Company issued Bridge Bank a warrant to purchase up to 12,500 shares of the Company’s common stock at an exercise price of $8.00 per share (the “Lender Warrant”).

December 2021 Private Placement

On December 1, 2021, we closed the December 2021 Private Placement. The Shares and Warrant Shares being registered hereby were issued by us to the Selling Stockholders in the December 2021 Private Placement. See “December 2021 Private Placement” on page 109 of this prospectus.

JOBS Act

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering.

We are also a “smaller reporting company” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the value of our voting and non-voting common stock held by non-affiliates on the last business day of our second fiscal quarter is less than $250.0 million, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the value of our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million.

The Offering

Common Stock Offered by Selling Stockholders:	3,062,499 shares

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	10,042,032 shares (1)

Use of Proceeds:

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. We would, however, receive proceeds upon the exercise of the Warrants held by the Selling Stockholders which, if such Warrants are exercised in full for cash, would be approximately $17.1 million. Proceeds, if any, received from the exercise of such Warrants will be used for general corporate purposes and working capital or for other purposes that our board of directors, in its good faith, deems to be in the best interests of our Company. No assurances can be given that any of such Warrants will be exercised.

Nasdaq Symbol	ISPC

Risk Factors:

An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of our common stock outstanding prior to and that will be outstanding after this offering is based on 8,729,532 shares of common stock outstanding as of December 9, 2021, and excludes (a) outstanding stock options to purchase 255,391 shares of common stock at an average price of $1.49 per share; (b) outstanding restricted stock units of 293,142 shares issuable upon vesting; and (c) outstanding warrants to purchase 102,500 shares of common stock at an average price of $9.00 per share. Additionally, the number of shares of common stock that will be outstanding after this offering also includes up to an aggregate of 1,312,500 shares of common stock underlying the Warrants to be offered and sold by the Selling Stockholders.

RISK FACTORS

Risks related to our Business

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We are not currently profitable, and we may never achieve or sustain profitability.

We were founded in 2009 and completed our first commercial sale in 2012. We did not start generating revenues until 2016. We are not profitable and have incurred losses in each period since our inception in 2009. For the nine months ended September 30, 2021 and year ended December 31, 2020, we reported net losses of $6,911,428 and $4,652,084, respectively. We had an accumulated deficit of $35,969,015 as of September 30, 2021.

We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue to invest in the growth of our business. We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. Even if we achieve profitability in a future period, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had and will continue to have adverse effects on our stockholders’ equity (deficit) and working capital.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the years ended December 31, 2020 and 2019 with respect to this uncertainty. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce, or eliminate our technology development programs, our commercialization efforts, general hiring, or to cease operations.

We will likely require additional capital in the future and an inability to meet future capital needs could adversely impact our ability to operate.

We require substantial capital to fund our business growth and we will likely need additional capital in the future to fund our operations. In addition to investing in personnel growth commensurate with business growth, we believe we must continue to invest in the development of our iSpecimen Marketplace platform to enhance and improve its performance, functionality, ease of use, and reliability to carry out our business strategies. New industry standards, the availability of alternative products, and evolving life science research needs could render our products and services obsolete and/or new third-party marketplace technology may be introduced that makes it easier for our competitors to create their own marketplace platforms. Our success will depend, in part, on our ability to develop new products and services and make corresponding technology enhancements that address the increasingly sophisticated and varied needs of our suppliers and customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We cannot be certain that additional financing will be available to us when required on favorable terms or at all. To the extent that we cannot raise capital, we may not be able to continue operations.

We have a relatively short operating history which can lead to difficulty in accurately forecasting future results.

While we had a small amount of revenue beginning in 2012, we did not have any full-time sales and marketing personnel to build our commercial operations until 2016. As a result of our relatively short history of revenue generation, our ability to accurately forecast future results is limited and is impacted by a number of factors, including:

➢

Our revenue is transactional and not recurring. Researchers pay us to provide specimens when they have a need for specimens. We do not currently charge our customers or supply chain for access to the iSpecimen Marketplace;

➢

Our revenue is significantly concentrated and varies by customer year-over-year. For the nine months ended September 30, 2021, one customer accounted for approximately 10% of our revenue. During the nine months ended September 30, 2020, two customers represented approximately 21% and 15% of the Company’s revenues;

➢	Researcher needs may change over the lifetime of a project, based on the stage of the project. A research customer in one time period may not have a need for specimens again in the next;
➢

Research projects get terminated or suspended for a variety of reasons, including funding issues or unexpected results. Any termination or suspension of a project may cause a corresponding cancellation or delay in purchase orders we have received for specimens;

➢

Suppliers may not accurately estimate how long it will take them to fulfill specimen requests, making it more difficult to accurately forecast when we will recognize revenue on these specimen requests; and

➢	Most of our sales team joined iSpecimen in the fourth quarter of 2019 and therefore we have limited historical selling data per salesperson upon which to generate future revenue forecasts.

Many of these are outside of our control and all of which may change from time to time. Our historical revenue results should not be taken as predictive of future performance. There are many risks that could impact future performance resulting in variations in expected results which could lead to a negative business impact.

Our growth strategy may not prove viable and we may not realize expected results.

Our business strategy is to grow by improving and expanding iSpecimen’s Marketplace platform. This growth is expected to come through: (i) expansion of our platform capabilities to drive increased acquisition of annotated biospecimens through the platform, (ii) further expansion of our customer and supplier base in and outside the United States, and (iii) expansion into new lines of business such as patient recruitment and data licensing. Expansion of our existing business and entry into new lines of business will require a significant investment in technology development, supply development, operations, and marketing and sales. We may not achieve market expansion and acceptance and we may incur problems introducing new solutions and services. We may experience losses related to these investments, which could have a material adverse effect on our results of operations.

Our growth strategy involves a number of risks and uncertainties, including:

➢

We may not successfully enter into contracts with healthcare providers to gain access to specimens, subjects, and data on terms favorable to us or at all. This can limit our ability to grow in existing lines of business and expand into new lines of business;

➢	We may not obtain new customers or may lose existing customers if we cannot offer products and services that they need on a timely basis or at all;
➢	We may fail in the development of our technology and it may not adequately keep pace to support an expansion of our existing line of business or our entry into new lines of businesses;
➢	The market adoption rate of our marketplace technology may be too slow, and we may fail to get our customers and suppliers to transact for products and services using our technology;
➢	We may fail to continue to expand outside of the United States, especially if we are required to comply with laws and regulations that differ from geographies in which we currently operate;
➢	We may fail to gain market acceptance for new products or services; and/or

➢

We may lose to competitors, some of whom may have greater resources than we do. This competition may intensify due to the ongoing consolidation in the biospecimen industry, which may increase our costs to pursue opportunities.

If we fail to properly evaluate and execute existing and new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs. There can be no assurance that we will be able to successfully capitalize on growth opportunities, which may adversely impact our business model, revenues, results of operations, and financial condition.

The continued COVID-19 pandemic could continue to adversely affect our business.

We are subject to the risks arising from the COVID-19 outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders, that limit our ability to procure specimens through our supply chain: (ii) decline in researcher demand for specimens; and (iii) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.

Beginning in March 2020, COVID-19 affected our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully disabled, more than 40% was partially disabled, and less than 15% was fully operational. As of August 2020, less than 10% of our worldwide supply was fully disabled, approximately 50% was partially disabled, and nearly 40% was fully operational. While our supply sites are mostly operational as of September 30, 2021, and we are seeing increasing non-COVID-19 specimen collections, we expect that while the pandemic lasts, we will continue to experience slowdowns in non-COVID-19 specimen collections as the pandemic surges in various parts of the world due to social distancing on the part of research subjects, supply partner site employees, and customer research organizations. There is considerable uncertainty around the duration of this COVID-19 outbreak and its future impact. While we implemented measures to help stabilize revenue as well as measures to reduce costs in response to the COVID-19 outbreak, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we expect this matter to have an impact on our results of operations, financial condition, or liquidity, which cannot be reasonably estimated at this time.

International operation expansion could expose us to additional risks which could harm our business, prospects, results of operation, and financial condition.

We operate internationally and expect to expand internationally. For example, we procure specimens from sites outside of the United States and we also distribute samples to organizations located around the world. As of September 30, 2021, we have customers in 22 countries, supply sites in 13 countries, and two international distributors. International expansion exposes us to additional risks, including:

➢	changes in local political, economic, social, and labor conditions, which may adversely affect our business;
➢

risks associated with trade restrictions and foreign import requirements, including the importation and exportation of our solutions, as well as changes in trade, tariffs, restrictions or requirements;

➢	heightened risks of unethical, unfair or corrupt business practices, actual or claimed, in certain geographies;
➢	fluctuations in currency exchange rates, which may make doing business with us less appealing as our contracts are generally denominated in U.S. dollars;
➢	greater difficulty in enforcing contracts;
➢	lack of brand awareness that can make commercializing our products more difficult and expensive;

➢	management communication and integration problems resulting from cultural differences and geographic dispersion;
➢	the uncertainty and limitation of protection for intellectual property rights in some countries;
➢	increased financial accounting and reporting burdens and complexities as a result of being a public company;
➢	lack of familiarity with local laws, customs and practices, and laws and business practices favoring local competitors or partners;
➢	potentially different pricing environments, longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;
➢	uncertainty regarding liability for products and services, including uncertainty as a result of local laws and lack of legal precedent;
➢

different employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions; and

➢

compliance with complex foreign and U.S. laws and regulations applicable to international operations may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy requirements, research ethics and compliance laws, anti-corruption laws, and anti- competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.

We rely upon our technology solution for the operation of our business and if our technology platform contains defects or fails to perform as expected, we may need to suspend its availability and divert development resources, and our business and reputation may be harmed.

Technology as complex as ours may contain unknown and undetected errors or performance problems. There could be numerous reasons for performance and quality issues including new and updated features, defects in integrated commercial and open source technologies, outages and disruptions in the cloud infrastructure on which our platform relies, human error or malfeasance, scale constraints, design flaws, and bad actions by external factors including security and performance related incidents. Many serious defects are frequently found during the period immediately following introduction and initial release of new capabilities or enhancements to existing platforms. Although we attempt to resolve errors that we believe would be considered serious by our users before making our platforms available to them, our products are not error-free. If a significant failure occurs that prevents our customers, suppliers, or our Company from using the iSpecimen Marketplace, our operations may be disrupted, and it may be difficult or, in certain cases, impossible for us to continue our business for a period of time until the failure is corrected. We experienced one such issue when we released our new workflow software in 2018 and it did not deliver the expected value. As a result, our ability to move specimen requests through the sales pipeline was limited, and therefore we elected to delay the planned growth of our sales team until critical software updates were completed in mid-2019. As a result, our revenue remained flat from 2018 to 2019. Any performance or quality problem could result in lost revenues or delays in user acceptance that would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. Undetected errors or performance problems in our existing or future products may be discovered in the future and known errors, considered minor by us, may be considered serious by our customers, resulting in a loss of customers and a decrease in our revenues.

Sustainable future revenue growth is dependent upon the development of technology solutions that enable scale and address new markets.

Our iSpecimen Marketplace technology consists of four major functional areas: data ingestion and harmonization, search, workflow management, and administration/reporting. Each of these functional areas need continual development to both enable our current business to scale and to enable us to enter new markets. Our intention is to focus most of our engineering resources on the development of the iSpecimen Marketplace platform for the foreseeable future. In the nine months period ending September 30, 2021, we incurred $1.7 million in technology expenses, and capitalized $731,172 for internally developed software. In fiscal 2020, we incurred $1.4 million in technology expenses, and capitalized $1.1 million for internally developed software. While we are spending, and expect to continue to spend, a significant amount of time and resources on the development of this platform, we cannot provide any assurances of our iSpecimen Marketplace’s short or long-term success or growth. There is no assurance that the resources being allocated for the platform will be sufficient to complete planned additional capabilities, or that such completion will result in significant revenues or profit for us. If our customers or suppliers do not perceive this platform to be of high value and quality, we may not be able to retain them or acquire new customers or suppliers.

Our platform may become technologically obsolete or commoditized.

We must continue to enhance and improve the performance, functionality, ease of use, and reliability of our iSpecimen Marketplace platform or it may become obsolete or commoditized. New industry standards, the availability of alternative products, and evolving life science research needs could render our products and services obsolete and /or new third-party marketplace technology may be introduced that makes it easier for our competitors to create their own marketplace platforms. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our suppliers and customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to user requirements or emerging industry standards. If we are unable to adapt to changing market conditions, user requirements, or emerging industry standards, we may not be able to increase our revenue and expand our business. Additionally, if existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for our services through the iSpecimen Marketplace may decrease and our business, prospects, results of operations and financial condition could be adversely affected.

We use third-party technology licenses as part of our technology solution.

The iSpecimen Marketplace uses third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services and may need to license additional technology in the future for use in the ongoing operations as part of our technology solution. Most of the software (including source code) and other materials we use are distributed under a “free,” “open source,” or similar licensing model. We also use software and services from commercial providers. However, we believe all of them are generally commercially available to us from other parties. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development. However, there is no assurance that these third-party technology licenses will continue to be available to us on acceptable commercial terms or at all which could significantly harm our business, financial condition, and operating results.

We use open source licenses as part of our technology solution, which may subject us to claims from third parties claiming ownership and unauthorized use.

We use open source software in our software solutions and technology-enabled services. We may encounter claims from third parties claiming ownership and unauthorized use of the software purported to be licensed under the open source terms, demanding release of derivative works of open source software that could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source licenses. These claims could result in litigation that could be expensive to defend. If we become liable to third parties for such claims, we could be required to make our software source code available under the applicable open source license, utilize or develop alternative technology, or cease using, selling, offering for sale, licensing, implementing or supporting the applicable solutions or technology-enabled services. In addition, use of certain open source software may pose greater risks than use of third-party commercial software, as most open source licensors and distributors do not provide commercial warranties or indemnities or controls on the origin of the software.

We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights, which could be costly, time consuming, and prevent the use of our technology solution.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements or obtain them on terms acceptable to us.

We do not have any patents protecting our intellectual property and if we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed technology, our business could be adversely affected.

Our success depends upon our proprietary technology. We do not have registered patents on any of our technology because we do not believe that we could obtain blocking patents and that the costs of patent monitoring and prosecution outweigh the benefits. Instead, we rely upon software copyright laws, service marks, trade secret laws, confidentiality procedures, and contractual provisions to establish and protect our proprietary rights as well as the skills, knowledge and experience of our technical and operational personnel, our consultants and advisors, and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect.

We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, collaborators, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third-parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to protect our rights. These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we may not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, customers and suppliers may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our platforms and the network infrastructure that are hosted by third-party providers involve the storage and transmission of healthcare data as well as proprietary information about organizations and programs, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third-party hosting service that we rely upon, or any number of other reasons and, as a result, an unauthorized party may obtain access to our suppliers’ or customers’ data. Although we have never had any breach of data in our third-party provider’s environment, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose suppliers and customers and we may have difficulty obtaining merchant processors or insurance coverage essential for our operations.

Changes in demand for our products and services could affect profitability.

We are fundamentally a matchmaking service provider between researchers who have needs for access to subjects, samples, and data, and healthcare providers and other organizations that have them. Any change that either reduces the demand for our services or changes the composition of the demand could adversely impact our financial results.

Overall customer demand could change for many reasons outside of our control, reducing demand or making it more difficult to match up to our supply chain’s capabilities. These reasons include:

➢	general economic downturn that impacts the R&D budgets of biopharma;
➢	changes in the disease landscape, like COVID-19, that affect the types of products and services needed;
➢	changes in drugs and therapies and the desire to study subjects on these drugs and therapies;
➢	changes in diagnostic tests performed (like genomic sequencing) that drive the need for subjects and samples with these new or novel test results;
➢	changes in data requirements, such as the need to know specific outcomes data;
➢	overall changes in biomarker research, such as emerging liquid biopsy or cell therapy research, that drives the need for different products and services;
➢	leadership changes within our customers resulting in loss of sponsorship;
➢	new (alternative) products introduced by competitors and/or developed by customers, which may have potential to reduce or replace the need for certain types of biospecimens that we provide;
➢	competitive forces, which make it easier for customers to find products and services elsewhere; and/or
➢	cancellation or delay of research programs, due to funding issues or preliminary research result issues.

If we fail to address these factors in a timely manner or at all, our financial results could be adversely affected.

Additionally, overall customer demand could decrease if we fail to:

➢	provide high quality products and services;
➢	provide products and services at a competitive price;
➢	deliver products and services in a reasonable amount of time;
➢	offer high levels of customer service;
➢	offer adjacent services that researchers want to procure along with our existing products and services;
➢	adequately invest in sales and marketing programs and teams to drive demand or operational support to fulfill requests;
➢	develop a large and diverse supply network to satisfy demand; or

➢	provide a technology solution that simplifies the biospecimen procurement process for researchers and specimen providers alike.

Challenges or unanticipated costs in establishing the sales, marketing, and distribution capabilities necessary to successfully commercialize our products globally could affect profitability.

To generate revenue, we need to expand our sales, marketing, and distribution capabilities to support our operations in North America, Europe, and Asia Pacific. It may be expensive and difficult for us to develop a global sales and marketing presence and therefore, we will likely seek distributors to the life sciences industry to market and sell some of our products and services outside of the United States. In 2020, we started the process of identifying potential distributors to market and sell our products and services to key geographic areas outside the United States. We have entered into agreements with two non-exclusive distributors in the country of Japan and will continue to look for distributor partnership opportunities covering other rest-of-world markets. We may not be able to provide adequate compensation to these distributors for them to spend time and resources marketing and selling our products and some of our products may be too complex for them to adequately represent them. In addition, any third-party distributors with whom we work may not successfully sell our products and services, thereby exposing us to potential expenses in exiting such distribution agreements. We, and any distributors, must also market our services in compliance with federal, state, local and international laws relating to the provision of incentives and inducements. Violation of these laws can result in substantial penalties.

We incur credit risk with our customers, and we may provide them with products and services for which we do not get paid.

Our customers generally place orders for our products and services using a purchase order and we invoice our customers after they have received the products or services from us. During this procurement process, we become obligated to pay our suppliers for any products or services we procure from them on behalf of our customers regardless of our whether our customers ultimately pay us for these products or services. Therefore, we bear the responsibility for the credit risk of our customers. We mitigate this credit risk through procedures that evaluate the creditworthiness of customers prior to accepting a purchase order from them. However, our procedures may not successfully identify all those who ultimately fail to pay us for our products and services and any non-payments may negatively impact our revenues, results of operations, and financial condition.

Our customer mix increases the risk of customers not paying our invoices.

We derive, and believe that we may continue to derive, a significant portion of our revenues from privately held, investor-backed biopharma companies that are not profitable and have little operating history. These organizations may be at a higher risk of not paying for provided products and services on a timely basis or at call. If these companies fail to pay our invoices, our profitability will be adversely impacted.

We rely upon relatively few customers for a significant portion of revenue and do not have a recurring revenue business model. A loss of large customers could affect our ability to operate.

We have derived, and believe that we may continue to derive, a significant portion of our revenue from a limited number of customers that vary each year. For the nine months ended September 30, 2021, our largest customer accounted for 10% of our revenue. For the year ended December 31, 2020, our two largest customers accounted for 11% and 10% of our revenue. For the year ended December 31, 2019, our three largest customers accounted for 20%, 11% and 10% of our revenue. We do not have a recurring revenue model and our customers may buy less of our products or services depending on their research and development cycles, internal budget cycles, product and service requirements, and competitive offerings. A major customer in one year may not purchase any of our products or services in another year, which may adversely affect our financial performance.

Customers and customer prospects may be averse to using a self-service marketplace to procure specimens and may continue to require iSpecimen personnel in the procurement process, impacting our scalability and profitability.

The iSpecimen Marketplace functions as a lead generation system to capture customer requests for specimens and as a workflow engine to allow customers, suppliers, and our Company to track and manage specimen requests. Currently, it does not fully support self-service eCommerce because key capabilities required to satisfy these transactions across all of our product lines, such as a pricing engine and patient- level search, have yet to be incorporated. Therefore, currently all customer requests for specimens require assistance from iSpecimen sales personnel. At a minimum, our sales personnel are involved in the generation of customer quotes, but they often also act in a consulting role to help develop specimen request specifications on more complex projects or to perform searches on the customer or customer prospect’s behalf.

While we continue to invest in capabilities to support customer self-service in the iSpecimen Marketplace, we do not know when we will have the resources to fully develop these capabilities. Additionally, we do not know if researchers will utilize the iSpecimen Marketplace to transact without the intervention of iSpecimen personnel which could limit our scalability. We may continue to invest in software which may never provide a return on its investment and diverts resources from the development of software that drives other parts of our procurement workflow.

Our business may be materially and adversely impacted by the reduction, delay or cancellation of orders from our customers.

Our contracts with our customers generally allow them to reduce, delay, or cancel the unfulfilled portion of their specimen order with a two-week notice. Customers may reduce, delay, or cancel their unfulfilled orders due to a variety of reasons including: they make changes to project requirements and the open request no longer meets their needs; their budgets change or projects get cancelled; they place orders with multiple specimen providers and cancel open orders when they have procured sufficient quantity of samples across all their sources; or we are unable to fulfill the entire order before the project deadline. For orders received and closed (either fully fulfilled, reduced, or cancelled) between January 1, 2016 and September 30, 2021, we fulfilled approximately 60% of the total value of these orders. Our business, financial condition, results of operations and cash flows may be materially and adversely impacted by the reduction, delay or cancellation of orders.

We have entered into contracts with U.S. government agencies which subjects us to federal contract and audit risks.

We have entered into contracts with U.S. government agencies, representing less than 10% of our total revenue from January 1, 2018 through September 30, 2021, that may contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

➢	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts;
➢	terminate our existing contracts;
➢	reduce the scope and value of our existing contracts;
➢	audit and object to our contract-related costs and fees, including allocated indirect costs;
➢	change certain terms and conditions in our contracts.

The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions may enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions may not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

As a U.S. government contractor, we may become subject to periodic audits and reviews. Based on the results of these audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation, and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although we have not had any government audits and reviews to date, future audits and reviews could cause adverse effects.

Sustainable future revenue growth is dependent on growth in the capabilities of our supply network which we may not be able to achieve.

Our business is fundamentally a match-making business between healthcare providers who have access to subjects, samples, and data and life science researchers who need them. Currently, we receive more requests for our products and services than we have access to in our supply network and we are therefore supply constrained. Although, to the extent we have sufficient funds to do so, we plan to spend such funds on supply development and commensurately grow our supply network capabilities to keep pace with demand, provided that this supply-demand imbalance could increase in the future if we do not continue or increase our investment in this area. Additionally, demand for specimens we receive is becoming more specific, requiring access to a greater population of subjects, samples, and data to find those that meet a researcher’s inclusion and exclusion criteria. It takes a larger network of subjects, samples, and data to access a wide enough population of subjects to meet a growing number of requests with more stringent criteria. Delays, difficulties, or unanticipated costs in developing our supply network capabilities necessary to successfully procure products and services could adversely affect revenue and profitability.

Sustainable future revenue growth is dependent upon gaining access to more healthcare data from our supply network and a failure to obtain this data may adversely affect our growth.

Key to our growth strategy is the accessibility and availability of deep medical record data from our healthcare provider supply sites. This data is used to automate the process of matching researchers to subjects, samples, and data, and also used to automate the procurement workflow. Currently, we have gained access to laboratory data to support the distribution of clinical lab specimens as well as biorepository data to support the distribution of banked specimens. However, we have not gained access to deeper medical record data sets from a broad set of healthcare providers to support custom specimen collections, clinical trial recruitment, or data licensing. Should we fail in our ability to access deeper healthcare data, we may not be able to effectively compete in our served markets or grow as anticipated and our business may suffer.

The adoption cycle of our supply network tends to be very lengthy, which may adversely affect our ability to scale rapidly and increase revenues.

The business development cycle for the adoption of our technology solution at healthcare provider supply partners can take up to 18 months or more from initial contact with the prospect through execution of a contract. We may spend significant resources to attempt to secure a new supply partner without successfully engaging the supply partner. Even if we are successful in securing a new supply partner, once a contract is executed, implementation of our technology in the supply partner’s environment can take another several months to a year or more. Because of the lengthy adoption cycle, we may fail to expand our supply network quickly enough to reach our revenue growth targets.

Potential adverse effect from changes in the healthcare industry, including consolidations and regulatory changes, could affect access to subjects, samples, and data and affect our growth.

Changing healthcare-related legislation and regulation may impact the fiscal stability and sustainability of our supply partners. Additionally, many healthcare providers are consolidating to create larger healthcare systems and/or integrated healthcare delivery systems. These changes can divert resources at our healthcare provider supply sites away from the evaluation or implementation of the iSpecimen solution to the adoption of new infrastructure, policies, and procedures to support the changes, thereby extending their timeline to adopt the iSpecimen solution. We cannot predict whether or when future healthcare reform initiatives at the international, federal, or state level, consolidations, or other initiatives affecting healthcare providers’ businesses will be proposed, enacted, or implemented or what impact those initiatives may have on our business, results of operations, and financial condition.

Our supply chain may not provide adequate resources to quickly respond to requests for specimens and delays in the procurement process can affect our reputation, revenue, and profitability.

Many of the healthcare providers in our supply network are not-for-profit organizations whose primary business is to provide clinical care to patients. Supporting biospecimen research may be an adjunct activity for them. These organizations may lack adequate resources to quickly respond to our requests for specimens now and into the future. Should we and our customers experience slow turnaround times on specimen requests, our reputation may be damaged and there may be an adverse impact on our revenue and profitability.

We do not control the end-to-end quality of specimens and data collected in our supply chain and quality issues can affect our reputation, revenue, and profitability.

We rely upon our supply sites and their quality control processes to provide us with products and services that meet order specifications. In certain situations, products are shipped directly from the supply sites to our customers. When we receive products from our supply sites, we perform a visual inspection of the products, but we do not perform an in-depth quality control check to ensure that products meet all specifications. Instead, we rely upon our customers to perform quality checks themselves and offer refunds or replacements for products that do not meet specification. We receive products from supply sites and ship them to our customers. In 2019, approximately 99% of clinical remnant specimens delivered to our customers met specifications, 92% of banked research specimens delivered to our customers met specifications, and 97% of custom research collections delivered to our customers met specifications. Refunds and replacements for our products that did not meet specifications in 2019 were nominal. In 2020, the percent of specimens that met specifications increased to 100% for clinical remnant specimens, 97% for banked research specimens and 97% for custom research collections. During the nine months ended September 30, 2021, the percent of specimens that met specifications was 98% for clinical remnant specimens, 99% for banked research specimens and 97% for custom research collections. Refunds and replacements are provided for our products that did not meet specifications. Any issues with quality from our supply sites can adversely affect our reputation, revenue, and profitability.

Reliance on relatively few supply partners for significant supplies and services could affect our ability to operate and grow.

We have derived, and believe that we may continue to derive, a significant portion of our revenues from products we procure from a limited number of supply sites. There were two suppliers that accounted for 13% and 12% of our total cost of revenue during the nine months ended September 30, 2021. There was one supplier that accounted for 21% of our total cost of revenue during the year ended December 31, 2020. There were three suppliers that accounted for 22%, 10%, and 10% of our total cost of revenue during the year ended December 31, 2019. No other single supplier accounted for over 10% of our total cost of revenue for the nine months ended September 30, 2021 or for the years ended December 31, 2020 and 2019. Any change in the ability of a major supply site to provide us with products and services (such as financial health of the supply site, key leadership, research focus, information technology, competitive demand for specimens from third-parties, pricing structures, contract status and changes in the general economy) may adversely affect our financial performance.

Our supply partners’ inventories may become obsolete, which could have a material adverse effect upon our ability to generate revenue.

Approximately 50% of our revenue is derived from specimens that are procured from our supply partners’ existing sample inventories in their biobanks. These inventories may become obsolete due to changes in regulatory requirements such as a requirement for new consent form disclosures; changes in researcher requirements for the types of specimens, subjects, and data they need for their studies; and/or general degradation in the quality of stored specimens. Any change in regulations, researcher needs, or specimen quality could render our supply partners’ inventories obsolete and may adversely affect our financial performance.

Specimen collection from human subjects, including the possible occurrence of adverse events during or after tissue collection, could provide exposure to claims and litigation.

There are inherent risks associated with collecting specimens from human subjects. Although specimen collections are completed by certified staff according to established industry standards, specimen donors vary in their ability to tolerate specimen collection protocols and such donors may potentially have an adverse health reaction either during or following a specimen collection. Research subjects or their legally authorized representative may file claims related to a specimen collection and these claims could result in litigation that could be expensive, and time consuming to defend or result in judgements that exceed the resources of the Company and its insurance coverage.

We procure specimens and data from organizations outside of the U.S. and as such, we rely upon these organizations to collect and distribute specimens and data in accordance with their local regulations as well as our contractual requirements. A failure by our sites to comply with both applicable regulations and our contractual requirements could introduce us to compliance risk.

Some of the organizations from which we procure specimens and data reside outside of the U.S. in jurisdictions that may have data protection rules, human research protection rules, and other pertinent rules that relate to the collection and distribution of specimens and data that vary from U.S. regulations. We, as an organization are not knowledgeable about all the pertinent rules and regulations of all of the jurisdictions in which these sites operate, and therefore we rely upon our contractual relationships with supply sites to ensure that they have legal responsibility for compliance with their own jurisdiction-specific regulations. Should any site fail to comply with the applicable regulations, we may suffer reputational risks if we have distributed specimens and data from that site. Additionally, any compliance failure on the part of our supply sites that impacts our research customers’ ability to utilize specimens and data they previously obtained from us, as well as utilize any research results, they derived from these specimens and data, may subject us to claims by these customers. These claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition, and results of operations.

We may experience delays or interruption in the shipments of our specimens due to factors outside of our control, and such disruption could lead to lost revenue and customer satisfaction issues.

We distribute biological specimens to customers around the world. These specimens need to be delivered over a range of temperatures from ambient to cryogenic and delivery timeframes that can be as quick as hours. We rely on third-party shipping materials (such as thermal containers) as well as shipping services (such as FedEx) to transport specimens to our customers. Shipping materials may be defective and third-party shipping services, including international shipping services, could become disrupted by adverse weather conditions, natural disasters, flight cancellations, ground logistics issues, customs delays, and other service interruptions. Any defect in our shipping materials or delays in shipping service times could cause damage to these specimens and render them unusable by our customers. If we are unable to deliver our specimens in a timely matter and without damage, our revenue could be negatively impacted and our reputation with our customers could suffer, resulting in material harm to our business.

Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.

Our future success will depend upon our ability to retain our key management and other personnel and will also depend in large part on our ability to attract and retain additional qualified software developers, bioinformaticists, operations personnel, sales and marketing personnel, and business development personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Boston, Massachusetts area where our headquarters are located. We have in the past experienced difficulty in recruiting qualified personnel, especially in the area of sales. Failure to attract, assimilate, and retain personnel would have a material adverse effect on our business and potential growth.

Our competitors may have greater resources than us and may outspend us to grow more quickly.

Our competitors are highly fragmented and comprise thousands of biobanks, healthcare providers, and commercial biospecimen organizations. We expect to continue to experience significant and increasing levels of competition in the future, especially from several larger biospecimen providers who have consolidated via mergers and acquisitions and who are well-capitalized by private equity. These organizations are currently acquiring smaller biospecimen businesses and have larger customer bases, their own collection centers, biospecimen inventories, larger marketing and sales budgets, and an international presence. They may also be developing their own technology solution that could be better or less costly to develop than our own iSpecimen Marketplace, thereby eliminating one of our key competitive advantages. They may continue to outspend us to grow more quickly and we may not be able to successfully compete with a competitor that has greater resources; hence such competition may adversely affect our business.

We may lose business to competitors which have or develop their own biorepositories and/or collection centers that can meet customers’ needs.

Many of our competitors have their own biorepository of specimens that they have collected or procured over time. These inventories, when they meet a customer’s needs for product, almost always provide our competitors with a time-to-delivery advantage because they can directly fulfill requests from their own inventories, whereas we must procure products through our supply network after an order has been received from our customers. Additionally, some competitors have their own collection facilities and direct access to eligible research subjects which also provides a time-to-delivery advantage. We have lost and will continue to lose business to competitors when they can provide samples more quickly than we can from our supply network.

We may face pricing pressure from competitors who may lower prices to reduce biorepository inventories or because they have more favorable specimen acquisition costs.

Many competitors invest in biorepositories of specimens and data. These competitors may be incented to drop prices in order to recoup their inventory carrying costs more quickly, especially when they have held inventory for longer periods of time. This may cause downward pricing pressure on us. Additionally, some competitors may have cost advantages on some types of collections either because of more favorable supply relationships or because they have their own collection centers, and they can likewise exert pricing pressure in the market. Lower prices will adversely impact our revenue and gross margins.

Our overall business results may suffer from an economic downturn.

We rely upon researchers from biopharma companies as the primary source of our revenue. During an economic downturn, the biopharma industry typically experiences a drop in the annual growth rate of research and development spending and allocates fewer resources towards it. An economic downturn could adversely affect the demand for our products and services and have a corresponding impact on our revenue and profitability. A prolonged economic downturn may cause us to reduce investment in the longer- term growth of our Company in order to reduce short term costs.

Our operations and performance depend on economic conditions in the United States and other countries where we do business. Deterioration in general economic conditions, whether due to COVID-19 or otherwise, could negatively affect our and our customers' purchasing power, and inflation and supply chain shortages may increase our costs, both of which would have an adverse effect on our results of operations and financial condition.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational, and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems, or the occurrences of unexpected expansion difficulties, could have a material adverse effect on our financial condition and our ability to timely execute our business plans.

Our revenue may be adversely affected if we are required to charge sales tax or other transaction taxes on all or a portion of our past and future sales.

States and other jurisdictions have varying policies regarding when a company has a taxable presence in their locale. There are many factors to consider when determining if a locale nexus exists and if yes, whether products and services offered by the Company are subject to sales tax. To date, we have not paid any sales tax in any state on the provision of services to distribute biospecimens. However, it is possible that we could owe sales tax on past sales or in the future if laws and policies, court decisions, Federal law, or our decisions about where and when sales tax is owed changes.

Our ability to utilize net operating loss carryforwards may be limited, resulting in income taxes sooner than currently anticipated.

As of September 30, 2021, we had federal net operating loss carryforwards (“NOLs”) of approximately $28.4 million for federal income tax purposes of which approximately $13.0 million expires at various periods through 2037 and approximately $15.4 million can be carried forward indefinitely. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes limitations on a corporation’s ability to utilize NOLs if it experiences an ownership change as defined in Section 382. In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Code. Any unused annual limitation may be carried over to later years. We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock in the future. If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

A pandemic, epidemic, or outbreak of an infectious disease in the United States or worldwide could adversely affect our business.

Outbreaks of pandemic, epidemic, or infectious diseases, such as the current COVID-19 pandemic, Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, or the H1N1 virus, could disrupt the operations of our business, much as with the current COVID-19 pandemic. Our supply chain’s ability to collect specimens from subjects may be disrupted if medical resources are re-allocated to focus on the treatment of disease, medical personnel work remotely, or patient appointments are cancelled or move to virtual appointments. Our customers’ demand for specimens may be reduced if research projects are cancelled, paused, or temporarily slowed due to an economic downturn caused by a widespread health crisis or our customers move to remote work environments where they cannot use our products and services. Limitations on travel may disrupt our supply development and customer development initiatives. Our ability to fulfill requests for products and services, develop our technology, and market and sell our solutions may be impacted if there is a closure of our facilities.

We may acquire other businesses, products, or technologies that could disrupt our business, reduce our financial resources, or cause dilution to our stockholders.

Although we have not identified such an opportunity, as part of our business strategy, we may, in the future, pursue acquisitions of businesses and assets or pursue strategic alliances and joint ventures that leverage our core technology and industry experience to expand our offerings, increase our customer base, or increase our supply base. We have no experience with acquiring other companies and limited experience with forming strategic alliances and joint ventures. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations, and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to acquisitions of other companies, which could have a material adverse effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance, or joint venture.

To finance any acquisitions or joint ventures, we may choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

We have outstanding indebtedness secured by security interests in all of our assets and our failure to comply with the terms and covenants of such indebtedness could result in our loss of all of our assets.

At the time of the consummation of this offering, we will have a $3.5 million principal amount loan, pursuant to the terms of a Loan and Security Agreement with Bridge Bank outstanding, the holders of which have been granted a security interest in substantially all of our assets. If we fail to comply with the covenants contained in such agreements or if we fail to make certain payments when due, the creditors could declare us in default, in which event the creditors have the right to seize our assets that secure the indebtedness, which may force us to suspend all operations.

Risks Related to Regulatory Environment

Failure to comply with federal and state data protection regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Because we may gain access to protected healthcare or personal data, we must comply with various data protection regulations worldwide, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and their implementing regulations at 45 CFR Parts 160-164 (collectively, “HIPAA”). As part of the operation of our business, we act in the capacity of a HIPAA business associate with respect to protected health information (“PHI”), we receive from our healthcare provider partners. As a HIPAA business associate, we are required to protect the privacy and confidentiality of PHI, and we are required to comply with HIPAA security regulations requiring certain administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of electronic PHI (“ePHI”). To comply with our regulatory and contractual obligations, which may change over time, we may have to reorganize processes and invest in new technologies. We also are required to train personnel regarding data protection requirements. If we, or any of our employees or agents, are unable to maintain the privacy, confidentiality, and security of the PHI that is entrusted to us, we could be subject to civil and criminal fines and sanctions imposed by the Department of Health and Human Services (“HHS”) or state regulatory authorities, and we could be found to have breached our HIPAA business associate agreements with our healthcare provider suppliers. In addition to the HIPAA requirements that we are subject to, we may be subject to similar state laws and regulations, which regulate the collection, handling, processing, and storage of sensitive personal information. While we have never had a data breach, we cannot guarantee that it will not happen in the future nor can we guarantee that we will always be in compliance with these regulations. Failure to comply with federal, state and local laws and regulations could subject the Company to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which would have a material adverse effect on its business. In addition, compliance with future legislation could impose additional requirements on the Company which may be costly.

Failure to comply with international laws related to data protection, such as the GDPR could result in fines, penalties, and litigation, and have a material adverse effect upon the Company’s business.

We may be required to comply with international laws, such as the European Union (“EU”) General Data Protection Regulation (“GDPR”). The GDPR took effect in May 2018 and regulates the collection, storage, use, disclosure, transfer, and/or other processing of personal data of identified or identifiable individuals located in the European Economic Area (“EEA”), including the EU. This data specifically includes personal health data that generally is provided as part of biospecimen collection studies. The GDPR imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates for processing (with some exceptions), allowing individuals to revoke consents granted, enabling individuals the right to have their data erased (with some exceptions), amended, or transferred to another data controller (known as “data portability”), providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, limiting the transfer of data to countries outside of the EU, providing notification of data breaches, and taking certain measures when engaging third-parties who may also use or process the data. In addition, EU member states may make their own further laws and regulations limiting the processing of personal data, including biometric, genetic or health data.

The GDPR covers areas where we may not have expertise and the GDPR and the regulatory guidance enforcing GDPR may be actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance with the GDPR or may incur significant costs in obtaining or maintaining regulatory compliance. Any action brought against us for violations of this law, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on the Company which may be costly.

Failure to comply with federal and state laws around environmental, health and safety, biohazards and dangerous goods, and imports/exports could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Because we receive, store, and ship specimens, we are subject to regulation under federal, state, and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation, and disposal of specimens and infectious and hazardous waste materials, as well as regulations relating to the safety and health of laboratory employees. Our laboratory is subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens, and we utilize outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV, COVID-19, and the hepatitis B virus. These requirements, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. There are also federal laws related to import and export of biospecimens and related data.

Failure to comply with federal, state and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which would have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with other international laws around environmental, health and safety, biohazards and dangerous goods, imports/exports, and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Because we procure specimens from and distribute specimens to countries outside of the United States, we are subject to international and foreign rules similar to any of the aforementioned U.S. rules, including those related to environmental, health and safety, biohazards, and imports/exports. We may be unaware of those international and foreign rules.

These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory compliance. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with laws and regulations related to the protection of research subjects could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

We are subject to regulation under international, federal, state, and local laws and regulations relating to the protection of research subjects. Federally funded human-subject research in the United States, including the collection of identifiable human biospecimens, is governed by 45 CFR Part 46, also known as the Health and Human Services Policy for Protection of Human Research Subjects or the “Common Rule.” Use of biospecimens in certain other research is subject to Food and Drug Administration (“FDA”) regulations for the Protection of Human Subjects and Institutional Review Boards at 21 CFR Parts 50 and 56. Research funded by the National Institutes of Health (“NIH”) may be subject to grant or contract requirements, as well as NIH Certificates of Confidentiality. When collecting specimens for research in the United States, iSpecimen and its collection sites are responsible for ensuring that specimens are collected in accordance with these regulations. In addition, other countries have their own regulations around the ethical collection of human specimens for research. While we believe that we are in compliance with these laws, we may not be aware of all such laws or may fail to properly audit and identify gaps in compliance. Similarly, we may find errors in our technology and processes and may fail to properly match the compliance requirements of our researchers to the compliance requirements of our suppliers. Failure of our Company or our suppliers to comply with international, federal, state, and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which could have a material adverse effect on our business.

Our lack of knowledge of all the laws and regulations related to our business operations may result in our failure to abide by these rules.

In addition to the above-described laws and regulations, there are many other federal, state and international laws and regulations applicable to iSpecimen. The following list contains some of the other laws and regulations that could directly or indirectly affect our ability to operate the business:

➢	Occupational Safety and Health regulations and requirements;
➢	Centers for Disease Control Import Permit Program rules related to biological agents;
➢	Shipping rules such as IATA Dangerous Goods regulations;
➢	State and local laws and regulations for the disposal and handling of medical waste and biohazardous material;
➢

Export laws such as the U.S. Department of Commerce’s Bureau of Industry and Security Export Administration Regulations, U.S. State Department’s Directorate of Defense Trade Controls, and the U.S. Department of the Treasury’s Office of Foreign Assets Control in export licensing;

➢	Import laws such as the Customs and Border Protection Trade Act of 2002 and the Customs Modernization Act;

➢

The federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs;

➢	Federal, state, and local tax and tariff rules;
➢	Other laws and regulations administered by the FDA;
➢	Other laws and regulations administered by HHS; and
➢	State and local laws and regulations governing human subject research and clinical trials.

These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance or may incur significant costs in obtaining or maintaining regulatory compliance. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with governmental export and import regulations could result in fines, penalties, and litigation, and have a material adverse effect upon the Company’s business.

Our products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Exports of our products and services must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products and services or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and services to international markets, prevent our customers from procuring our products and services or, in some cases, prevent the export or import of our products and services to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our products and services, or in our decreased ability to export or sell our products and services to existing or potential customers. Any decreased use of our products and services or limitation on our ability to export or sell our products and services could adversely affect our business, financial condition and results of operations.

Product safety and product liability, including bio-hazard risks, could provide exposure to claims and litigation.

Specimens may have hazardous properties and may carry transmissible infectious agents. There are inherent risks in connection with the handling, storage, disposal, distribution, and/or use of the specimens. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulation and regulations of foreign jurisdictions, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Individuals who use or come in contact with the specimens may file claims related to their use and these claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition and results of operations.

Risks Related to the Offering and our Securities

If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market LLC, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of The Nasdaq Stock Market LLC.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Markets. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock may, in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The sale of substantial shares of our common stock may depress our stock price.

As of December 9, 2021, we have 8,729,532 shares of common stock outstanding; outstanding stock options to purchase 255,391 shares of common stock at an average price of $1.49 per share; outstanding restricted stock units of 293,142 shares issuable upon vesting; outstanding warrants to purchase 102,500 shares of common stock at an average price of $9.00 per share. Additionally, the number of shares of common stock that will be outstanding after this offering also includes up to an aggregate of 1,312,500 shares of common stock underlying the Warrants to be offered and sold by the Selling Stockholders. We have reserved 608,000 shares to issue stock options, restricted stock or other awards under our 2021 Plan. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

Our officers, directors and principal stockholders each holding more than 5% of our common stock collectively control approximately 39.28% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our Company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change of control, impeding a merger, consolidation or other business combination transaction involving us and discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares and the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $17.1 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of common stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Certain provisions of our certificate of incorporation, as amended, and our bylaws, as amended, may make it more difficult for a third party to affect a change-of-control.

Our certificate of incorporation, as amended, authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. In addition, our certificate of incorporation, as amended, provides for a staggered board of directors. As a consequence, only a minority of the board of directors will be considered for election at every annual meeting of stockholders, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Additional provisions that may discourage unsolicited takeover proposals include (i) board vacancies may be filled by a majority of the remaining board members, (ii) the board may adopt, repeal, rescind, alter or amend our bylaws without stockholder approval, (iii) stockholders holding more than 15% of the outstanding shares may call a special meeting, (iv) a director may be removed from office only by the affirmative vote of a majority of the issued and outstanding stock entitled to vote; and (v) no cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Our bylaws, as amended, designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws, as amended, provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision and the Federal Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that, to the fullest extent permitted by Delaware law, as it presently exists or may be amended from time to time, a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, this limitation of liability does not extend to, among other things, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation, as amended, and bylaws, as amended, also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investment will only occur if our stock price appreciates.

We may need additional capital, and the sale of additional shares of common stock or other equity securities could result in additional dilution to our stockholders.

While we believe that we have sufficient funds to fund our current operating plans at least through December 2022, we have based these estimates on assumptions that may prove to be wrong. Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, or other sources. We do not currently have any committed external source of funds. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies or future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate technology development or future commercialization efforts.

Our quarterly revenue tends to fluctuate, making it harder to forecast and meet investor expectations.

Quarterly revenue has been difficult to predict, has historically fluctuated, and may vary from quarter to quarter due to a variety of factors, many of which are beyond our control. Accordingly, comparing our operating results on a period-to-period basis may not be meaningful. Factors that may affect our quarterly revenue and operating results may include: any material changes in demand for our products and services; changes in our supply sites’ ability to collect and ship specimens or our ability to retain them; changes in the number, availability, and quality of competing products; our ability to maintain a timely delivery of high quality products and services; the timing and amount of sales and marketing expenses incurred by us to attract new customers; changes in the economic or business prospects of our customers or the economy generally; changes in the pricing policies of our competitors; unforeseen defects in our technology; changes in the regulatory environment; and unforeseen costs necessary to improve and maintain our technology. These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results. The change in our earnings or general economic conditions may cause the market price of our common stock to fluctuate.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various risk factors, including the following:

➢	changes in our industry;
➢	ability to enhance our platform or to add new functionality;
➢	regulatory changes;

➢	competitive pricing or other pressures;
➢	failures of our suppliers to deliver product on time;
➢	loss of supply partners;
➢	additions or departures of key personnel;
➢	sales of our common stock;
➢	our ability to execute our business plan;
➢	operating results that fall below expectations;
➢	loss of any strategic relationship including customers, suppliers and channel partners; and/or
➢	economic and other external factors.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our status as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act of 2013 may make it more difficult to raise capital when we need to do it or make our common stock less attractive to investors.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Also, due to high self-insured retention costs and deductibles, we may incur significant costs from any claim made against us before insurance policies provide coverage. Any significant claims would have a material adverse effect on our business, financial condition, and results of operations. In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

In connection with our 2020 and 2019 audits, we identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an emerging growth company, as defined in the JOBS Act. We could be an emerging growth company for up to five years.

In connection with the audits of our financial statements for the years ended December 31, 2020 and 2019, we identified material weaknesses in our internal control over financial reporting and the material weaknesses identified in connection with the audits of our financial statements for the years ended December 31, 2020 and 2019 were remediated.

In connection with the audits of our financial statements for the year ended December 31, 2020 and 2019, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our financial statements for the year ended December 31, 2020, we identified a material weakness in our internal control over financial reporting related to a lack of accurate and detailed business operations information within the finance function that impacted the understanding and documentation of the policies and procedures associated with revenue recognition.

During the audit of our financial statements for the year ended December 31, 2020 it came to management’s attention that business operations information within the documentation of our policies and procedures associated with revenue recognition were not as detailed and accurate as they should have been, which impacted the finance function’s understanding of our business operations. This resulted a short pause in the 2020 audit, while management initiated a review of the information and updated and expanded the Company’s documentation related to revenue recognition. Management concluded during their review that, although the documentation was not as detailed or accurate as it should have been, the Company’s revenue recognition policy remained appropriate.

Our remediation efforts have included extensive accounting and finance staff education in the details of the operations of the Company, and management education regarding the impact of operations on accounting policies. The Company retained subject matter experts to assist us in the confirmation of our compliance with generally accepted accounting principles, as well as enhancing our documentation in a more detailed and accurate manner as it relates to our revenue recognition policy and procedures. We consider this matter to be remediated. However, the Company does have future plans to enhance and expand the resources within the finance function to address the needs of being a public company.

In connection with our audit of our financial statements for the year ended December 31, 2019, we identified a material weakness in our internal control over financial reporting related to the reports used in our revenue recognition process.

For the year ended December 31, 2019, in connection with our adoption of Topic 606 Revenue from Contracts with Customers (“ASC 606”), we began recognizing revenue when specimens are accessioned rather than upon shipment. We generated reports from the iSpecimen Marketplace to determine what specimens had been accessioned but not yet shipped as of December 31, 2019 in order to accrue for unbilled specimen revenue. The underlying conclusions of these reports were not verified by management prior to completion of the financial statements and, these reports were determined to be inaccurate. As a result, audit adjustments were made to unbilled revenue upon adoption of ASC 606 on January 1, 2019 and as of December 31, 2019. Therefore, we have noted a material weakness in internal controls over unbilled specimen revenue.

While our efforts to address this matter should have taken place prior to the 2019 audit process, we believe it has now been addressed and that we have a process and report that provides accurate information for our unbilled specimen revenue. We consider this matter to be remediated.

We may identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes- Oxley Act, and we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. We cannot assure that additional material weaknesses will not exist or otherwise be discovered, any of which could adversely affect our reputation, financial condition and results of operations.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and NASDAQ rules. The requirements of these rules and regulations result in significant legal and financial compliance costs, including costs associated with the employment of personnel, making some activities more difficult, time-consuming or costly, and may also place undue strain on our personnel, systems and resources and divert management’s attention.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain disclosure controls and procedures and internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place, as well as maintaining these controls and procedures, is a costly and time-consuming effort that needs to be re-evaluated frequently.

Additionally, various rules and regulations applicable to public companies make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or higher deductibles or incur substantially higher costs to maintain coverage.

Evaluation of internal control and remediation of potential problems will be costly and time consuming and could expose weaknesses in financial reporting.

Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires that we evaluate our internal control over financial reporting to enable management to report on the effectiveness of those controls annually. In connection with the Section 404 requirements, we could, as part of that documentation, identify material weaknesses, significant deficiencies, or other areas for further attention or improvement.

Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers, and employees, require the hiring of additional finance, accounting and other personnel, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, adequate internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.

Our senior management team has limited experience managing a public company.

Our senior management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business. Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we are expected to follow Sarbanes- Oxley Act regulations and other public company rules, and these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a result, these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult and costly for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares or the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $17.1 Million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Stockholders will pay any agent's commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or "blue sky" laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis if at any time after the earlier of (i) six months after the issuance date of the Warrants and (ii) the Effective Date (as defined in the Purchase Agreement) upon which all of the Shares and Warrant Shares are registered for resale, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the holder. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development, commercialization, and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on any class of our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our selected financial data, financial statements and the related notes, and other financial information appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We were incorporated in 2009 under the laws of the state of Delaware. Our mission is to accelerate life science research and development via a single global marketplace platform that connects researchers to subjects, specimens, and associated data. We are headquartered in Lexington, Massachusetts. We operate as one operating and reporting segment.

In addition to creating a single global platform where both specimen providers and researchers can connect, the platform automates the process of searching for and selecting specimens for research. The platform taps into healthcare provider data to gain insights into the available samples in biobanks or laboratories, or to gain insights into the patient populations to support specimen collections directly from research subjects. The platform receives de-identified data from electronic medical records, laboratory information systems, and other healthcare data sources of available specimens and research subjects and harmonizes the data across all participating organizations.

Researchers can search this data using our intuitive, web-based user interface to obtain specimens more efficiently. They can instantly find the specific specimens they need for their studies, request quotes for these specimens or for custom collections directly from research subjects, place orders, and track and manage their specimens and associated data across projects.

Biospecimen providers also gain efficiencies using the iSpecimen Marketplace, not only because the platform provides instant access to a large researcher base, but because the technology orchestrates the bioprocurement workflow from specimen request to fulfilment. Specimen providers access intuitive dashboards to view requests, create proposals, and track and manage their orders.

Finally, the platform helps with administrative and reporting functions for researchers, suppliers, and our internal personnel, including user and compliance management.

The iSpecimen Marketplace is composed of four major functional areas: search; workflow; data; and administration and reporting. We continue to invest in the evolution of these areas to improve engagement with the platform and liquidity across it. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our Company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.

The iSpecimen Marketplace currently supports the supply chain management and bioprocurement process for specimens and associated data. We generate revenue by procuring various specimens from hospitals, laboratories, and other supply sites comprising our network, and delivering them to its medical research customers using its proprietary software to identify and locate the required specimens. Costs paid to acquire specimens from hospitals and laboratories generally varies depending upon the sample type, collection requirements, and data provided. We generally operate in a “just in time” fashion, meaning we procure specimens from our suppliers and distribute specimens to our customers after we obtain an order for specimens from a research client. Generally, we do not speculatively purchase and bank samples in anticipation of future, unspecified needs. We believe our approach offers many advantages over a more traditional inventory-based supplier business model where biorepositories take inventory risks, and where inventory turnover and cash conversion cycles can be lengthy.

On March 30, 2021, we effected a 1-for-5.545 reverse stock split of our issued and outstanding shares of common stock, as well as effected a proportional adjustment to the existing conversion ratios for our redeemable convertible preferred stock. All historical share and per share information shown herein and in our unaudited condensed financial statements and related notes have been retroactively adjusted to give effect to the reverse stock split.

On June 16, 2021, we completed an IPO in which we issued and sold 2,250,000 shares of our common stock at a public offering price of $8.00 per share, resulting in aggregate gross proceeds of $18.0 million. On July 1, 2021, we issued and sold 337,500 additional shares of common stock, pursuant to the underwriters’ exercise of its overallotment option, at a public offering price of $8.00 per share, for aggregate gross proceeds of $2.7 million. The net proceeds from the overallotment were $2.5 million after deducting underwriting discounts of $0.2 million. Inclusive of the underwriters’ option to purchase additional shares, we received approximately $18.2 million in net proceeds from the IPO after deducting underwriting discounts of $1.9 million and other offering costs of $0.6 million.

Upon completion of the IPO, the Company converted all 1,291,012 shares of outstanding redeemable convertible preferred stock into 1,291,012 shares of common stock, all $5.5 million of its outstanding principal and all unpaid and accrued interest of approximately $1.3 million of the convertible notes into 1,206,614 shares of common stock at a conversion price of $5.60 per share, and $4 million of its outstanding principal and accrued interest of $0.7 million of the bridge notes as amended, into 842,429 shares of common stock at a conversion price of $5.60 per share. As of September 30, 2021, there were no convertible notes outstanding.

On August 13, 2021, we entered into a loan agreement (the “Term Loan”) and as a result, received proceeds of $3.5 million. This funding was used to pay the remaining balance of $3.0 million on the Bridge Notes. As of September 30, 2021, there were no bridge notes outstanding.

On December 1, 2021, we closed the December 2021 Private Placement for gross proceeds of approximately $21 million, before deducting underwriting discounts and commissions and estimated offering expenses, of (i) an aggregate of 1,749,999 shares of common stock and (ii) the Warrants, which are exercisable for an aggregate of up to 1,312,500 shares of common stock. See “December 2021 Private Placement” on page 109 of this prospectus.

Impact of the COVID-19 Pandemic on Our Operations

We are subject to the risks arising from the SARS-Cov2 (“COVID-19”) outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in- place, or similar isolation orders, that limit our ability to procure specimens through our supply chain; (ii) decline in researcher demand for specimens; and (iii) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.

Beginning in March 2020, COVID-19 affected our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 2020, more than 40% of our worldwide supply was fully disabled, more than 40% was partially disabled, and less than 15% was fully operational. Consequently, during the three months beginning April 2020, while our purchase order value increased by more than 300% compared to same period in 2019, our ability to fulfill these orders was negatively impacted by COVID-19 and resulted in our revenue only increasing year- over-year by less than 35% compared to the same period in 2019.

In response to the COVID-19 outbreak, we implemented measures to help stabilize revenue, improve our cash position, and reduce costs. In May 2020, we applied for and received a loan in the amount of $783,008 from the Paycheck Protection Program under the CARES Act. Cost saving measures included the elimination of non-essential travel and in-person training activities, deferral of certain planned expenditures, and the furlough of 7% of our employees in August 2020.

To stabilize revenue, we added COVID-19 samples to our product line to support growing research in this area and also contracted with mobile phlebotomy service providers to collect specimens more easily from research subjects who may be practicing social distancing. We received our first request for samples from patients with a prior or current COVID-19 infection on March 18, 2020, and through September 30, 2021, we fulfilled additional COVID-19 specimen requests. Because of our large, geographically diverse network with many sites around the country and the world, we were able to respond quickly to this new demand and match requests for COVID-19 specimens to sites in areas of outbreak. As a result, during the three months ended September 30, 2021 and 2020, approximately 24%, and 48%, respectively, of our total purchase orders were related to COVID-19 specimens. During the nine months ended September 30, 2021 and 2020, approximately 34%, and 35%, respectively, of our total purchase orders were related to COVID-19 specimens. The percentage of total purchase orders related to COVID-19 specimens during the three months ended March 31, 2020 was insignificant.

While our supply sites are mostly operational as of September 30, 2021 and we are seeing increasing non-COVID-19 specimen collections, we expect that while the pandemic lasts, we will continue to experience slowdowns in non-COVID-19 specimen collections as the pandemic surges in various parts of the world due to social distancing on the part of research subjects, supply partner site employees, and customer research organizations. There is still considerable uncertainty around the duration of this COVID-19 outbreak and its future impact. While we implemented measures to help stabilize revenue as well as measures to reduce costs in response to the COVID-19 outbreak, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we expect this matter to continue to have an impact on our results of operations, financial condition, or liquidity, which cannot be reasonably estimated at this time.

Components of Our Results of Operations

Revenue

We generate revenue by procuring various specimens from hospitals, laboratories, and other supply sites, for our medical research customers using our proprietary software, the iSpecimen Marketplace, to identify, locate, and ultimately validate the required specimens to our customers’ requested specifications. The Company’s performance obligation is to procure a specimen meeting the customer specification(s) from a supplier, on a “best efforts” basis, for our customer at the agreed price per specimen as indicated in the customer contract with the Company. We do not currently charge suppliers or customers for the use of our proprietary software. Each customer will execute a material and data use agreement with the Company or agrees to online purchase terms, each of which includes terms such as specimen and data use, shipment terms, payment and cancellation terms. These are then supplemented by purchase orders that specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent the Company’s contracts with its customer. Generally, contracts have fixed unit pricing. For certain specimen orders, a refundable customer deposit may be required prior to order fulfillment depending on project set-up requirements, presented as deferred revenue. The Company expects to recognize the deferred revenue within the next twelve months.

We recognize revenue over time, as we have created an asset with no alternative use and we have an enforceable right to payment for performance completed to date. At contract inception, we review a contract and related order upon receipt to determine if the specimen ordered has an alternative use by us. Generally, specimens ordered do not have an alternative future use to us and our performance obligation is satisfied when the related specimens are accessioned. We use an output method to recognize revenue for specimens with no alternative future use. The output is measured based on the number of specimens accessioned.

Customers are typically invoiced upon shipment. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being accessioned over time. However, specimens are generally shipped as soon as possible after they have been accessioned.

Cost of Revenue

Cost of revenue primarily consists of the purchase price to acquire specimens from hospitals and laboratories; inbound and outbound shipping costs; supply costs related to samples; payment processing and related transaction costs; and costs paid to the supply sites to support sample collections. Shipping costs upon receipt of products from suppliers are recognized in cost of revenue.

Additionally, we believe that loss from operations is a more meaningful measure of profitability than gross profit due to the nature of specimens accessioned and the diversity of our pricing.

Technology

Technology costs include payroll and related expenses for employees involved in the development and implementation of our technology; software license and system maintenance fees; outsourced data center costs; data management costs; depreciation and amortization; and other expenses necessary to support technology initiatives. Collectively, these costs reflect the efforts we make to offer a wide variety of products and services to our customers. Technology and data costs are generally expensed as incurred.

A portion of technology costs are related to research and development. Costs incurred for research and development are expensed as incurred, except for software development costs that are eligible for capitalization. Research and development costs primarily include salaries and related expenses, in addition to the cost of external service providers.

Sales and Marketing

Sales and marketing costs primarily consist of payroll and related expenses for personnel engaged in marketing and selling activities, including salaries and sales commissions; travel expenses; public relations and social media costs; ispecimen.com website development and maintenance costs; search engine optimization fees; advertising costs; direct marketing costs; trade shows and events fees; marketing and customer relationship management software; and other marketing-related costs.

Supply Development

We have agreements with supply partners that allow us to procure specimens from them and distribute these samples to customers. Supply development costs primarily include payroll and related expenses for personnel engaged in the development and management of this supply network; related travel expenses; regulatory compliance costs to support the network; and other supply development and management costs.

Fulfillment

Fulfillment costs primarily consist of those costs incurred in operating and staffing operations and customer service teams, including costs attributable to assess the feasibility of specimen requests; creating and managing orders; picking, packaging, and preparing customer orders for shipment; responding to inquiries from customers; and laboratory equipment and supplies.

General and Administrative

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses for human resources, legal, finance, and executive teams; associated software licenses; facilities and equipment expenses, such as depreciation and amortization expense and rent, outside legal expenses, insurance costs, and other general and administrative costs.

Financial Operations Overview and Analysis for the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited) and the years ended December 31, 2020 and 2019

Comparison of the Three Months Ended September 30, 2021 and 2020

	Three months ended September 30,		Change
	2021	2020	Dollars	Percentage
	(unaudited)
Revenue	$2,718,534	$2,250,147	$468,387	21%
Operating expenses:
Cost of Revenue	913,833	903,862	9,971	1%
Technology	543,581	413,381	130,200	31%
Sales and marketing	513,107	506,641	6,466	1%
Supply development	171,595	133,007	38,588	29%
Fulfillment	399,145	241,785	157,360	65%
General and administrative	1,636,346	774,550	861,796	111%
Total operating expenses	4,177,607	2,973,226	1,204,381	41%

Loss from operations	(1,459,073)	(723,079)	(735,994)	(102)%
Other expense, net
Interest expense	(75,922)	(469,477)	393,555	84%
Change in fair value of derivative liability on convertible notes	—	(54,000)	54,000	100%
Other expense, net	(21,687)	—	(21,687)	(100)%
Interest income	3,659	87	3,572	4106%
Other expense, net	(93,950)	(523,390)	429,440	82%

Net loss	$(1,553,023)	$(1,246,469)	$(306,554)	(25)%

Revenue

Revenue increased by approximately $468,000 or 21%, from approximately $2,250,000 for the three months ended September 30, 2020 to approximately $2,719,000 for the three months ended September 30, 2021 primarily due to a more seasoned sales team, continued demand for specimens from patients with known COVID-19 test results, and an increasing demand for specimens in non-COVID-19 research areas. For the three months ended September 30, 2021 and 2020, our revenue derived from specimens related to COVID-19 accounted for approximately 34% and 63%, respectively, of our total revenue. Specimens accessioned during the third quarter of the current year decreased by approximately 700 or 12% to approximately 5,300, compared to approximately 6,000 of specimens accessioned during the third quarter of 2020, as well as a change in specimen mix that resulted in an increase in the average selling price per specimen of approximately $138 or 37% compared to the same prior year’s period.

Cost of Revenue

Cost of revenue increased by approximately $10,000, or 1%, from approximately $904,000 for the three months ended September 30, 2020 to approximately $914,000 for the three months ended September 30, 2021 which was attributable to a 14% increase in the average cost per specimen impacted by the specimen mix offset by a decrease of 12% in specimens accessioned for the current period compared to the same prior year’s period.

Technology

Technology expenses increased by approximately $130,000 or 31% from approximately $413,000 for the three months ended September 30, 2020 to approximately $544,000 for the three months ended September 30, 2021. The increase was primarily related to an increase in payroll and related expenses of approximately $69,000 and an increase in depreciation and amortization of approximately $57,000.

Sales and Marketing Expenses

Sales and marketing expenses increased approximately $6,000, or 1%, from approximately $507,000 for the three months ended September 30, 2020 to approximately $513,000 for the three months ended September 30, 2021. The increase was primarily attributable to an increase in external marketing efforts of approximately $32,000 and an increase in general operating expenses related to sales and marketing of approximately $18,000, partially offset by a decrease in payroll and related expenses of approximately $44,000.

Supply Development

Supply development expenses increased approximately $39,000, or 29%, from approximately $133,000 for the three months ended September 30, 2020 to approximately $172,000 for the three months ended September 30, 2021. The increase was primarily attributable to an increase in payroll and related expenses of approximately $55,000, partially offset by a decrease in operating and regulatory compliance costs of approximately $17,000.

Fulfillment

Fulfillment costs increased approximately $157,000, or 65%, from approximately $242,000 for the three months ended September 30, 2020 to approximately $399,000 for the three months ended September 30, 2021. The increase was primarily attributable to an increase in payroll and related expenses of approximately $146,000 for personnel engaged in pre-sales feasibility assessments and post-sales fulfillment activities.

General and Administrative Expenses

General and administrative expenses increased approximately $861,000 or 111%, from approximately $775,000 for the three months ended September 30, 2020 to approximately $1,636,000 for the three months ended September 30, 2021. The increase was primarily attributable to an increase in cost related to becoming a public company including increases of approximately $60,000 in legal and accounting expenses, $102,000 related to amortization of internally developed software, $24,000 associated with software licenses, $52,000 in human resources, $371,000 related to stock compensation, $180,000 related to directors’ and officers’ insurance, and $72,000 payroll related costs for the chief financial officer.

Other Expense, net

Other expense, net decreased approximately $429,000, or 82%, from approximately $523,000 for the three months ended September 30, 2020 to approximately $94,000 for the three months ended September 30, 2021. The decrease in other expense, net was primarily the result of the decrease in interest expense of approximately $394,000, the decrease in the change in fair value of derivative liabilities related to the Convertible Notes of approximately $54,000, partially offset by other expense of approximately $22,000.

Comparison of the Nine Months Ended September 30, 2021 and 2020

	Nine months ended September 30,		Change
	2021	2020	Dollars	Percentage
	(unaudited)
Revenue	$8,586,217	$5,466,375	$3,119,842	57%
Operating expenses:
Cost of Revenue	4,026,680	2,032,111	1,994,569	98%
Technology	1,315,331	1,131,695	183,636	16%
Sales and marketing	1,690,085	1,305,897	384,188	29%
Supply development	383,864	395,200	(11,336)	(3)%
Fulfillment	955,516	642,140	313,376	49%
General and administrative	4,144,989	1,431,262	2,713,727	190%
Total operating expenses	12,516,465	6,938,305	5,578,160	80%

Loss from operations	(3,930,248)	(1,471,930)	(2,458,318)	(167)%
Other expense, net
Interest expense	(2,062,548)	(1,517,697)	(544,851)	(36)%
Change in fair value of derivative liability on convertible notes	(271,000)	(76,000)	(195,000)	(257)%
Change in fair value of derivative liability on bridge notes and bridge notes, related parties	1,582,700	—	1,582,700	100%
Loss on extinguishment of bridge notes and bridge notes, related parties	(2,740,425)	—	(2,740,425)	(100)%
Loss on extinguishment of convertible notes and convertible notes, related parties	(260,185)	—	(260,185)	(100)%
Gain on extinguishment of note payable	788,156	—	788,156	100%
Other expense, net	(21,756)	6,691	(28,447)	(425)%
Interest income	3,878	396	3,482	879%
Other expense, net	(2,981,180)	(1,586,610)	(1,394,570)	(88)%

Net loss	$(6,911,428)	$(3,058,540)	$(3,852,888)	(126)%

Revenue

Revenue increased by approximately $3,120,000 or 57%, from approximately $5,466,000 for the nine months ended September 30, 2020 to approximately $8,586,000 for the nine months ended September 30, 2021 primarily due to a more seasoned sales team, continued demand for specimens from patients with known COVID-19 test results, and an increasing demand for specimens in non-COVID-19 research areas. For the nine months ended September 30, 2021 and 2020 our revenue derived from specimens related to COVID-19 accounted for approximately 29% and 38%, respectively, of our total revenue. Specimens accessioned during the nine months of the current year decreased by approximately 150 or 1% to approximately 17,150, compared to approximately 17,000 of specimens accessioned during the nine months ended September 30, 2020. However, a change in specimen mix resulted in an increase in average selling price per specimen of approximately $179 or 56% compared to the same prior year’s period.

Cost of Revenue

Cost of revenue increased by approximately $1,995,000, or 98%, from approximately $2,032,000 for the nine months ended September 30, 2020 to approximately $4,027,000 for the nine months ended September 30, 2021 which was attributable to a 96% increase in the average cost per specimen impacted by the specimen mix during the current nine month period over the prior year period, offset by the 1% decrease in the number of specimens accessioned during the current nine month period over the same prior year period. The significant increase in the average cost per specimen is the result of both a changing specimen mix and a significant project in 2020 which yielded lower average costs per specimen.

Technology

Technology expenses increased by approximately $184,000 or 16% from approximately $1,132,000 for the nine months ended September 30, 2020 to approximately $1,315,000 for the nine months ended September 30, 2021. The increase was primarily related to an increase in depreciation and amortization of approximately $106,000 and an increase in operating and maintenance expenses of approximately $88,000, partially offset by a decrease in project expenses for development of the Company’s technology that were not capitalizable of approximately $11,000.

Sales and Marketing Expenses

Sales and marketing expenses increased approximately $384,000, or 29%, from approximately $1,306,000 for the nine months ended September 30, 2020 to approximately $1,690,000 for the nine months ended September 30, 2021. The increase was primarily attributable to an increase in payroll and related expenses of approximately $292,000, an increase to external marketing efforts of approximately $66,000, an increase in general operating expenses related to sales and marketing of approximately $45,000, partially offset by a reduction in general expenses related to sales and marketing of approximately $17,000.

Supply Development

Supply development expenses decreased approximately $11,000, or 3%, from approximately $395,000 for the nine months ended September 30, 2020 to approximately $384,000 for the nine months ended September 30, 2021. The decrease was primarily attributable to a decrease in operating and regulatory compliance costs of approximately $50,000 and a decrease in general operating expenses related to supply development of approximately $5,000, partially offset by an increase in payroll and related expenses of approximately $45,000 for personnel engaged in supply development activities and travel-related expenses.

Fulfillment

Fulfillment costs increased approximately $313,000, or 49%, from approximately $642,000 for the nine months ended September 30, 2020 to approximately $956,000 for the nine months ended September 30, 2021. The increase was primarily attributable to an increase in payroll and related expenses of approximately $302,000 for personnel engaged in pre-sales feasibility assessments and post-sales fulfillment activities.

General and Administrative Expenses

General and administrative expenses increased approximately $2,714,000 or 190%, from approximately $1,431,000 for the nine months ended September 30, 2020 to approximately $4,145,000 for the nine months ended September 30, 2021. The increase was primarily attributable to an increase in cost related to becoming a public company including an increase of general and administrative expenses of approximately $359,000, an increase in payroll related costs for the chief financial officer of approximately $144,000, an increase in legal and accounting expenses of approximately $225,000, and an increase in director and officer insurance of approximately $280,000. There was also an increase in utilities and facilities of approximately $35,000 and an increase in stock compensation expense of $371,000. Additionally, the remaining increase is related to costs not expected to recur in the future, such as payroll expenses of approximately $555,000 for a special IPO bonus provided to all employees and increased legal, accounting and consulting expenses of approximately $744,000 that did not qualify as offering costs.

Other Expense, net

Other expense, net increased approximately $1,395,000, or 88%, from approximately $1,587,000 for the nine months ended September 30, 2020 to approximately $2,981,000 for the nine months ended September 30, 2021. The increase in other income (expense), net was primarily the result of a loss on the extinguishment of Bridge Notes and Related Party Bridge Notes of approximately $2,740,000, an increase in interest expense of approximately $545,000 related to accrued interest on the issuance of additional Bridge Notes, a loss on extinguishment of Convertible Notes of approximately $260,000, a difference in the change in fair value of the derivative liability related to the Convertible Notes of approximately $195,000, and a decrease in other income of approximately $28,000, partially offset by a change in fair value of the derivative liability related to the Bridge Notes and Related Party Bridge Notes of approximately $1,583,000 and a gain on the extinguishment of note payable of approximately $788,000 due to the forgiveness of the total outstanding balance of the Paycheck Protection Program Loan.

Comparison of the Years Ended December 31, 2020 and 2019

	Years Ended December 31,		Change
	2020	2019	Dollars	Percentage
Revenue	$8,184,106	$4,298,350	$3,885,756	90%
Operating expenses:Cost of revenue	3,585,477	2,127,900	1,457,577	68%
Technology	1,426,473	993,329	433,144	44%
Sales and marketing	1,775,347	1,413,059	362,288	26%
Supply development	495,967	792,778	(296,811)	(37)%
Fulfillment	853,450	914,633	(61,183)	(7)%
General and administrative	2,453,772	1,936,740	517,032	27%
Total operating expenses	10,590,486	8,178,439	2,412,047	29%
Loss from operations	(2,406,380)	(3,880,089)	1,473,709	38%
Other income (expense), net Interest expense	(2,096,795)	(1,724,450)	(372,345)	(22)%
Change in fair value of derivative liability	(159,000)	551,000	(710,000)	(129)%
Other income	9,654	168,859	(159,205)	(94)%
Interest income	437	630	(193)	(31)%
Other expense, net	(2,245,704)	(1,003,961)	(1,241,743)	(124)%
Benefit from income taxes	—	157,000	(157,000)	(100)%
Net loss	$(4,652,084)	$(4,727,050)	$74,966	2%

Revenue

Revenue increased by approximately $3,886,000 or 90%, from approximately $4,298,000 for the year ended December 31, 2019 to approximately $8,184,000 for the year ended December 31, 2020 primarily due to an expansion of our sales team and new demand for specimens from patients with known COVID-19 test results. For the year ended December 31, 2020, our revenue derived from specimens related to COVID-19 accounted for more than 40% of our total revenue. In addition to an expansion of the sales team from three to seven employees, we also had a more seasoned sales team in 2020 compared to 2019. Sales efforts resulted in specimens accessioned during the current year increasing by approximately 9,000 or 68% to approximately 22,100, compared to approximately 13,150 specimens accessioned during the prior year, contributing to the increase in sales year-over-year. This increase was also impacted by the specimen mix with an increase of $43.53 or 13% in the average selling price per specimen year-over-year.

Cost of Revenue

Cost of revenue increased by approximately $1,458,000, or 68%, from approximately $2,128,000 for the year ended December 31, 2019 to approximately $3,585,000 for the year ended December 31, 2020 which was attributable to a 68% increase in specimens accessioned during the current year over the prior year.

Technology

Technology expenses increased by approximately $433,000 or 44% from approximately $993,000 for the year ended December 31, 2019 to approximately $1,426,000 for the year ended December 31, 2020. The increase was primarily related to an increase in depreciation and amortization of approximately $195,000, project expenses for development of the Company’s technology that were not capitalizable of approximately $164,000, and an increase in operating and maintenance expenses of approximately $78,000, partially offset by a decrease in other expenses of approximately $4,000.

Sales and Marketing Expenses

Sales and marketing expenses increased approximately $362,000, or 26%, from approximately $1,413,000 for the year ended December 31, 2019 to approximately $1,775,000 for the year ended December 31, 2020. The increase was primarily attributable to an increase in payroll and related expenses associated with the hiring of additional staff during the fourth quarter of 2019, which amounted to approximately $546,000, partially offset by reductions to external marketing efforts of approximately $87,000 in 2020 due to the COVID-19 outbreak, a reduction in general operating expenses related to sales and marketing of approximately $79,000, and other reductions in marketing efforts.

Supply Development

Supply development expenses decreased approximately $297,000, or 37%, from approximately $793,000 for the year ended December 31, 2019 to approximately $496,000 for the year ended December 31, 2020. The decrease was primarily attributable to a decrease in payroll and related expenses of approximately $295,000 for personnel engaged in supply development activities and travel-related expenses due to the COVID-19 outbreak, and other expenses of approximately $49,000, partially offset by an increase in operating and maintenance expenses of approximately $50,000.

Fulfillment

Fulfillment costs decreased approximately $61,000, or 7%, from approximately $915,000 for the year ended December 31, 2019 to approximately $853,000 for the year ended December 31, 2020. The decrease was primarily attributable to a decrease in payroll and related expenses of approximately $33,000 for personnel engaged in pre-sales feasibility assessments, and approximately $37,000 in post-sales activities such as order processing and management, shipping and receiving, and customer service, partially offset by an increase in other fulfillment expenses of approximately $10,000.

General and Administrative Expenses

General and administrative expenses increased approximately $517,000 or 27%, from approximately $1,937,000 for the year ended December 31, 2019 to approximately $2,454,000 for the year ended December 31, 2020. The increase was primarily attributable to an increase in legal and accounting expenses of approximately $638,000, an increase of approximately $108,000 in bad debt expense, and an increase in utilities and facilities of approximately $67,000, offset by a decrease in payroll and related expenses of approximately $161,000, a decrease in other general and administrative expenses of approximately $112,000, a decrease in depreciation and amortization expenses of approximately $10,000, a decrease in marketing and advertising expenses of approximately $6,000, and a decrease in insurance of approximately $6,000.

Other Expense, net

Other expense, net increased approximately $1,242,000, or 124%, from approximately $1,004,000 for the year ended December 31, 2019 to approximately $2,246,000 for the year ended December 31, 2020. The increase in other expense, net was primarily the result of a difference in the change in fair value of the derivative liability related to the Convertible Notes of approximately $710,000, and an increase in interest expense of approximately $372,000 related to accrued interest on the issuance of additional Bridge Notes.

Benefit from Income Taxes

The Company did not record an income tax benefit for the year ended December 31, 2020. Income tax benefit for the year ended December 31, 2019 was approximately $157,000 representing a year-over-year decrease of $157,000 or 100% due to not qualifying for a refundable R&D tax credit in 2020.

Liquidity and Capital Resources

Capital Resources

As of September 30, 2021, our available cash totaled approximately $9,791,000 which represented an increase of approximately $9,095,000 compared to December 31, 2020. As of September 30, 2021, we had working capital of approximately $12,796,000 which represents an increase of approximately $31,459,000 compared to December 31, 2020. Since inception, we have relied upon raising capital to finance our operations. On June 21, 2021, we completed our IPO in which we issued and sold 2,250,000 shares of our common stock at a public offering price of $8.00 per share, for aggregate gross proceeds of $18 million. The net proceeds from the IPO were $15.7 million after deducting underwriting discounts of $1.7 million and other offering costs of $0.6 million. On July 1, 2021, we sold an additional 337,500 shares of our common stock, pursuant to the underwriters’ partial exercise of its overallotment option, at a public offering price of $8.00 per share, for aggregate gross proceeds of $2.7 million. The net proceeds from the overallotment were $2.5 million after deducting underwriting discounts of $0.2 million. In aggregate, we received approximately $18.2 million after deducting underwriting discounts of $1.9 million and other offering costs of $0.6 million.

On August 13, 2021, we received proceeds of $3.5 million from the Term Loan and paid the remaining balance of $3.0 million on the Bridge Notes. As of September 30, 2021, there were no Bridge Notes outstanding.

On December 1, 2021, we completed the December 2021 Private Placement in which we issued and sold 1,449,999 shares of our common stock and the Warrants to purchase up to an aggregate of 1,312,500 shares of our common stock, at a combined purchase price of $12.00 for aggregate gross proceeds of approximately $21 million. The net proceeds from the December 2021 Private Placement were $19.6 million after deducting placement agent commissions of $1.26 million and other offering costs.

Management believes that the Company’s existing cash and cash equivalents, which include the net proceeds from the IPO and from the proceeds of the Term Loan, will allow the Company to continue its operations at least through December 2022 and therefore the conditions raising substantial doubt raised in prior periods has been alleviated. As a result of recurring losses, the continued viability of the Company beyond December 2022 may be dependent on its ability to continue to raise additional capital to finance its operations.

Factoring Agreement

On January 1, 2021, we entered into a factoring agreement with Versant Funding, LLC (“Versant”), pursuant to which we agreed to sell a minimum of $1.2 million of our accounts receivable without recourse. We have sold, without recourse, total net receivables of approximately $2.3 million under the Factoring Agreement to Versant. Without recourse indicates that we assign and transfer our rights, title, and interest in and to the accounts receivable to Versant, meaning that we are not liable to repay all or any portion of the advance amount if any portion of the accounts receivable is not paid by our customer(s). Information on accounts receivable identified for factoring are provided and verified by Versant prior to being accepted for factoring. Pursuant to the Factoring Agreement, we receive an advance of 75% of the value of the purchased accounts receivable upfront. Upon receipt of the payment from the customer, Versant calculates the applicable factoring fee from invoice date through the actual collection date and remits the remaining 25% holdback of the value of the factored accounts receivable, less their factoring fees, to us. The factoring fees range from 2.5% to 15% of the purchase price of the accounts receivable based on the age of the accounts receivable when collected. We are also charged for certain reimbursable administrative fees incurred on our behalf for the management of the program. In connection with the Factoring Agreement, we entered into a Security Agreement, granting to Versant a security interest in substantially all of our assets to secure our obligations under the Factoring Agreement.

Upon termination of the Factoring Agreement on June 30, 2021, the Company paid Versant $139,374 in settlement of its balance payable to Versant pursuant to the Factoring Agreement. Upon termination of the Factoring Agreement, all future payments of accounts receivable shall be made directly to the Company.

Note Payable Loan Forgiveness

On January 13, 2021, the Paycheck Protection Program Loan and related interest of $788,156 was fully forgiven by the U.S. Small Business Administration.

Cash Flows

Nine Months Ended September 30, 2021 and 2020

	Nine months ended September 30,		Change
	2021	2020	Dollars	Percentage
Net cash flows used in operating activities	$(9,348,701)	$(263,728)	$(9,084,973)	3445%
Net cash flows used in investing activities	(733,722)	(865,927)	132,205	(15)%
Net cash flows provided by financing activities	19,177,246	2,033,008	17,144,248	843%
Net increase in cash and cash equivalents	$9,094,823	$903,353	$8,191,470

Operating Activities

For the nine months ended September 30, 2021, net cash used in operating activities was $9,348,701, which consisted of a net loss of $6,911,428 offset by non-cash charges of approximately $3,019,000, which primarily includes a $2,740,425 loss on extinguishment of

Bridge Notes, $869,600 of amortization of discount on Amended Bridge Notes, $714,444 related to amortization of internally developed software, a $260,185 loss on extinguishment of Convertible Notes, $450,231 in stock based compensation, $33,856 in bad debt expense, $33,390 related to depreciation and amortization of property and equipment, and $1,088 of amortization of discount and debt issuance costs on Convertible Notes, partially offset by a $1,311,700 loss on derivative liabilities, and a $788,156 gain on the extinguishment of the note payable. Total changes in assets and liabilities of approximately $5,456,000 were primarily driven by a $1,709,579 decrease in accrued interest, a $1,441,012 decrease in accounts payable, a $1,226,146 increase in accounts receivable, a $1,097,983 increase in accounts receivable-unbilled, a $154,531 decrease in deferred revenue, and a $41,392 increase in prepaid expenses and other current assets, partially offset by an increase in accrued expenses of $214,226.

For the nine months ended September 30, 2020 net cash used in operating activities was $263,728 which consisted of a net loss of $3,058,540, offset by non-cash charges of approximately $931,000, which primarily includes $599,425 related to amortization of internally developed software, $141,628 of amortization of discount and debt issuance costs on Convertible Notes, $80,598 of share-based compensation, a change in fair value of derivative liabilities of $76,000, and $33,563 of depreciation and amortization of property and equipment. Total changes in working capital assets and liabilities of approximately $1,864,000 were primarily driven by an increase in accrued interest of $1,374,139, an increase in deferred revenue of $581,912, an increase in accounts payable of $474,263, a $130,813 decrease in accounts receivable-unbilled, an increase in accrued expenses of $129,644, a decrease in tax credit receivable of $104,624, and a decrease of $28,174 in inventory, partially offset by a $924,827 increase in accounts receivable, and a $6,970 increase in prepaid expenses and other current assets.

Investing Activities

Net cash used in investing activities was $733,722 and $865,927 for the nine months ended September 30, 2021 and 2020, respectively. Net cash used in investing activities for the nine months ended September 30, 2021 consisted of $731,172 of capitalization of internally developed software and $2,550 for purchases of property and equipment. Net cash used in investing activities for the nine months ended September 30, 2020 consisted of $864,921 of capitalization of internally developed software, and $1,006 for purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $19,177,246 and $2,033,008 for the nine months ended September 30, 2021 and 2020, respectively. Net cash provided by financing activities for the nine months ended September 30, 2021 consisted of $18,000,000 of proceeds received from the issuance of common stock in connection with the IPO, $3,500,000 of proceeds received from the issuance of note payable, $2,497,638 of proceeds from the issuance of over-allotment shares of common stock, $500,000 of proceeds received from the issuance of Bridge Notes payable, $44,394 of proceeds received from the exercise of stock options, and $992 of proceeds received from the exercise of warrants, partially offset by the $3,000,000 payment of principal to the holders of the Bridge Notes, $2,339,816 for the payment of offering costs in connection with the issuance of common stock in connection with the IPO, and $25,825 for the payment of debt issuance costs in connection with the note payable. Net cash provided by financing activities for the nine months ended September 30, 2020 consisted of proceeds received from the issuance of Bridge Notes payable totaling $1,250,000 and proceeds received from the Paycheck Protection Program of $783,008.

Years Ended December 31, 2020 and 2019

	Years Ended December 31,		Change
	2020	2019	Dollars	Percentage
Net cash flows used in operating activities	$(288,380)	$(2,679,900)	$2,391,520	89%
Net cash flows used in investing activities	(1,102,612)	(1,475,245)	372,633	25%
Net cash flows provided by financing activities	2,033,008	3,078,674	(1,045,666)	(34)%
Net increase (decrease) in cash and cash equivalents	$642,016	$(1,076,471)	$1,718,487

Operating Activities

For the years ended December 31, 2020, net cash used in operating activities was $288,380, which consisted of a net loss of $4,652,084 offset by non-cash charges of approximately $1,323,000 which primarily includes $774,929 related to amortization of internally developed software, a $159,000 loss on derivative liability, $143,435 of amortization of discount and debt issuance costs on

Convertible Notes, $108,096 in bad debt expense, $92,866 in stock based compensation, and $44,758 related to depreciation and amortization of property and equipment. Total changes in assets and liabilities of approximately $3,041,000 were primarily driven by a $1,951,429 increase in accrued interest, an increase of $1,054,638 in accounts payable, an increase of $873,254 in deferred revenue, an increase in accrued expenses of $282,142, and a decrease in tax credit receivable of $104,624, offset by a $800,908 increase in accounts receivable, a $226,374 increase in prepaid expenses and other current assets, and an increase in accounts receivable-unbilled of $198,185.

For the year ended December 31, 2019 net cash used in operating activities was $2,679,900 which consisted of a net loss of $4,727,050, offset by non-cash charges of approximately $996,000, which primarily includes $577,605 related to amortization of internally developed software, $551,993 of amortization of discount and debt issuance costs on Convertible Notes, $360,379 of share-based compensation, and $57,360 of depreciation and amortization of property and equipment, offset by a $551,000 gain on derivative liability. Total changes in working capital assets and liabilities of approximately $1,051,000 were primarily driven by an increase in accrued interest of $1,172,359, a $192,253 decrease in accounts receivable, an increase in accrued expenses of $94,725, an increase in accounts payable of $40,882, and a $13,170 decrease in prepaid expenses and other current assets, offset by an increase in accounts receivable-unbilled of $305,576, and an increase in tax credit receivable of $157,000.

Investing Activities

Net cash used in investing activities was $1,102,612 and $1,475,245 for the years ended December 31, 2020 and 2019, respectively. Net cash used in investing activities for the year ended December 31, 2020 consisted of $1,102,186 of capitalization of internally developed software, and purchases of property and equipment of $426. Net cash used in investing activities for the year ended December 31, 2019 consisted of $1,447,062 of capitalization of internally developed software, and purchases of property and equipment of $28,183.

Financing Activities

Net cash provided by financing activities was $2,033,008 and $3,078,674 for the years ended December 31, 2020 and 2019, respectively. Net cash provided by financing activities for the year ended December 31, 2020 consisted of proceeds received from the issuance of Bridge Notes payable totaling $1,250,000 and proceeds received from the Paycheck Protection Program of $783,008. Net cash provided by financing activities for the year ended December 31, 2019 primarily consisted of proceeds received from the issuance of Bridge Notes totaling $3,075,000, and proceeds received from the exercise of stock options of $3,674.

Effects of Inflation and Supply Chain Shortages

Our operations are heavily reliant on specimen availability, and as a result, we often receive more requests than we can fulfill. While the Company is subject to these types of supply chain constraints that are specific to the specimen industry, we have not been affected by the more common supply chain issues currently affecting the economy, specifically surrounding transportation. Due to the small size of the packages that we ship, our carriers have been able to continue making timely deliveries during the nine months ended September 30, 2021 and the year ended December 31, 2020.

We have experienced negative effects of inflation in certain areas of our business due to the high rates of inflation in the world’s current economy. This inflation is affecting employee salaries, which account for a significant portion of our operating costs. Additionally, costs of supplies have been affected by inflation, however, these costs are not significant to the Company’s results.

Inflation has not had a significant impact on the cost of specimens due to our long-term contracts maintained with vendors, which include revenue sharing plans.

Non-GAAP Financial Measure

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we use adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define our non-GAAP financial measure of Adjusted EBITDA as net loss, excluding income tax benefit, change in fair value of derivative liabilities, loss on extinguishment of Bridge Notes and Related Party Bridge Notes, gain on extinguishment of note payable, interest expense, depreciation and amortization, and share-based compensation expense.

We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. We believe that Adjusted EBITDA helps identify underlying trends in our business that otherwise could be masked by the effect of the expenses that we exclude in Adjusted EBITDA. In particular, we believe the exclusion of share-based compensation expense provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations.

We are presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management, and because we believe this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net loss, the closest comparable GAAP measure. Some of these limitations are that:

➢

Adjusted EBITDA excludes the change in fair value of the derivative liability, which represents a non-cash charge related to the change in fair value for the embedded features on the Convertible Notes, Bridge Notes, and Related Party Bridge Notes;

➢	Adjusted EBITDA excludes the loss on the extinguishment of Bridge Notes and Relates Party Bridge Notes;
➢	Adjusted EBITDA excludes the gain on the extinguishment of note payable;
➢	Adjusted EBITDA excludes amortization of debt issuance costs and discounts on Convertible Notes which are components to interest expense;
➢

Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of leasehold improvements, property and equipment and amortization of internally developed software and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

➢

Adjusted EBITDA excludes share-based compensation expense which has been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP financial measure, for each of the periods presented:

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019
	(unaudited)
Net loss	$(6,911,428)	$(3,058,540)	$(4,652,084)	$(4,727,050)
Income tax benefit	—	—	—	(157,000)
Change in fair value of derivative liability on convertible notes	271,000	76,000	159,000	(551,000)
Change in fair value of derivative liability on bridge notes and bridge notes, relates parties	(1,582,700)	—	—	—
Loss on extinguishment of bridge notes and bridge notes, related parties	2,740,425	—	—	—
Loss on extinguishment of convertible notes and convertible notes, related parties	260,185	—	—	—
Gain on extinguishment of note payable	(788,156)	—	—	—
Interest expense	2,062,548	1,517,697	2,096,795	1,724,450
Depreciation & amortization	747,834	632,988	819,687	634,965
Share-based compensation	450,231	80,598	92,866	360,379
Adjusted EBITDA	$(2,750,061)	$(751,257)	$(1,483,736)	$(2,715,256)

Critical Accounting Policies

Discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following accounting policies involve estimates that are considered critical due to the level of subjectivity and judgment involved, as well as the impact on our financial position and results of operations.

Revenue Recognition

We recognize revenue using the five step approach as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) we satisfy the performance obligations.

We generate revenue by procuring various specimens from hospitals, laboratories, and other supply sites, for our medical research customers using our proprietary software, the iSpecimen Marketplace, to identify, locate, and ultimately validate the required specimens to our customers’ requested specifications. The Company’s performance obligation is to procure a specimen meeting the customer specification(s) from a supplier, on a “best efforts” basis, for our customer at the agreed price per specimen as indicated in the customer contract with the Company. We do not currently charge suppliers or customers for the use of our proprietary software. Each customer will execute a material and data use agreement with the Company or agrees to online purchase terms, each of which includes terms such as specimen and data use, shipment terms, payment and cancellation terms. These are then supplemented by purchase orders that specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing.

Collectively, these customer agreements represent the Company’s contracts with its customer. Generally, contracts have fixed unit pricing. For certain specimen orders, a refundable customer deposit may be required prior to order fulfillment depending on project set-up requirements, presented as deferred revenue. The Company expects to recognize the deferred revenue within the next twelve months.

Specimen collections occur at supply sites within our network. “Collection” is when the specimen has been removed, or “collected” from the patient or donor. A specimen is often collected specifically for a particular Company order. Once collected, the specimen is assigned by the supplier to the Company and control of the specimen passes to the Company. “Accession” is the process whereby a collected specimen and associated data are registered and assigned in the iSpecimen Marketplace to a particular customer order, can occur while a specimen is at the supplier site or while at the Company site and is when control of the specimen passes to the customer. Suppliers may ship specimens to the Company or directly to the customer if specimens must be delivered within a short time period (less than 24 hours after collection) or shipping to the Company is not practical.

We have evaluated principal versus agent considerations as part of our revenue recognition policy. We have concluded that we act as principal in the arrangement as we manage the procurement process from beginning to end and determine which suppliers will be used to fulfill an order, usually take physical possession of the specimens, set prices for the specimens, and bear the responsibility for customer credit risk.

We recognize revenue over time, as we have created an asset with no alternative use and we have an enforceable right to payment for performance completed to date. At contract inception, we review a contract and related order upon receipt to determine if the specimen ordered has an alternative use by us. In the rare circumstances where specimens do have an alternative future use, our performance obligation is satisfied at the time of shipment. Generally, specimens ordered do not have an alternative future use to us and our performance obligation is satisfied when the related specimens are accessioned. We use an output method to recognize revenue for specimens with no alternative future use. The output is measured based on the number of specimens accessioned.

Customers are typically invoiced upon shipment. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being accessioned over time. However, specimens are generally shipped as soon as possible after they have been accessioned.

Once a specimen, that has no alternative future use, and for which we have an enforceable right to payment, has been accessioned, we record the offset to revenue in accounts receivable — unbilled. Once the specimen has been shipped and invoiced, a reclassification is made from accounts receivable — unbilled to accounts receivable. Customers are generally given fourteen days from the receipt of specimens to inspect the specimens to ensure compliance with specifications set forth in the purchase order documentation. Customers are entitled to either receive replacement specimens or receive reimbursement of payments made for such specimens.

We have a nominal history of returns for nonacceptance of specimens delivered. When this has occurred, we have given the customer a credit for the returns. We have not recorded a returns allowance.

Internally Developed Software

We capitalize certain internal and external costs incurred during the application development stage of internal- use software projects until the software is ready for its intended use. Amortization of the asset commences when the software is complete and placed into service and is recorded in operating expenses. We amortize completed internal-use software over its estimated useful life of five years on a straight-line basis. Costs incurred during the planning, training and post-implementation stages of the software development life cycle are classified as technology and expensed to operations as incurred. Costs that do not meet the capitalization criteria are expensed as incurred.

Derivative Liability for Embedded Conversion Features

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

We evaluate convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The fair value of the embedded conversion features is estimated using a scenario-based analysis that estimates the fair value of the convertible promissory notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, or IPO, settlement, equity financing, corporate transaction and dissolution scenarios. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

Share-based Compensation

We record share-based compensation for options granted to employees, non-employees, and to members of the board of directors for their services on the board of directors based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the requisite service period. Forfeitures are recognized when they occur.

We use the Black-Scholes-Merton option pricing model to determine the fair value of stock options. The use of the Black-Scholes-Merton option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. We have concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. We compute the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. We have not paid, and do not anticipate paying, cash dividends on shares of its common stock.

The Company recognizes share-based compensation expense from restricted stock units (RSUs) ratably over the specified vesting period. The fair value of RSUs is determined to be the closing share price of the Company’s common stock on the grant date.

Common Stock Valuations

For all periods prior to our initial public offering, there was no public market for our common stock, and, as a result, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors. To determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, input from management, valuations of our common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors included, but were not limited to:

➢	our results of operations and financial position, including our levels of available capital resources;
➢	our stage of development and material risks related to our business;
➢	our business conditions and projections;

➢	the valuation of publicly traded companies in the life sciences and Scientific Research & Development sectors, as well as recently completed mergers and acquisitions of peer companies;
➢	the lack of marketability of our common stock as a private company;
➢	the prices at which we sold shares of our convertible preferred stock to outside investors in arms- length transactions;
➢	the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;
➢	the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of our company, given prevailing market conditions;
➢	the hiring of key personnel and the experience and expertise of management;
➢	trends and developments in our industry; and
➢	external market conditions affecting the life sciences and Scientific Research & Development industry sectors.

For our valuations of common stock performed, we used a hybrid method of the Option Pricing Method (“OPM”) and the Probability-Weighted Expected Return Method (“PWERM”). PWERM considers various potential liquidity outcomes. Our approach included the use of an initial public offering scenario and a scenario assuming continued operation as a private entity. Under the hybrid OPM and PWERM, the per share value calculated under the OPM and PWERM are weighted based on expected exit outcomes and the quality of the information specific to each allocation methodology to arrive at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.

To determine the fair value of our common stock, we first determined our enterprise value using accepted valuation approaches; adjusted these valuation approaches with relevant discounts; weighted the results appropriately; and then allocated the equity value to our common stock and common stock equivalents. Our enterprise value was estimated using two generally accepted approaches: the income approach and the market approach. The income approach estimates enterprise value based on the estimated present value of future cash flows the business is expected to generate over its remaining life. The estimated present value is calculated using a discount rate reflective of the risks associated with an investment in a similar company in a similar industry or having a similar history of revenue growth. The market approach measures the value of a business through an analysis of recent sales or offerings of comparable investments or assets, and in our case, focused on comparing us to a group of our peer companies. In applying this method, valuation multiples are derived from historical and projected operating data of the peer company group. We then apply the selected multiples to our operating data to arrive at a range of indicated enterprise values of the Company. We then subtracted the net debt to determine equity value.

As a result of the IPO in June 2021, it is not necessary to determine the fair value of our common stock, as our shares are traded in the public market.

Income Taxes

We provide for income taxes using the asset and liability method. We provide deferred tax assets and liabilities for the expected future tax consequences of temporary differences between our financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

We do not have any material uncertain tax positions for which reserves would be required. We will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense.

Recent Accounting Standards

For information on recent accounting standards, see Note 2 to our financial statements included elsewhere in this prospectus.

JOBS Act Transition Period

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS

Our Mission, Vision, and Core Values

iSpecimen’s mission is to accelerate life science research and development with a global marketplace platform that connects researchers to subjects, specimens, and associated data. Our vision is to create an “Amazon-like” global Marketplace of patients, biospecimens, and data for research to improve the quality of human life. We implement employee programs that foster a company culture predicated on the core values of corporate and individual growth; results and accountability; team before self; a can-do positive attitude; and the perseverance to succeed.

Overview

iSpecimen is technology-driven company founded to address a critical challenge: how to connect life science researchers who need human for their research, with the billions of biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. Our ground-breaking iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery.

The iSpecimen Marketplace brings new capabilities to a highly fragmented and inefficient biospecimen procurement market. Our technology consolidates the biospecimen buying experience in a single, online marketplace that brings together healthcare providers who have biospecimens and researchers across industry, academia, and government institutions who need them. We are seeking to transform the world of biospecimen procurement much like the way travel websites changed the consumer buying process for flights, hotels, and rental cars.

Our iSpecimen Marketplace platform ingests de-identified healthcare data provided by our healthcare supply partners — including nearly 14 million patient records, 72 million clinical specimen records, one million banked specimen records, 570 million laboratory test results, and 890,000 medical conditions as of September 30, 2021 — to allow researchers to easily search for and select research subjects, specimens, and associated data they need to drive their research programs. It then orchestrates and manages the biospecimen procurement workflows of both researchers and suppliers to bring efficiencies to the entire buying process. Through the iSpecimen Marketplace, researchers gain instant access to millions of specimens anytime, anywhere, while participating supply organizations gain an opportunity to contribute compliantly to medical research while increasing their revenue and sustainability.

The Opportunity

The overall demand for annotated human biospecimens continues to grow dramatically. Global spending on the procurement of annotated biospecimens is estimated by our management team to have been $3 billion to $4 billion in 2020, with a market growth rate estimated on the order of 10% to 15% annually through 2024. These expenditures are spread across the commercial, academic, and government sectors of the healthcare and life sciences industry, with the commercial sector (biopharmaceutical and in vitro diagnostics companies) representing the majority of the market. Market growth is primarily driven increases in R&D spending aimed at identifying and aligning biomarkers with clinical outcomes — a key step towards the development of more targeted disease treatments and diagnostics. Both the precision medicine market, with a growth rate of 11% per year from 2020 to 2026 according to a 2020 Global Market Insights report, and the regenerative medicine market, with a growth rate of 26% according to a 2019 Fortune Business Insights report, rely heavily upon biospecimens for research and development programs.

Precision medicine, sometimes known as “personalized medicine,” is an innovative approach to tailoring disease prevention and treatment that takes into account differences in people’s genes, environments, and lifestyles. The precision medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of novel drugs, diagnostic tests, and technologies that boost the precision medicine workflow.

Regenerative medicine therapies include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the Public Health Service Act (42 U.S.C. 264) and Title 21 of the Code of Federal Regulations Part 1271 (21 CFR Part 1271). The regenerative medicine market consists of numerous organizations engaged in the research, development, manufacturing, and commercialization of cell and immunotherapies, genetically modified cells, therapeutic tissue engineered products, human cell and tissue products, and combination products using any such therapies or products.

Human biospecimens can be very difficult for researchers to acquire and for healthcare providers to distribute. There are over 10 million healthcare providers worldwide that possess collections of such human biospecimens or have access to patients and their biospecimens during clinical care, so many specimens exist that could potentially be used in research. However, researchers have little way to know which healthcare organizations are willing to make their specimens available for research and healthcare providers likewise have little access to the research community. Even if these organizations could identify each other, it takes time and money to execute contracts that allow them to transact. Once organizations are under contract with each other, researchers must then ensure that the specimens have been collected under appropriate compliance frameworks, using collection protocols consistent with their research needs, and accompanied by required data. Our iSpecimen Marketplace compliantly connects each side of this highly fragmented market to reduce the costs, time, and risks for both suppliers and customers in the biospecimen supply chain. We know of no other commercial human biospecimen marketplaces that provide instant online searchability of specimens available across a network of healthcare providers.

The biospecimen procurement market is poised for disruption and has many attractive characteristics of other markets with successful online marketplaces:

➢	Large and growing. We estimate the biospecimen market to be $3 billion to $4 billion in size and growing rapidly, at an estimated 10 to 15% annually;
➢

Highly fragmented. This market today is comprised of fragmented landscape of millions of healthcare providers who could potentially offer biospecimens and data for research, and hundreds of thousands of life science researchers who need access to them; and

➢

Inefficient. Researchers and healthcare providers today largely utilize manual processes such as email, phone calls, and spreadsheets to find each other, request specimens, and manage the specimen procurement process.

We believe our marketplace technology has the potential to disrupt the over $3 billion human biospecimen supply chain industry.

The Challenges

The iSpecimen Marketplace solves the following challenges that researchers and healthcare providers currently face in the biospecimen procurement process:

➢

Researchers cannot easily or quickly find research subjects, samples, and associated healthcare data for their research. According to market research data from the Center of Medicare and Medicaid Services and Federation of State Medical Boards, in 2020, there were more than 5,000 hospitals, 260,000 Clinical Laboratory Improvement Amendments (“CLIA”) certified laboratories, and 985,000 active physicians in the U.S. alone. Annually, these organizations collectively conduct more than one billion patient encounters as estimated by Centers for Disease Control and Prevention and generate more than 14 billion laboratory test results according to the American Association for Clinical Chemistry. We also estimate that more than one billion associated human specimens are discarded annually, based upon our own database that indicates there are average of 8.2 tests per specimen collected. We also estimate that global numbers are more than three times these U.S. numbers based on the U.S. share of the global laboratory services market. Additionally, in 2012, there were more than 800 biorepositories in the U.S. with an average of 461,396 specimens stored and unused in each surveyed biobank according to national survey published on BMC and more than 1500 biobanks worldwide according to Pascal Puchois in his book Comprehensive Biomarker Discovery and Validation for Clinical Application. This fragmented base of healthcare providers and biobanks, each of which may have different policies around distributing specimens to research programs, makes it exceedingly difficult for life scientists to find organizations that actually can and do provide samples to researchers and then to procure the specific samples and data they need for their studies. Estimates from the Office of Biorepositories and Biospecimen Research conducted in 2011 and our own survey of researchers performed in 2019 indicate that more than 80% of researchers limit the scope of their research because of the difficulty of finding adequate quantity and/or quality of specimens for their research. The drive towards precision medicine research and regenerative medicine research is escalating the biospecimen procurement problem, as the need for ever more specific cohort of research subjects means researchers need to tap into larger patient populations and associated healthcare providers to obtain enough targeted samples for their studies.

➢

Healthcare providers who have access to patients, samples, and data, have no easy way to find researchers who need them. According to the U.S. Bureau of Labor and Statistics, in 2019, there were more than 138,000 medical scientists in the U.S. alone, and more than 12,000 pharmaceutical and diagnostics companies that employ many of these scientists. Our management estimates that globally, numbers are more than double based upon industry reports indicating the U.S. pharmaceutical R&D expenditures represent approximately half of the worldwide spend. This highly distributed nature of researchers makes it challenging for healthcare providers to access the researchers who have a need for human specimens, especially because healthcare organizations typically lack the resources to market and distribute specimens to researchers. As a result, healthcare providers routinely store samples indefinitely in biorepositories for future use or destroy samples when they are no longer needed for clinical care. Annually, a report on Biopreservation and Biobanking in June 2019 estimates that less than 20% of the specimens stored in biobanks are utilized; billions of clinical and pathology specimens that are suited for research are discarded; and billions of patient encounters occur where the patients could be but are not asked to provide potentially important specimens and data for research.

➢

Once researchers and healthcare providers find each other, contract negotiations and compliance management are time consuming and costly processes. The negotiation and execution of contracts to allow specimen and data transfers can take many months and sometimes longer than a year and require the involvement of personnel across research and development, biobank and lab operations, information technology, administration, clinical operations, procurement, legal, and compliance according to industry report and our own observation. This site development process can delay research and can cost over $10,000 in personnel and associated resources for each executed contract. Once healthcare providers are under agreement, researchers must ensure that the providers are operating with appropriate regulatory and ethics oversight and collecting samples under approved Institutional Review Board protocols (or equivalent international ethics standards that protect the rights of research subjects), with informed consent when necessary. Managing compliance frameworks across multiple supplying organizations can be time-consuming and also introduce regulatory compliance risks, if not properly followed.

➢

Searching for the precise specimens, research subjects, and data needed is a manual, inefficient process. Once contracts are in place and organizations can legally transfer specimens and data, searching for and selecting precise research subjects, specimens, and data that meet research projects’ inclusion and exclusion criteria is a manual, inefficient process that is usually done via email and spreadsheets. This process can take weeks to months to complete because of the back-and-forth communication required between researchers and providers to refine specimen requirements to match them up to available specimen and data. Specimen providers often lack an easy way to search their inventory for existing samples and data and also lack tools to search their medical record systems for patient populations who may provide specimens at future patient encounters.

We believe that in the currently fragmented biospecimen supply chain, there is an opportunity for consolidation and increased efficiencies through the use of a modern marketplace technology approach. We plan to seize this opportunity via the iSpecimen Marketplace.

The iSpecimen Marketplace Solution

The iSpecimen Marketplace offers single-source access to millions of human biospecimens and patients across a diverse network of specimen providers — quickly and compliantly — saving researchers time and money in their specimen procurement process while making it easier and more efficient for providers to get their specimens in the hands of researchers who need them. Our marketplace technology makes it as easy to find specimens for research as it is to find flights on a travel website. We have adopted many of the same ease- of-use characteristics of these B2C marketplaces, from simple guided searches, to the ability to refine search criteria with sliders and checkboxes, to the ability to add chosen items to a cart in order to purchase them, to online order management. Our two-sided marketplace platform makes it easy for researchers and healthcare providers to connect and transact, introducing efficiencies into what is otherwise a very time- consuming and manual process.

Our marketplace technology is groundbreaking in the human biospecimen procurement space. In a world where there are thousands of biospecimen providers who typically rely upon e-mail and spreadsheets to communicate with customers to manage the bioprocurement process, our iSpecimen Marketplace offers a more efficient user experience to life science researchers who are looking for better ways to access research subjects, specimens, and data, and to healthcare provider organizations, who are looking to realize their missions of supporting research while augmenting their bottom line. Our two-sided marketplace platform makes it easy for both sides to connect and transact, introducing efficiencies into what is otherwise a very time- consuming and manual process.

Tissue
Breast
Primary Tissue Type
Malignant Tumor
Characteristics
FFPE Block
Format
CHANGE
Cohort
Breast - Malignant Tumor - FFPE Block
(Filter Criteria Locked)
START NEW SEARCH
Patient
Hide
Age: 0 to 90 years
Sex: Any
Race: Any
Ethnicity: Any
Primary Disease: Any
Primary Disease Stage: Any
Specimen
Hide
Collected Within Last: 40 years
Today
40
Primary Tissue Type: Breast
Tissue Collection Site:
Primary Site (Breast)
3604 Cases (2 In Cart)
Export results to a .csv file
REVIEW CART
Sort: Collection Year
Select All
Primary Tissue Type: Breast
Site: Primary
Disease: Breast Cancer
Stage: (TNM: pT2,,MX)
Collected: 2020 - USA (Research Use)
Histology: Infiltrating duct carcinoma, NOS
Patient: 78yrs - Female - Caucasian
Case ID: ISP-163647
IN CART
Details: 4 FFPE Block
4 Snap Frozen
FFPE Sections
6 Biofluids
Primary Tissue Type: Breast
Site: Primary
Disease: Breast Cancer
Stage: IIIA (TNM: pT3,pN1a,MX)
Collected: 2020 - USA (Research Use)
Histology: Lobular carcinoma, NOS
Patient: 59yrs - Female - Caucasian
Case ID: ISP-163852
IN CART
Details: 8 FFPE Block
8 Snap Frozen
FFPE Sections
4 Biofluids
Primary Tissue Type: Breast
Site: Primary
Disease: Breast Cancer
Stage:
Collected: 2020 - USA (Research Use)
Histology:
Patient: 58yrs - Female - Caucasian
Case ID: ISP-164216
ADD TO CART
Details: 2 FFPE Block
2 Snap Frozen
FFPE Sections
11 Biofluids
Primary Tissue Type: Breast
Site: Primary
Disease: Breast Cancer
Stage: IIIA (TNM: pT2,pN2a,MX)
Collected: 2020 - USA (Research Use)
Histology: Infiltrating duct carcinoma, NOS
Patient: 35yrs - Female - Caucasian
Case ID: ISP-163833
ADD TO CART
Details: 6 FFPE Block
6 Snap Frozen
FFPE Sections

The iSpecimen Marketplace instantly shows researchers the available specimens that meet their specific inclusion and exclusion criteria.

The platform is built upon a robust healthcare data set comprised of information about available specimens and research subjects, which then enables the search and matchmaking process. It receives de-identified specimen and patient data from electronic medical records, laboratory information systems, biobank inventory systems, and other healthcare data sources (either in real time via data feeds or regularly via file extracts) and harmonizes this “big data” across all participating organizations into a common dataset. The data is then easily searchable by researchers using our intuitive, web-based user interface. Researchers can use their unique study inclusion and exclusion criteria as selection filters to search the de-identified healthcare data to find matching specimens currently available in laboratories and biobanks in our network. Researchers can then select the specific specimens they need for their studies, add them to a cart, request quotes, place orders, and track and manage their specimen requests and associated data across projects. When specimens are not available that meet their research criteria, researchers can, with a click of a button, request a quote for a custom specimen collection and this custom specimen request will be distributed across our network of biospecimen providers.

Biospecimen providers also gain efficiencies using the iSpecimen Marketplace, not only by giving providers instant access to a large researcher base, but because the technology orchestrates the bioprocurement workflow from specimen request to fulfilment. Specimen providers gain access to intuitive dashboards to view requests, create proposals, and track and manage their orders.

In addition to providing the technology platform to connect researchers and healthcare providers, iSpecimen handles all marketing, sales, contracting, and compliance functions across both sides of the marketplace. We market to and develop relationships with researchers and specimen providers alike to bring them together into a single platform. We contract once with each participating customer and with each supplier organization and a single agreement then enables all users in that organization to instantly connect and work with all other organizations in the iSpecimen network. We also audit our suppliers to confirm they have proper IRB (or equivalent) protocols in place where required by law.

For researchers, the iSpecimen Marketplace saves time and money in the biospecimen procurement process while reducing risks by:

➢

Eliminating the time-consuming and complex process of identifying, building, and maintaining supply relationships and getting to an executed supply agreement, each of which may take months to more than a year to develop and may cost over $10,000;

➢

Providing anytime, anywhere access to a searchable database of available specimens in our supply network to reduce the typical back-and-forth email process that can take days to months per specimen request;

➢	Simplifying the process of tracking and managing specimen requests; and
➢	Reducing regulatory compliance complexity by both auditing supply sites for compliance and performing matchmaking between supplier and researcher compliance requirements.

For supply partners, the iSpecimen Marketplace also reduces costs and risks of biospecimen procurement while helping increase sustainability by:

➢	Eliminating the time consuming and costly process to develop a customer base of researchers;
➢	Simplifying the process of responding to researcher requests through the iSpecimen Marketplace;
➢	Providing a new source of revenue as well as helping providers advance their research mission by making their specimens available to a broad research base; and
➢	Reducing regulatory compliance complexity by performing matchmaking between supplier and researcher compliance requirements.

As of September 30, 2021, we had more than 4,800 external registered users on the iSpecimen Marketplace platform, representing more than 2,000 unique internet domains. Collectively, these users logged into the iSpecimen Marketplace more than 103,000 times and performed more than 13,000 specimen searches yielding more than 1,400 quote requests since its launch.

Planned Developments of our Marketplace

While the iSpecimen Marketplace currently supports our business model of providing access to search, find, and acquire human biospecimens and associated data from “inquiry to invoice” and positions us for future expanded business model exploration, there are a number of areas in which the iSpecimen Marketplace functionality could be enhanced to better support our stakeholders, including our prospects and customers, iSpecimen sales and operations staff, and our supply partners. We believe with additional investment in technology development resources, we could make significant progress in scaling our iSpecimen Marketplace and, by the end of 2022, we expect to have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform. We plan to use a portion of the proceeds of this offering for such development and believe that we would have sufficient funds to support our planned growth. However, if we decide to accelerate our business development, enter into new lines of business or if we fail to meet our revenue and expense targets, we may need to raise additional funds.

We plan to continue technology investment to better connect healthcare researchers with our network of suppliers to enable the acquisition of human biospecimens and data to help accelerate research and expanding the impact of our iSpecimen Marketplace platform from “inquiry to invoice” through the following key approaches:

➢

Enhance the customer experience. By working with our prospects and customers to understand their needs, we strive to provide a platform that more easily enables them to specify and find human biospecimens and data that meet the requirements of their research.

➢	Improve operational efficiency. By measuring the results of our operational workflows, we endeavor to reduce the friction and manual efforts in our processes and systems.
➢

Increase our supplier engagement. By continuing to engage with our supply partners to deliver solutions that make their interactions with us more fulfilling, we become more seamlessly integrated into their workflows and daily operations.

We continue to prioritize and release updated versions of the iSpecimen Marketplace platform in alignment with these approaches and believe that continuing to focus on these approaches will enable us to scale our business model more effectively.

Our Technology

Technology Components

The iSpecimen Marketplace technology is comprised of four major functional areas: search; workflow; data; and administration and reporting. We continue to invest in the evolution of these areas to improve customer and supplier engagement with the platform; provide operational efficiencies for our suppliers, our customers, and our internal operations; and increase the liquidity of products and services obtained through the platform. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our Company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.

➢

Search. The primary purpose of the iSpecimen Marketplace is to matchmake between those with access to subjects, specimens, and data, and those with a need for them to power their research. By entering subject and sample selection requests through the iSpecimen Marketplace, researchers can instantly search across the available medical records of large populations within iSpecimen’s healthcare provider network to create customized patient and specimen cohorts. Researchers can specify their criteria and either refine and review results to select specific specimens instantly, or they can request that iSpecimen find patients, specimens, and associated data to satisfy their needs when specimens do not currently exist in our network. Using our own proprietary algorithms, we enable researchers to explore both what is currently available and what is likely to be available based on historic statistical analysis of data. This allows researchers to determine quickly and easily how we can fulfill their requirements, which is especially useful for project planning and budgeting.

Our search capabilities are what most notably distinguish the iSpecimen Marketplace from other business-to-business, or B2B bioprocurement marketplaces. Whereas some other bioprocurement marketplaces support a search that generates a list of service providers that the researcher must then contact to inquire about specimen availability, the iSpecimen Marketplace goes a step further and returns a list of available specimens and data that actually meet the researcher’s specific requirements. Researchers can then select the individual specimens, add them to a cart, and request a quote for these exact specimens. By incorporating user experiences that researchers are accustomed to from their online consumer shopping experiences, such as faceted searches and the ability to add items to a cart, the iSpecimen Marketplace brings B2C ease of use to the B2B space.

➢

Workflow. Our workflow engine supports the unique bioprocurement workflows of our suppliers, customers, and internal iSpecimen operations users. For our suppliers, our ability to easily integrate into their environments and automate key parts of their bioprocurement workflow enables us to maintain a level of engagement and responsiveness necessary to successfully deliver on specimen requests from our research customers. We make it easy for suppliers to list their specimens in our iSpecimen Marketplace by receiving their data in the most commonly used data transmission formats for healthcare data, such as HL7 feeds (a healthcare data interchange standard), JSON files (a standard data interchange format), and CSV files (a comma separated values file used for tabular data), and then by harmonizing this data into standard terminology sets that allows their specimens to be searchable by our research customers. We provide these onboarding services at no charge to our supply partners. Additionally, our marketplace technology enables suppliers to track and manage all their specimen requests from feasibility assessment through the ordering and fulfillment process in a single web application, thereby streamlining their bioprocurement workflow. Because the work that we do with our suppliers is often a secondary concern to their primary mission of providing patient care, we believe that seamlessly integrating into their workflow is critical to its use and ongoing success.

In addition to supporting our suppliers’ workflow requirements, our workflow engine orchestrates customers’ bioprocurement workflows from specimen requests through fulfillment. Customers can not only search for and select specimens, but they can track and manage their specimen quote requests; place orders; track the progress of orders as they are fulfilled and shipped; and download packing lists, data sheets, and other accompanying data.

Finally, the Marketplace technology acts as the command and control center for internal iSpecimen operations users and allows them to easily federate and manage the sourcing of specimens and data for all requested projects across a large and growing supply chain. The technology tracks and manages requests for specimens from inquiry-to-invoice and provides a single place for internal users to manage all specimen requests, orders, shipments, and data. Additionally, because our technology easily scales to support a growing supply network and customer base, we have satisfied projects of all types and sizes — from small specimen requests to projects with more than a thousand samples from specific patient cohorts. As of September 30, 2021, we have delivered more than 160,000 specimens in support of nearly 2,100 unique projects since inception.

➢

Data. We power search and orchestrate the procurement workflow through our ability to acquire, ingest, generate, and use big data from our healthcare provider partners. Working with a global, centralized set of healthcare providers, we receive this data in a variety of different formats and quality levels. We de-identify, normalize, and harmonize our supplier network’s data for usage in our iSpecimen Marketplace, ensuring the highest level of patient privacy and compliance with HIPAA and all other applicable regulations that govern the research use of patient specimens and data. As of September 30, 2021, the iSpecimen Marketplace had ingested and harmonized data on nearly 14 million patients, 72 million clinical specimens, one million banked specimens, 570 million laboratory test results, and 890,000 medical conditions.

In addition, our platform gathers usage data that enables us to granularly understand supply and demand as well as provide value-added insights to our business partners. For example, our biobanking partners often have access to more samples than they can economically store. Understanding which samples are likely to be the most useful to researchers helps guide the biobanks’ operational practices to optimize their supply chain (for example, providing them with information on the medical conditions and specimen types that are in highest demand can help guide their collection practices). Our ability to deliver relevant insights further increases the engagement with our platform and positions us as a valuable partner.

As we continue to ingest and generate more data, there are additional business opportunities to leverage this our platform and continue to evolve the iSpecimen Marketplace using modern approaches such as robotic process automation and artificial intelligence/machine learning techniques to further improve the efficiency and effectiveness of the platform and enhance the value of the data. Our ability to leverage network effects will enable us to realize increasing returns from our investments and expand into adjacent markets such as clinical trial patient recruitment, data as a product, and software-as-a-service (SaaS).

➢

Administrative, Compliance, and Reporting. Administration, compliance, and reporting functions are critical components to enable users to properly evaluate and manage the bioprocurement process. Our administrative capabilities include functions such as user management to assign users and roles and password management to ensure passwords are updated regularly, among other capabilities. Compliance management includes manual and technology-based processes that allow iSpecimen to track and manage unique regulatory and legal requirements across customers and suppliers (such as consent requirements versus consents granted, required specimen and data uses versus allowable specimen and data uses, resale or distribution requirements versus resale or distribution rights) to make sure that customer requirements and supplier requirements match before transferring specimens and data. Additionally, we conduct regular audits of supply sites capabilities and confirm that supply sites have IRB (or equivalent) protocols in place where required by law. Our reporting tools turn operational data into useful information by enabling users to view operational data in tables and other visualizations. Together, they help manage and streamline administration, compliance, and operational functions.

Technology Development

The iSpecimen Marketplace software was developed over nine years with more than 80 staff-years invested in research and development. It comprises an orchestration of SaaS solutions, commercial and open source components, and custom developed software deployed in the cloud on a third-party hosting platform built and maintained through a combination of full-time staff and outsourced partners. The team uses agile practices to develop and improve the platform. We continue to enhance and improve the performance, functionality, and reliability of the iSpecimen Marketplace platform based on a user-informed roadmap that is actively updated based on internal and external feedback aligned with our goals.

The iSpecimen Marketplace uses third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services. The iSpecimen Marketplace uses software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model, including software distributed under the Apache License, Version 2.0, The MIT License, Mozilla Public License 2.0 (MPL-2.0), GNU General Public License version 2, GNU Lesser General Public License version 2.1, Eclipse Public License 1.0 (EPL-1.0), Common Development and Distribution License 1.0. In addition, iSpecimen uses software and services from commercial providers. We believe all of them are generally commercially available to us from other parties. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing technology development.

Our Products and Services

The iSpecimen Marketplace currently supports the supply chain management and bioprocurement process for specimens and associated data. We derive our revenue by procuring specimens from our healthcare provider network and then distributing these annotated biospecimens to our research client base. Revenue flows from the researchers who pay our Company to provide the specimens and we share that revenue back with the healthcare providers who supplied them. Revenue share back to the supplying organization is generally 25% to 50%, depending upon the sample type, collection requirements, and data provided. We are flexible and allow our suppliers to work with us using a number of revenue share constructs, including a fixed percent revenue share arrangement (whereby we share a fixed percentage of the revenue back with them), a fixed pricing schedule (whereby they set their pricing per specimen type), or on a project-based pricing (whereby the supply site sets fees on a per project basis). We have derived substantially all of our revenue from biospecimen procurement and to date, have not charged our customers or suppliers fees for the use of the iSpecimen Marketplace platform, or for marketing, sales, contracting, or compliance functions that we provide as part of the specimen procurement process.

We generally operate in a “just in time” fashion, meaning we procure specimens from our suppliers and distribute specimens to our customers after we obtain an order for specimens from a research client. Generally, we do not speculatively purchase and bank samples in anticipation of future, unspecified needs. We believe our approach offers many advantages over a more traditional inventory-based supplier business model where biorepositories take inventory risks, and where turnover and cash conversion cycles can be lengthy, depending on market demand for certain specimen types.

Currently, we provide access to the following types of human biospecimens from healthy and diseased-state subjects:

➢	Biofluids — such as whole blood, plasma, serum, urine, saliva, sputum, nasopharyngeal material, and cerebral spinal fluid;
➢	Solid tissue — such as fresh, fixed, and cryopreserved tissue; and formalin-fixed paraffin embedded blocks, slides, and curls; and
➢

Hematopoietic stem and immune cells — such as bone marrow, cord blood, whole blood, or sub- components of these tissues such as peripheral blood mononuclear cells (including normal or mobilized leukapheresis collections) and other isolated cell types (CD34+,T cells, NK cells, B cells, and monocytes).

For each of the biospecimen types, we offer:

➢

Remnant specimens — specimens collected originally for clinical testing purposes but are no longer needed for clinical care of that patient. These samples typically are sourced from clinical laboratories and pathology laboratories prior to their disposal; and

➢

Research use only specimens — specimens collected specifically for research via a direct intervention with a research subject, under a protocol that has been reviewed and approved by an ethics committee such as an IRB and with such research subject’s consent. These samples are typically sourced at healthcare providers or commercial partners that are a part of our supply network.

The cross product of all these categories (i.e. remnant or research use only and biofluids, tissues, or hematopoietic stem or immune cells) describes the product types we use to track and manage the business. These groupings include:

➢

Remnant biofluids — These leftover clinical samples are procured from our clinical lab partners and are typically available days after specimen collection. They are generally priced to the researcher in the $30 to $150 range per specimen, depending upon specimen type, rarity, and requested data. In 2019, these specimens contributed to approximately 5% of our revenue. In 2020, due to new demand for remnant specimens tested for COVID-19, remnant biofluids represented approximately 16% of our revenue. In the nine months ended September 30, 2021, these specimens contributed to approximately 9% of our revenue.

➢

Remnant tissue — These leftover anatomic pathology samples are procured from our pathology lab partners and typically are available years after they were first collected for clinical care. They are generally priced in the $50 to $1,000 range, depending upon specimen type, rarity, and requested data. Remnant tissue accounts for an immaterial portion of our revenue in 2019, 2020, and the nine months ended September 30, 2021 as most of the tissue samples we distribute are research use only specimens.

➢

Remnant hematopoietic stem and immune cells — Remnant hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their viable cellular components, that are left over from a clinical testing process. These samples may be obtained from clinical and anatomic pathology labs and are generally priced to the researcher below $1,000 per specimen. We do not distribute many remnant hematopoietic stem and immune cells and therefore they contribute immaterially to our revenue.

➢

Research use only biofluids — Research use only biofluids are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. We obtain these samples via a variety of sources, including our biorepository and clinical research center partners. They are generally priced to the researcher in the mid-hundreds-to-low thousands of dollars per collection, depending upon specimen type, rarity, and requested data. In 2019, these specimens contributed to approximately 55% of our revenue and in 2020, they contributed to approximately 50% of our revenue. In the nine months ended September 30, 2021, these specimens contributed to approximately51% of our revenue.

➢

Research use only tissue — Research use only tissues are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. They are typically collected during a clinically required surgical procedure. We obtain these specimens from our biorepository partners, anatomic pathology laboratories, or clinical research centers that have relationships with surgical facilities. These samples are priced to the researcher at approximately mid-hundred to low-thousand dollars per sample, depending upon specimen type, rarity, and requested data. In 2019, these specimens contributed to approximately 40% of our revenue and in 2020, they contributed to approximately 35% of our revenue. In the nine months ended September 30, 2021, these specimens contributed to approximately 38% of our revenue.

➢

Research use only hematopoietic stem and immune cells — Research use only hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their cellular components, which are collected from subjects with their consent and under an IRB (or equivalent) protocol. Some of the aforementioned products are collected from healthy subjects or diagnosed (diseased) subjects and may be offered to researchers in fresh or cryopreserved format. They are prospectively collected primarily from our blood donor center partners or picked from banked inventory maintained by our supply site partners. The collection of these samples may require subjects to undergo apheresis procedures, bone marrow extraction procedures, and/or hematopoietic stem cell (HSC) mobilization therapies. These products are generally priced to the researcher at $1,000 to $9,000 per collection but could cost tens of thousands of dollars per collection depending upon collection type, specimen type, rarity (subject phenotype or attributes selected), required procedures, and requested data. Research use only hematopoietic stem and immune cells were a relatively new product to us in 2019, with revenue from this product line immaterial in that period. During 2020 and the nine months ended September 30, 2021, these specimens also accounted for approximately 2% of our revenue and less than 3% of our revenue, respectively.

For each of these product types, biospecimens may already exist in lab archives or banked in our network of biorepositories (“banked”) or may be collected in the future from our network of healthcare providers and commercial specimen providers (“prospectively-collected” or “custom collections”).

Our Supply Partners

Critical to the success of the iSpecimen Marketplace is the network of healthcare providers who make their patients, samples, and data available to researchers. This supply network was built over a nine-year period and as of September 30, 2021, our supply network consisted of 197 unique healthcare organizations and biospecimen providers under agreement, including healthcare systems, community hospitals, clinics, private practice groups, commercial laboratories, blood centers, commercial biobanks, clinical research sites, and cadaveric donation centers.

Engaged Supplier Organizations
13
34
66
102
147
181
197
2015
2016
2017
2018
2019
2020
September 30, 2021

Our suppliers are located in 13 countries across the Americas, Europe, and Asia and our cost of revenue for the nine months ended September 30, 2021 and the years ended December 31, 2020 and 2019, break out as follows geographically:

	September 30,	December 31,
	2021	2020	2019
Americas	87.8%	92.28%	97.7%
Europe, Middle East, and Africa (“EMEA”)	10.8%	2.31%	0.2%
Asia Pacific (“APAC”)	1.4%	5.41%	2.1%

There were two suppliers that accounted for 12.63% and 12.36% of our total cost of revenue during the nine months ended September 30, 2021. There was one supplier that accounted for 21.2% of our total cost of revenue during the year ended December 31, 2020. There were three suppliers that accounted for 21.7%, 10.0%, and 9.7% of our total cost of revenue during the year ended December 31, 2019. No other single supplier accounted for over 10% of our total cost of revenue during the nine months ended September 30, 2021 and the years ended December 31, 2020 and 2019.

Each supplier organization may give us access to one or more of the following environments within their organization where specimens may be obtained:

➢

Clinical labs — This environment provides access to remnant biofluids and is typically found in hospitals, commercial laboratories, clinics, and private practice groups. As of September 30, 2021, more than 30 of our healthcare supply sites provided us with access to remnant biofluids originating in clinical labs;

➢

Pathology labs — This environment provides access to remnant tissue and remnant hematopoietic stem and immune cells and typically exists within hospitals or commercial laboratories. As of September 30, 2021, more than 15 of our healthcare supply sites provided us with access to remnant tissue or cells originating in pathology labs;

➢

Biorepositories — These organizations typically reside within larger healthcare systems or commercial organizations. Generally, they collect and store specimens for unspecified future research purposes. As of September 30, 2021, approximately 55 of our supply sites provided us with access to specimens stored in biorepositories;

➢

Blood donor centers — These organizations typically collect large volumes of blood and derivatives for therapeutic or research purposes. They own and operate donor centers and may manufacture broad selection of isolated cell types (fresh or cryopreserved) from consented donors for research use. As of September 30, 2021, six of our supply sites provided us with access to large volume blood products;

➢

Cadaveric donation centers — These organizations receive whole cadavers and provide access to cadaveric tissues, biofluids, and stem cells, specifically for research purposes. As of September 30, 2021, three of our supply sites provided us with cadaveric tissues and biofluids; and

➢

Clinical research centers — These organizations generally reside within healthcare facilities such as hospitals or clinics, or they operate as standalone entities providing access to subjects for research programs. Subjects may be approached and consented to provide specimens when they are in for healthcare appointments (i.e. patient encounters) or may be called in to specifically participate in research projects. As of September 30, 2021, approximately140 of our healthcare supply sites provided us with access to patients directly from over 1,000 hospitals and thousands of clinics and practice groups.

Supply sites may provide specimens from one or all these environments, depending on their practices and capabilities. Each supply site can select how it will work with our company.

In addition to obtaining specimens and data directly from healthcare organizations, we work with several commercial biobanks and biospecimen brokers who have their own network of healthcare provider supply partners and wish to make their samples available to our research clients as well. While these organizations are generally considered our competitors, they are willing to work with us because we provide value by acting as both a distribution channel for them and a supply partner to them to increase their revenues.

Moreover, the inclusion of competitors’ specimens in our iSpecimen Marketplace platform further strengthens our competitive position and value to our customers by further de-fragmenting our customers’ buying experience.

Our Customers

Our customer base is primarily comprised of three main segments: biopharmaceutical companies, in vitro diagnostic (“IVD”) companies, and government/academic institutions. As of September 30, 2021, we have distributed our specimens to approximately 398 unique customer organizations, comprising most of the large IVD and biopharma companies along with large government agencies, such as the Centers for Disease Control and Prevention.

Additionally, in 2019, we entered the new and rapidly growing regenerative medicine segment, which according to a market research report published by Fortune Business Insights, was valued at $23.8 billion globally in 2018 and is expected to reach $152 billion by the end of 2026, thereby exhibiting an estimated CAGR of 26%. Moreover, according to the Alliance for Regenerative Medicine, global financing for the regenerative medicine sector set an annual record of $19.9 billion during 2020. This “rapid growth” of the regenerative medicine market is characterized by the double-digit annual revenue growth rate combined with record global financing levels. Since entering the regenerative medicine market late 2019, we have acquired 27 customers representing 1.7% of our total revenue in 2019, 2.1% in 2020, and 5.4% in the nine months ended September 30, 2021.

Customer Adoption
24
69
135
172
230
330
398
2015
2016
2017
2018
2019
2020
September 30, 2021

From our inception through September 30, 2021, we have distributed nearly 170,000 specimens to 22 countries and our geographical revenues distribution for the nine months ended September 30, 2021 and the years ended December 31, 2020 and 2019, were as follows:

	September 30,	December 31,
	2021	2020	2019
Americas	95.0%	94.4%	77.5%
Europe, Middle East, and Africa (EMEA)	1.4%	1.8%	22.5%
Asia Pacific (APAC)	3.6%	3.8%	—%

During the nine months ended September 30, 2021, one customer accounted for 10% of our total revenue generated. During the year ended December 31, 2020, there were two customers that accounted for 10.5% and 10.3% of our total revenue generated. Notably in 2019, we significantly expanded our client base outside the Americas in large part due to one large international project. The project came to completion when the client moved to a new phase of its research. While we expect the client to approach us when it has specimen needs, we have no assurances that we will continue to be awarded projects of significance from this customer. During the year ended December 31, 2019, there were three customers that accounted for 20.0%, 10.6%, and 10.0% of our total revenue generated. We continuously engage with all customers when we receive inbound requests from them, whether they are within or outside of the Americas. Year-over-year, our top customers have been different because their specimen needs tend to be project-based and depending upon where they are in their research and development cycle, they may not need large numbers of specimens each year. Regardless, our customer retention rates are high, with 20 of our top 25 customers (80%) in 2019 also procuring specimens in 2020.

Biospecimens have broad utility within the healthcare and life science industries, as they are collected and used throughout nearly every stage of diagnostic and therapeutic product discovery and development. For diagnostic products, they are used consistently for preclinical discovery, clinical validation, and post-market validation, as well as surveillance. For therapeutic products, these samples are most often used during preclinical research involving drug target identification and validation, compound screening, lead optimization, predictive toxicology, and pharmacokinetic studies. They are also used for biomarker/ companion diagnostic discovery and development, which has been shown to reduce the costs of drug clinical trials by 30 to 60% according to Ark Research. In the case of regenerative medicine applications, hematologic samples are used for research and development of engineered cell therapies (e.g. CAR-T, CAR- NK), stem cell therapies (e.g. hematopoietic stem cells, mesenchymal stem cells), exosome therapies, identification of cell immunophenotypes for allogeneic therapies, and for developing and scaling-up cell therapy manufacturing processes.

Given recent advances in technology that now allow for the identification of molecular determinants of disease, the role of the patient’s biospecimen has become even more important in all these endeavors and is essential to the development of precision medicine. This pursuit of precision medicine by the healthcare and life science industries has further increased the already high demand for human biospecimens and the clinical data that describe them.

Our Competitors

We compete with a highly fragmented landscape of organizations who have access to human biospecimens. The competitive organizations, including:

➢	Healthcare providers, who may offer access to clinical laboratory specimens, pathology laboratory specimens, biorepository specimens, or patients directly for research;
➢

Commercial biobanks, who purchase and maintain inventories of specimens from healthcare providers in anticipation of future requests from researchers. Some of these organizations offer online catalogs that can be searched for specimens within their own biobanks;

➢	Specimen brokers, who act as a middleman between healthcare providers and researchers on a transaction-by-transaction basis;
➢

Commercial specimen providers who operate their own donor centers, specimen procurement groups, and cell manufacturing facilities. Some of these organizations offer online catalogs that can be searched for specimens within their own biobanks; and

➢

Research services marketplaces, that provide access to a list of biospecimen providers but not a list of available biospecimens. These organizations allow a researcher to fill out a specimen request form online which then gets distributed to the biospecimen providers in their marketplace. They do not support searches for precise specimens in the services marketplace.

In each of these cases, the landscape is extraordinarily fragmented, and our management estimates that most biospecimen providers have less than 1% market share each, and no single biospecimen provider has more than a 10% market share. Most competitors are smaller organizations with limited specimen procurement abilities. However, there are several larger biospecimen providers who are consolidating the industry by acquiring smaller specimen providers to enable them to provide broader access to specimens and research subjects. These organizations are well-capitalized by private equity and while they still lack a technology-based approach that enables them to search the inventories across their biospecimen provider network, because of their broad specimen access, banked inventory, and available cash, they currently represent our biggest competitive threat.

Specimen providers (e.g. Discovery Life Sciences and StemExpress) maintain internal biobanks and enable researchers to search online for specimens that reside within their own biobanks. Other research services marketplaces (e.g. Science Exchange) allow researchers to describe a specimen request which then gets broadcast to a network of specimen providers (i.e. no searching for specimens, but rather the identification of specimen providers who may or may not have matching specimens and the distribution of the specimen request to them). As such, we believe that there are no other online human biospecimen marketplaces that operate in a manner similar to our business. In addition, we believe that over the long term, the iSpecimen technology-based approach will allow us to scale faster than our competitors who rely upon manual efforts to procure specimens. Nonetheless, we believe we will continue to face competition from: healthcare providers that have their own inventory of biospecimens and thus offer lower prices by eliminating us and others as middlemen; commercial biobanks that have their own inventory of biospecimens and thus may deliver samples more quickly when a researcher’s needs align with their existing inventory; specimen brokers with a specific niche (e.g. infectious disease); and commercial specimen providers with their own donor centers who may more predictably collect and deliver specimens.

When successfully implemented, online marketplaces are a highly efficient supply chain that offer many advantages to both suppliers and customers, including lower costs, reduced procurement timeframes, increased revenue (for suppliers), increased access to a large and growing supply network (for customers), and reduced risks. While our iSpecimen Marketplace is driving these benefits now, we believe they will become even more apparent when the iSpecimen Marketplace achieves greater scale by the end of 2022, when we will have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, and direct pricing availability in the platform. To date, we have been unable to operate the marketplace profitably. For the nine months ended September 30, 2021, and 2020, we reported net losses of $6,911,428 and $3,058,540, respectively.

We provide the following benefits to our research customers and suppliers:

➢

We reduce the time and costs for researchers and specimen providers to connect. The iSpecimen Marketplace is made up of 197 unique specimen providers and connects them to thousands of researchers who need access to specimens. We continue to invest in marketing, sales, site development, and technology resources to further increase the number of organizations and users that are connected. Researchers save time and money by eliminating the need to develop their own supply chain while suppliers gain a new source of revenue via access to a large research base without associated marketing and sales costs.

➢

We reduce the cost and risks associated with contracting and compliance. Via a single contract between our Company and a supplier or customer organization, researchers and suppliers can instantly access each other. This process is more efficient and cost-effective than each provider and researcher contracting independently. Additionally, we manage the compliance process by matching up researcher requirements to supplier requirements to ensure that consents, protocols, and contracts are all aligned.

➢

We simplify the process to find and procure specimens and data. Researchers can instantly search for specimens and data, anytime and anywhere, eliminating the time that both researchers and specimen providers typically spend handling specimen requests via email and spreadsheets. Both sides can also track and manage projects and get a real-time view into their progress. Finally, our technology harmonizes and manages data associated with projects, making it easier for researchers to access and use the data while reducing the workload and errors that suppliers face with manual data extractions and annotation. Researchers and customers alike obtain operational efficiencies in the biospecimen procurement process using the iSpecimen Marketplace.

➢

We have lower capital cost structure and little inventory risks when compared to commercial biobanks. Commercial biobanks have consolidated some of the biospecimen supply. However, high capital costs required to establish and maintain freezer farms and specimen inventories ties up capital and increases operational costs. We believe an expensive, capital-intensive approach to procuring and storing large numbers of specimens is not a viable long-term solution, especially as medical researchers’ needs for specimens and data change, potentially rendering existing inventories obsolete. Since we generally only procure specimens in response to an actual customer order, we do not have the capital costs, inventory carrying costs, and associated risks of commercial biobanks.

➢

We have an experienced management team with deep expertise in biospecimens, life sciences, healthcare, technology, regulatory compliance, and marketplaces. On average, each member of our management team has more than 25 years of relevant industry experience. Many on the team have worked together for 10 years or longer, either at our Company or at prior companies.

As a result of these advantages, as of September 30, 2021, we have delivered more than 160,000 specimens in support of nearly 2,100 unique customer projects since shipping our first specimens in 2012. We have also provided our healthcare provider partners with more than $14 million in revenue during that time.

In short, we believe that our technology-based marketplace approach allows us to better serve our research clients and supply chain today while allowing us to scale more easily both in the future to capture a larger portion of the market.

Our Sales Pipeline

Our sales pipeline is comprised of four active sales stages: inquiry, quote, purchase order, and revenue. Each customer opportunity goes through one or more of these stages before getting closed as a won opportunity or lost opportunity. If the specimen request is not converted into revenue, that customer opportunity is closed as a lost opportunity.

➢

Inquiry — In this stage, a customer or customer prospect articulates a need for specimens (“Specimen Request”), either by searching the iSpecimen Marketplace, filling out an online request form, or otherwise communicating the Specimen Request to us. This stage starts when the Specimen Request is captured and ends when either a quote is generated, or the opportunity is lost;

➢

Quote — Once we confirm that the specimens can be obtained in our supply network in accordance with the Specimen Request, the Specimen Request is quoted to the customer or customer prospect. The quote stage starts when the quote is created and ends when a purchase order is received for the order of the specimens or the opportunity is lost;

➢

Purchase Order — Once a customer or customer prospect would like to place an order, they provide a purchase order to us for the procurement of specimens in accordance with the Specimen Request. the purchase order stage begins with the receipt of the Purchase Order (or equivalent document) and ends when the Specimen Request is closed because the order has been fully fulfilled, partially fulfilled, or cancelled before any specimens are fulfilled; and

➢

Revenue — Once a Specimen Request or any portion of it is accessioned specifically for the customer’s purchase order, that portion of the Specimen Request is fulfilled, and we recognize revenue. We generally invoice for specimens upon shipment of the specimens to the customer.

Revenue is generally lower than purchase order value. This is because only a completely fulfilled purchase orders generate the amount of revenue as its value and some purchase orders are not completely fulfilled due to a variety of reasons including:

➢	researchers make changes in project requirements and the open request no longer meets the researcher’s needs;
➢	researcher budgets change or projects get cancelled;
➢	researchers place orders with multiple specimen providers and cancel open orders when they have procured sufficient quantity of samples across all their sources; or
➢	we have not fulfilled the entire order before the project deadline.

For purchase orders received and closed between January 1, 2016 and September 30, 2021, we fulfilled approximately 60% of the total value of such purchase orders. For purchase orders received but still open as of September 30, 2021, approximately $6.9 million was in the open backlog, which represents the value of open orders that could be recognized as revenue in the future should these orders be completely fulfilled by the Company.

We track Specimen Requests from “inquiry-to-invoice,” including the total dollar amount, average dollar amount, number of requests, and time spent in each pipeline stage. The following table shows the total value of Specimen Requests that entered that stage each year from 2016 to 2020 and the year-to-date comparisons between 2020 and 2021 along with the compound annual growth rate (“CAGR”) from 2016 to 2020.

Sales Pipeline Totals (Unaudited) ($’s in ‘000)

							As of
Sales Pipeline Stage — Totals	As of December 31,					CAGR	September 30,
(in thousands)	2020	2019	2018	2017	2016	2016‑20	2021
Inquiries	$76,765	$54,266	$26,530	$26,236	$11,057	62%	$65,725
Quotes	$64,333	$36,569	$17,851	$16,464	$6,763	76%	$35,752
Purchase Orders	$14,850	$12,065	$8,228	$5,185	$2,109	63%	$12,819
Revenue	$8,184	$4,298	$4,395	$3,067	$1,448	53%	$8,586

In 2016, we hired our first Vice President of Sales and in that year, with a single salesperson, we generated

$1.4 million in revenue. In 2017, we added two additional sales personnel to focus on the remnant biofluids segment to match our supplier concentration at the time. Revenue more than doubled to $3.1 million in 2017. In 2018, we released new workflow software designed to help suppliers and iSpecimen more easily manage the inquiry-to-invoice process which did not deliver the expected value. As a result, our ability to move Specimen Requests through the sales pipeline was limited, and thus revenue growth stalled from mid-2018 to mid-2019 as we made critical software repairs. As a result, our revenue remained flat from 2018 to 2019. The management team made a strategic decision to delay the build out of the sales team until the critical repairs were completed which took to mid-2019. In the fourth quarter of 2019, the sales team was increased from three to seven people in anticipation of growth commencing again in 2020. From January 1, 2020 through September 30, 2021, the operations team was increased by nine people to keep up with increased demand for specimens. Management believes that the major scalability issued we faced from mid-2018 to mid-2019 that adversely affected our revenue have been remedied.

As a result of these changes, 2020 revenue grew to approximately $8.2 million and increased by approximately 90% when compared to 2019 revenue. During the nine months period ending September 30, 2021, revenue was $8.6 million and grew 57% when compared to the nine months period ending September 30, 2020 and purchase orders totaled $12.8 million and grew 30% over the nine months period ending September 30, 2020. During this same nine-month period, quotes decreased by approximately 28% to $35.8 million compared to $49.7 million during the nine months period ending September 30, 2020, due in large part to one extraordinary specimen request that resulted in $14.2 million in quotes in the nine months period ending September 30, 2020. As of September 30, 2021, we had approximately $6.9 million in open backlog, representing the value of open orders that could be recognized as revenue in the future should these orders be completely fulfilled by the Company.

In addition to growing our total value of specimen request throughout the sales pipeline, our average value per specimen request increased across the stages of the pipeline between January 1, 2016 and September 30, 2021. This is in large part due to a change in our specimen mix from predominantly remnant specimens to research use only specimens, the latter of which typically have a higher value per specimen request and per specimen. In 2016, remnant specimens accounted for approximately 40% of our revenue but decreased to about 5% of our revenue in 2019. During 2020, remnant specimens increased to approximately 16% of our revenue due in large part to COVID-19 and the corresponding growth in requests for remnant plasma, serum, and nasopharyngeal swabs that were tested for this virus. During the nine months ended September 30, 2021, our overall specimen mix included approximately 9% remnant specimens.

The following table shows the average value per Specimen Request that entered that stage any time during the year:

Sales Pipeline Average Specimen Request Size (Unaudited) ($’s in ‘000s)

							As of
Sales Pipeline Stage — Averages (in	As of December 31,					CAGR	September 30,
thousands)	2020	2019	2018	2017	2016	2016‑20	2021
Inquiries	$56.5	$42.1	$23.2	$17.8	$18.8	32%	$50.1
Quotes	$78.7	$47.1	$34.1	$20.3	$16.5	48%	$63.7
Purchase Orders	$33.8	$35.5	$26.3	$9.8	$7.0	48%	$43.1

Additionally, our average selling price per specimen shipped also increased commensurately as our product mix shifted more towards research use only specimens. The following table shows average selling price per specimen shipped each year from 2016 to 2020 and the year-to-date comparisons between 2020 and 2021:

Average Selling Price per Specimen Shipped (Unaudited)

							As of
	As of December 31,					CAGR	September 30,
Average Selling Price	2020	2019	2018	2017	2016	2016‑20	2021
Per Specimen Shipped	$325.47	$329.18	$163.98	$95.46	$35.48	74%	$406.62

The overall size of our customer base continues to grow. The cumulative number of customers (which includes any organization that ever-procured specimens from us) and the number of active customers (i.e. any organization that procured specimens from us in the preceding twelve-month period) both showed increases between 2016 and 2020.

Number of Customers

							As of
	As of December 31,					CAGR	September 30,
	2020	2019	2018	2017	2016	2016-20	2021
Cumulative Number of Customer Organizations	330	230	172	135	69	48%	398
Number of Active Customer Organizations	172	108	96	104	56	32%	182

We believe our 2020 growth is primarily attributable with the two-fold growth in our sales team during the fourth quarter of 2019, along with new demand for COVID-19 specimens.

Our Growth Strategies

We believe we will continue to accelerate our revenue growth by improving and expanding our iSpecimen Marketplace platform to become the most convenient, efficient, and trusted resource for researchers to acquire, and suppliers to share research subjects, specimens, and data for life science research. We plan to build value by pursuing strategic objectives in five key areas:

➢

Marketplace technology innovation — We continue to innovate our proprietary iSpecimen Marketplace technology with search and workflow automation features that dramatically improve the buyer’s journey of searching for and compliantly acquiring annotated biospecimens from “inquiry to invoice”, and the supplier’s journey of sharing patient and specimen data, confirming project feasibility, and fulfilling orders;

➢

Increased patient data — Healthcare data is an important underlying asset of our marketplace business model. Gaining access to increasing levels of healthcare data at our supply partner organizations will allow us to increase the efficiency of our operations from inquiry-to-invoicing while also accelerating the overall biospecimen procurement process. Additionally, our ability to use increasing volumes of patient data to identify and engage with patients for biospecimen research also provides additional opportunities to move into adjacent spaces — including recurring revenue business models — such as premium search subscriptions, patient data subscriptions, the patient recruitment for clinical trials, and software licensing;

➢

Supply chain expansion — In order to better support worldwide research, we continue to increase access to global patient populations, inventories of banked specimens, patient data, and prospective collection capabilities by expanding our network of high-value suppliers combined with a direct- to-patient specimen collection capability. We are agile in identifying and onboarding new global supply partners who can provide specimens and related services to meet rapidly emerging market needs such as our recent expansion into COVID-19 biomaterials for SARs-CoV-2 research, and into diagnostic, vaccine, and therapeutic development. As part of our effort to expand outside of the United States, we entered into two Non-Exclusive Marketing, Sales & Distribution Agreements, one with BizCom Japan, Inc. on June 8, 2020, and another with Cosmo Bio Co., Ltd. on August 24, 2020, pursuant to which we granted to each distributor a non-exclusive right to purchase, inventory, market, sell and distribute specimens for certain authorized purposes in Japan, and each distributor agreed to maintain an effective marketing and sales effort dedicated towards acquiring new research customers and growing business with existing research customers. The distributors would also receive a 20% discount off list prices or standard price quote amount in cases involving bespoke specimen requirements. BizCom Japan, Inc. is subject to a minimum annual purchase order amount obligation under the terms of the agreement, which was $0 in the first year of the agreement and will be set annually afterwards at the beginning of each contract year as mutually agreed to by the parties; and

➢

High growth markets — We are focusing on servicing high growth market sectors such as COVID-19 research, precision medicine, regenerative medicine, biopharma/vaccine development, diagnostics development (e.g. oncology liquid biopsy and infectious disease), and specialized areas of life science research (e.g. cancer and autoimmune disease); and

➢

Organizational capacity — We continue to strengthen our organizational capacity with the right experience, training, skill sets, and resources for developing our iSpecimen Marketplace platform, expanding our marketplace of high-value suppliers and customers located in key geographies, ensuring regulatory compliance, and tracking key performance indicators while fostering a data- driven mindset.

Additionally, we have deployed a multi-faceted go-to-market strategy to support our customer and supplier growth initiatives. This strategy includes a focus on:

➢

Sales and marketing capabilities — Our sales organization will continue to grow and evolve to better focus on targeted market sectors and key stages of sales development to increase sales funnel conversion rates;

➢

High value customers and suppliers — We will continue to grow and retain high-value customers and suppliers by delivering excellent service and pursuing deeper relationships. For example, we are developing preferred supplier contracts to increase purchase volume, customer retention/loyalty, and growth in the number of researchers served within a parent account. We are also investing more resources in customer service personnel, site management personnel, and related processes; and

➢

Channel partners — We will continue to collaborate with channel partners located in key non-U.S. markets to reach more end-users of biospecimens and data, strengthen our brand visibility, increase market share, and drive iSpecimen Marketplace utilization. These partnerships also help mitigate our risk of sales volatility in the case of an economic downturn or other factors that negatively impact sales and market demand in the U.S.

We have articulated our growth plan using a strategy map balanced scorecard approach which identifies strategic objectives and connects internal processes with desired outcomes that align with our mission and vision.

Our Intellectual Property

Intellectual property rights are an important component of our business. While we currently do not have any patents protecting our intellectual property, we rely on a combination of copyright, trademark, and trade secret laws in the United States and other jurisdictions, as well as confidentiality and non-disclosure agreements and other contractual protections with employees and third parties to protect our intellectual property rights, including our proprietary technology, brand, and know-how. We believe factors such as the technological and creative skills of our people; our existing and evolving partnerships; the creation of new features, functionality, and services; and the frequent enhancements to our platform have helped us to establish and will help us maintain our technology leadership position.

Regulations

iSpecimen works with the healthcare industry and with clinical researchers, both highly regulated environments in the United States and other countries. Government departments and agencies, at the federal, state, and local levels have regulations related to research activities that involve human subject research as well as regulations about the collection, storage, and dissemination of personal and healthcare data related to individuals. To support compliance with regulations, we have both internal personnel and external resources who provide us with expertise in various areas of compliance including a Chief Information Security Officer, Chief Privacy Officer, contracts manager, biospecimen and data privacy counsel (external), general counsel (external), IRB (external), and other employees with expertise and oversight of site compliance, lab compliance, and operational compliance.

The following is a general overview of the major laws and regulations pertaining to our business in the United States:

➢	45 CFR Part 46 — Federal Policy for the Protection of Human Subjects
➢	HIPAA and 45 CFR Parts 160, 162, and 164 — HIPAA Privacy Rule, Security Rule, and Breach Notification Rule
➢	21 CFR Part 11 — Food and Drug Regulations — Electronic Records, Electronic Signatures
➢	21 CFR Part 50 — FDA Regulations — Protection of Human Subjects
➢	21 CFR Part 56 — FDA Regulations — Institutional Review Boards
➢	Other Information Laws and Regulations
➢	Other Applicable Laws

Most countries have their own corresponding rules that we are also required to follow.

45 CFR Part 46 — Federal Policy for the Protection of Human Subjects — “The Common Rule”

The Common Rule refers to regulations issued by the U.S. Department of Health and Human Services (“HHS”) and other federal agencies that fund or participate in research, which regulations protect individuals participating in research. The Common Rule defines “Human Subjects Research” as research involving a living individual about whom an investigator is conducting research when information or biospecimens are obtained through intervention or interaction with the individual, or where the research uses, studies, analyzes, or generates identifiable private information or identifiable biospecimens. For this type of research, the Common Rule stipulates: (i) when this research must be reviewed and approved by an IRB (as well as when it may be exempt from IRB review and approval); (ii) the requirements for an IRB’s membership, authority, review procedures, record keeping, and approval criteria; (iii) when informed consent must be obtained from a research subject for participation in research and the elements that must be communicated in an informed consent form (as well as when consent may be waived by an IRB); and (iv) rules related to special requirements for vulnerable populations (such as prisoners and pregnant women).

iSpecimen is involved with both Human Subject Research and non-Human Subject Research. The collection of Research Use Only (“RUO”) specimens (i.e., samples collected specifically for research via a direct intervention with the research subject and not collected as part of routine clinical care) is considered Human Subject Research. In those cases, iSpecimen and our suppliers are subject to the Common Rule. Therefore, all research use only specimens collected in the United States need to be collected under an IRB-approved protocol, with informed consent (unless an IRB waives consent under appropriate regulatory standards).

When iSpecimen is the study sponsor (i.e. specimens are collected under our IRB protocol), we work with a commercial IRB (currently Advarra) to approve our protocol, informed consent forms, subject recruitment material, and collection sites. These protocols and associated material are reviewed regularly by our IRB in accordance with the Common Rule. When iSpecimen is not the study sponsor (i.e., when research use only specimens are collected at participating healthcare providers under their own IRB-approved protocols), we audit the site before we start procuring specimens to ensure that appropriate IRB approvals are in place.

For international specimen collection sites, we rely on those sites to ensure they are collecting specimens in accordance with the laws in their own jurisdictions, in addition to following basic U.S. rules related to Human Subjects Research.

Finally, iSpecimen participates in Non-Human Subject Research, specifically when we collect clinical remnant samples (i.e., those specimens that were collected originally as part of clinical care). According to the Common Rule, as long as the physical sample and any associated dataset is de-identified before being used for research, the use of clinical remnant samples is not considered Human Subject Research and therefore does not need IRB review and approval, nor does it require patient consent. For these samples, iSpecimen leaves it up to each supplier to determine whether the supplier seeks patients’ consent or whether the supplier will inform its patients about the supplier’s use of remnant samples, or allows its patients to opt-out of their use. In all cases, we track any use limitations that attached to a particular specimen. For researchers who only want samples from patients who have consented to allow use in research, we only distribute specimens meeting that criteria to those researchers.

Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, all as implemented by 45 CFR Part 160, 162 and 164 (collectively, “HIPAA”).

HIPAA includes several applicable rules, including the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”), the Security Standards for the Protection of Electronic Protected Health Information (“Security Rule”), and the Breach Notification Rule (“Breach Notification Rule”).

The Privacy Rule addresses the allowable uses and disclosures of an individual’s PHI by Covered Entities, defined by HHS as (1) health plans, (2) healthcare clearinghouses, and (3) healthcare providers who electronically transmit any health information in connection with transactions for which HHS has adopted standards (such as electronic billing). The Privacy Rule also applies to Business Associates, which include persons or entities that performs certain functions or activities that involve the use or disclosure of PHI on behalf of, or provide certain services to, a Covered Entity. HIPAA requires Covered Entities to obtain HIPAA Business Associate Agreements with their Business Associates.

The Security Rule establishes a national security standard for protecting ePHI. The Security Rule requires Covered Entities and Business Associates to implement physical, administrative, and technical safeguards to protect ePHI.

The Breach Notification Rule pertains to Covered Entities and Business Associates that have access to PHI and requires them to provide notification following a use or disclosure of PHI that does not comply with the Privacy Rule that compromises the security or privacy of the PHI (a “Breach”).

Covered Entities and Business Associates that fail to comply with the HIPAA standards may be subject to civil money penalties or criminal prosecution.

iSpecimen has implemented many protocols and processes to comply with HIPAA and other data privacy and related laws and regulations. First, to reduce the likelihood of any Breach, iSpecimen removes all ePHI prior to storing information in our datacenter so that we do not possess PHI that is subject to HIPAA. Secondly, to the extent any PHI inadvertently remains in our datacenter, we have implemented physical, administrative, and technical safeguards to comply with the HIPAA Security Rule. We have implemented more than eighty HIPAA privacy and security policies at the Company to help ensure compliance with HIPAA Privacy, Security and Breach Notice rules. Thirdly, we regularly undergo HIPAA gap analyses and security testing using external, independent firms to find weaknesses and vulnerabilities in our technology and our data protection policies and procedures and remediate as needed. Finally, iSpecimen executes Business Associate Agreements or Data Use Agreements with our healthcare provider partners if they might share ePHI with us. To date, iSpecimen has never had a Breach of PHI and has never been investigated by HHS nor found to be out of compliance with HIPAA.

21 CFR — FDA Regulations

The Food and Drug Administration is an HHS agency that regulates clinical investigations of products under its jurisdiction, such as drugs, biological products, and medical devices. The FDA has its own set of rules related to the protection of human subjects in research which may differ from the Common Rule. However, FDA does harmonize its regulations with the Common Rule whenever permitted by law (see section 1002 of the 21st Century Cures Act, Public Law 114-255). iSpecimen follows the FDA regulations related to the protection of research subjects, so that its customers may submit data to the FDA resulting from research performed using data and specimens provided to the researcher by iSpecimen.

21 CFR Part 11 Electronic Records; Electronic Signatures

21 CFR Part 11 is relevant when submissions to the FDA include records in electronic form that are created, modified, maintained, archived, retrieved, or transmitted under any records requirements set forth in FDA regulations. At a high level, Part 11 requires organizations to implement good business practices by defining the criteria under which electronic records and signatures are considered to be accurate, authentic, trustworthy, reliable, confidential, and generally equivalent to paper records and handwritten signatures on paper. These rules stipulate a range of features that must be in place in computer systems that handle electronic data; standard operating procedures relating to information technology systems and processes; system validation processes and procedures to ensure that electronic systems operate as intended.

Although iSpecimen defines and implements many relevant policies, processes, and technical controls, the iSpecimen Marketplace has not been certified or audited for 21 CFR Part 11 compliance. In addition, we do not require the originating systems from whom we receive data to be 21 CFR Part 11 compliant. While we do not represent to customers or suppliers that our systems are 21 CFR Part 11 compliant, our clients may still submit data to the FDA that was received, stored, and transmitted in our systems.

The vast majority of the specimens used by our customers are for projects that do not require 21 CFR

Part 11 compliance, and our customers are responsible for determining whether they require Part 11-compliant data for the particular use. For specimens that are collected with informed consent, we audit informed consent differently for supply sites that use their own IRB or ethics committee and those supply sites that use the IRB we contract. In the event we are required to contact a client about a shipped specimen that is not supported by informed consent, which has not happened as of September 30, 2021, the client would then determine whether it could use the specimen without informed consent. In addition, we contract with an outside IRB for IRB services, which agrees to perform the services in accordance with all applicable laws and regulations governing independent institutional review boards, and to indemnify us for its failure to comply with applicable laws, rules, and regulations. The failure of our Company or our supply sites to comply with international, federal, state, and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which could have a material adverse effect on our business.

21 CFR Part 50 — Protection of Human Subjects

21 CFR Part 50 contains the general standards for obtaining informed consent and for human participation in clinical investigations as well as additional safeguards for children involved in clinical investigations, when the investigations are regulated by the FDA. The regulations specify the requirements for informed consent, exceptions to these requirements, elements of informed consent, and documentation of informed consent. Additionally, the requirements detail additional regulations for investigations involving children. Informed consent is not required to use de-identified specimens and data for certain FDA-regulated research, as set forth in guidance documents issued by the FDA.

To the extent our suppliers seek informed consent from individuals to use specimens and data for research, we will provide our clients, upon request, with copies of our or our suppliers’ template informed consent forms and IRB approval prior to obtaining samples from us. However, gaps may exist in our or our suppliers’ protocols and informed consent forms that make them incompatible with this regulation and we may fail to properly audit and identify these gaps.

21 CFR 56 Institutional Review Boards

21 CFR Part 56 contains the general standards for the composition, operation, and responsibility of an IRB that reviews clinical investigations regulated by the FDA. These regulations are intended to protect the rights and welfare of human subjects involved in such investigations and indicate the required organization and membership of an IRB; the IRB’s function and operations; record-keeping and reporting; and administrative actions for non-compliance.

iSpecimen utilizes an outside IRB to review the iSpecimen specimen collection protocol. While we believe the IRB composition and operations to be 21 CFR Part 56 compliant, there may be gaps that make them incompatible with this regulation.

Other Information Laws and Regulations

Other information laws and regulations include all applicable laws concerning the privacy and/or security of personal information including, but not limited to, state data breach notification laws; personal data protection laws such as the California Consumer Privacy Act of 2018, Nevada Senate Bill 220 (an amendment to the state’s existing online privacy policy statute) and Maine’s Act to Protect the Privacy of Online Consumer Information; and all applicable Payment Card Industry Security Standards with respect to account data protection.

Currently, iSpecimen collects personal data on customers, suppliers, investors, employees, research subjects, Marketplace registrants, and other individuals who interact with iSpecimen personnel or our websites. We believe we are in compliance with these data protection rules but there remains inherent risk of a data breach of iSpecimen’s systems or any of our technology service and SaaS providers (such as those organization who provide us with customer relationship management software, marketing automation software, online file storage, web services, email systems, accounting systems, and data aggregation and visualization services).

Other Applicable Laws

In addition to the above-described regulation by United States federal and state government related to Human Subject Research and data privacy and security, there are many other U.S. and international rules that are applicable to iSpecimen. The following list contains some of the other federal and state laws and regulations that could directly or indirectly affect our ability to operate the business:

➢	Occupational Safety and Health regulations and requirements;
➢	Centers for Disease Control Import Permit Program rules related to biological agents;
➢	Shipping rules such as IATA Dangerous Goods regulations;
➢	State and local laws and regulations for the disposal and handling of medical waste and biohazardous material;
➢

Export laws such as the U.S. Department of Commerce’s Bureau of Industry and Security Export Administration Regulations, U.S. State Department’s Directorate of Defense Trade Controls, and the U.S. Department of the Treasury’s Office of Foreign Assets Control in export licensing;

➢	Import laws such as the Customs and Border Protection Trade Act of 2002 and the Customs Modernization Act;
➢

The federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs;

➢	Federal, state, and local tax and tariff rules;

➢	Other laws and regulations administered by the FDA;
➢	Other laws and regulations administered by HHS;
➢	State and local laws and regulations governing human subject research and clinical trials; and
➢	Other laws and regulations of which we are unaware.

These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory compliance.

International Regulatory Environment

Because iSpecimen procures specimens from and distributes specimens to countries outside of the United States, we are subject to international rules related to the protection of human subjects in research, data privacy and security, import and export regulations, tariffs, and foreign rules similar to any of the aforementioned U.S. rules, as well as those of which we are unaware.

One of the more prominent international regulations is the GDPR which took effect in May 2018. The GDPR regulates the collection, use, disclosure, transfer, and/or other processing of personal data of identified or identifiable individuals located in the European Economic Areas, including the European Union. This data specifically includes personal health data that generally is provided as part of biospecimen collection studies. The GDPR imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates for processing (with some exceptions), allowing individuals to revoke consents granted, enabling individuals the right to have their data erased (with some exceptions), amended, or transferred to another data controller (known as “data portability”), providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, limiting the transfer of data to countries outside of the EU, providing notification of data breaches, and taking certain measures when engaging third-party’s who may also use or process the data.

In addition, EU member states may make their own further laws and regulations limiting the processing of personal data, including biometric, genetic, or health data.

The GDPR increases our obligations with respect to data collected by our EU suppliers. We generally rely upon our contractual terms with these organizations as a means for obligating them to provide us data in accordance with the GDPR regulations. In addition to utilizing contractual terms to obligate specimen suppliers to conform with GDPR, we generally request the international supplier fills out a pre-contract questionnaire to understand their GDPR compliance before engaging in the contracting process and then perform a post-contract audit that also asks about GDPR applicability and the site’s conformance to the GDPR. Audit questionnaires are distributed every two years after the initial site audit.

COVID-19 and its Impact

On January 30, 2020, the WHO announced a global health emergency because of a new strain of coronavirus (COVID-19) originating in Wuhan, China and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The pandemic had and still has both positive and negative effects on iSpecimen’s business.

On the positive side, a new market for COVID-19 samples emerged as a result of the pandemic. We received our first request for samples from patients with a prior or current COVID-19 infection on March 18, 2020, and through September 30, 2021, we fielded approximately 590 unique COVID-19 specimen requests representing approximately $32 million in opportunities. Because of our large, geographically diverse network with many sites around the country and the world, we were able to respond quickly to this new demand and match requests for COVID-19 specimens to sites in areas of outbreak. As a result, we won 210 of these opportunities and received purchase orders for approximately $9.6 million, which represented approximately 35% our purchase orders in 2020 and the nine months ended September 30, 2021. Notable among these COVID-19 opportunities was an $850,000 order from the Centers for

Disease Control for a longitudinal collection of blood from subjects who recently had a COVID-19 infection. This project not only provided revenue during the general COVID-19 slowdown, but because of this work, we are now registered as a government contractor and can pursue other opportunities across U.S. governmental agencies.

On the negative side, starting in March 2020, COVID-19 negatively impacted our supply chain’s ability to fulfill specimen requests. As healthcare providers dealt with the COVID-19 pandemic, many temporarily shuttered their research operations, including biospecimen collection capabilities, as they deployed resources to more critical parts of their organization or their employees stayed home to support social distancing measures. As a result, by April 1, 2020, more than 40% of our worldwide supply was fully disabled; more than 40% was partially disabled; and less than 15% was fully operational. Consequently, during the three months beginning April 2020, while our purchase order value increased by more than 300% compared to same period in 2019, our ability to fulfill these orders was negatively impacted by COVID-19 and resulted in our revenue only increasing year-over-year by less than 35% compared to the same period in 2019. However, over the course of the pandemic, many supply chain sites began to recover and became operational by August 2020 and even more so by November 2020. While our supply sites are mostly operational as of September 30, 2021 and we are seeing increasing non-COVID-19 specimen collections, we expect that while the pandemic lasts, we will continue to experience a slowdown in non-COVID-19 specimen collections as the pandemic surges in various parts of the world due to social distancing on the part of research subjects, supply partner site employees, and customer research organizations.

To help mitigate the financial risks during COVID-19 outbreak, the Company implemented measures to help control costs. For example, we eliminated non-essential travel and in-person training activities, deferred certain planned expenditures, and furloughed 7% of our employees. Also, going forward, the addition of mobile phlebotomy capabilities provides us with some level of risk reduction as it enables us to more easily pursue direct-to-patient specimen collections more easily, reducing our reliance upon our supply network should this pandemic or other circumstances in the future further limit our supply sites’ specimen collection capabilities. We also applied for and received a loan in the amount of $783,008 from the Paycheck Protection Program under the CARES Act in May 2020.

There is considerable uncertainty around the duration of this COVID-19 outbreak and its future impact. While we implemented measures to help stabilize revenue as well as measures to reduce costs in response to the COVID-19 outbreak, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we expect this matter to have an impact on our results of operations, financial condition, or liquidity, which cannot be reasonably estimated at this time.

Employees

As of September 30, 2021, we had fifty-two full time employees (not including co-ops or summer interns), seven of whom were engaged in research and development activities, twelve of whom were engaged in sales and marketing activities, nineteen who were engaged in operations and fulfillment activities, six of whom were engaged in supply development and management activities, and seven of whom were engaged in general and administrative functions. Our employees are primarily located in Lexington, Massachusetts with ten remote sales, marketing, and supply development personnel located elsewhere in the U.S.

Facilities

We occupy approximately 8,835 square feet of office and laboratory space in Lexington, Massachusetts under a lease that expires on February 28, 2024. Our laboratory is subject to applicable federal and state laws and regulations relating to the safe handling of laboratory specimens along with biohazard disposal, and we utilize an outside medical and biohazard disposal company for disposal of such specimens. We believe our existing facilities meet our current needs. We will need additional office space in the future as we continue to build our development, commercial and support teams. We believe we can find suitable additional space in the future on commercially reasonable terms.

Legal Proceedings

We may from time to time be involved in various legal proceedings and other matters arising in the normal course of business. We may in the future institute additional, legal proceedings to enforce our rights and seek remedies, such as monetary damages, injunctive relief and declaratory relief. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us because of diversion of management time and attention as well as the financial costs related to resolving such disputes.

MANAGEMENT

Officers and Directors

Our officers and directors are as follows:

Name	Age	Position
Christopher Ianelli	54	Chief Executive Officer, President, and Director
Jill Mullan	57	Chief Operating Officer, Secretary, and Director
Benjamin Bielak	52	Chief Information Officer
Tracy Curley	60	Chief Financial Officer and Treasurer
Andrew L. Ross	72	Chairman of the Board
George “Bud” Scholl	61	Director
Steven Gullans	69	Director
John L. Brooks III	70	Director
Margaret H. Lawrence	46	Director

Christopher Ianelli has been serving as our Chief Executive Officer, President, and director since founding iSpecimen in July 2009. Mr. Ianelli serves as a Class III Director and his current term will expire at our 2024 annual meeting of stockholders. Mr. Ianelli is the founder of and served as Chief Executive Officer of Abkine Pharmaceuticals, Inc., a development stage biopharmaceutical company pioneering innovative approaches to treatment of inflammatory and autoimmune diseases based on disruption of interleukin 16 signaling and chemoattraction from November 2009 to December 2011. Dr. Ianelli served as Managing Director at Leerink Partners (formerly Leerink Swann), a leading healthcare and life science investment bank, where he managed the expansion and delivery of services and directed strategy to develop new healthcare data and information assets for the firm from August 2003 to March 2008. Prior to that, Dr. Ianelli was a co-founder and Managing Director of Boston Medical & Scientific Advisors, a healthcare investment research firm ultimately acquired by Leerink, from 2000 to 2003. Dr. Ianelli received his Bachelor of Science degree in Biological Sciences from University of Lowell and both his Ph.D. in Immunology and his M.D. from Tufts University. He completed his residency training, including a year as Chief Resident, in Pathology at Brigham & Women’s Hospital and Harvard Medical School. He is well-qualified to serve on our Board due to his extensive experience in operations of biopharmaceutical companies and his expertise in medicine, healthcare and life science.

Jill Mullan has been serving our Chief Operating Officer since August 2013, Secretary since November 2012, and director since October 2014. Ms. Mullan serves as a Class II Director and her current term will expire at our 2023 annual meeting of stockholders. She joined the Company in 2010 as the Vice President of Marketing. She was a marketing/strategy consultant at AppNeta, a computer software company, from 2008 to 2010. From 2003 to 2008, she was a marketing and business strategy consultant to various technology-based companies including EMC and Planon Software. From 2000 to 2003, Ms. Mullan was on the founding team and Director of Marketing at Storigen Systems, a provider of distributed storage networks, where she built and ran the company’s product marketing, communications, and public relations organization; developed the company’s brand identity and launched several successful products. She was also employed at Avid Technology from 1996 to 2000, most recently as a Director of Product Marketing and Management with product responsibility for Avid’s editing product line. Prior to that, Ms. Mullan worked in product management and engineering roles at IBM, MIPS Computer Systems, and Hewlett Packard. Ms. Mullan formerly served as treasurer and board member of the Westford Education Foundation. She graduated with distinction from Cornell University with a Bachelor of Science in electrical engineering and received a Master of Business Administration from Stanford University with a focus on entrepreneurship and marketing. She is well-qualified to serve on our Board due to her extensive experience in operations, strategy, marketing, product, and business development in technology-based companies.

Benjamin Bielak has been serving as our Chief Information Officer since June 2018. He served as the Chief Information Officer at GNS Healthcare, a leading casual machine learning product and services company, from January 2017 to May 2018 and as Director of Academic Technology at Harvard University, from February 2015 to January 2017. Prior to his work at GNS and Harvard, Mr. Bielak was the Chief Information Officer at Dovetail Health, a high-growth product and services company focused on reducing costs through pharmacy-focused interventions, from November 2006 to April 2014. He previously held roles as Manager of Development and Integration at Boston Medical Center and Senior Manager of Technology at Sapient, a global services company, from December 1997 to July 2005. Mr. Bielak holds a Master of Business Administration degree from Bentley University, where his studies focused on change management, and a master’s degree from Boston University in computer science. He maintains two certifications, the College of Healthcare Information Management Executives (CHIME) Certified Healthcare Chief Information Officer (CHCIO) and the Health Information Management System Society (HIMSS) Certified Professional in Healthcare Information and Management Systems (CPHIMS).

Tracy Curley has been serving as our Chief Financial Officer since August 2020 and as Treasurer since July 2021. She was a partner at CohnReznick LLP, a national accounting firm, from September 2017 to June 2020. During her time at CohnReznick, LLP, Ms. Curley led the creation and development of an emerging markets commercial audit practice team for the firm in their Boston, MA office. Her practice focused on recruiting and providing audit services to private and public emerging growth companies in the technology and life sciences industries. From November 2014 to August 2017, she also served as a partner at Marcum LLP, a national accounting firm. Ms. Curley led the northeast regional high-tech practice for the firm. She focused on expanding the client base to provide a full range of accounting, tax and advisory services for private and public emerging growth companies in high tech industries such as technology, life sciences and advanced manufacturing. From March 2010 to October 2014, Ms. Curley served as a partner at Moody, Famiglietti & Andronico, LLP (“MFA”), a proactive consulting firm in the greater Boston, MA area with national and global reach. During her time at MFA, Ms. Curley led the creation and development of a public company audit practice focused on recruiting and providing audit services to public emerging growth companies. Ms. Curley serves as President and a board member of the North Shore Technology Council and as a board member of Project Green Schools. Ms. Curley received her Master of Accountancy and Bachelor of Science in Business Administration with a concentration in accounting from Kansas State University. She also attended the United States Military Academy. She is a certified public accountant licensed in the Commonwealth of Massachusetts.

Andrew L. Ross has been serving as our director since 2012. Mr. Ross serves as a Class I Director and his current term will expire at our 2022 annual meeting of stockholders. He has been an entrepreneur and investor for almost 50 years. He developed, financed, owned and managed through controlled entities over two dozen start-ups, real estate assets, including apartment units, hotels, a golf course, condominium projects, several office and retail commercial properties. Since 2010, Mr. Ross has focused on angel and early-stage investments primarily in biotech and collaborative consumption businesses. He has invested in and advised multiple early-stage enterprises as a seed, angel or A-round investor. Mr. Ross served as a director on the board of Q-State Holdings, Inc., from 2013 to February 2020. He is well-qualified to serve on our Board due to his extensive experience in investment.

George “Bud” Scholl has been serving as our director since 2014. Mr. Scholl serves as a Class II Director and his current term will expire at our 2023 annual meeting of stockholders. He has been an entrepreneur for most of his professional life, primarily focused on purchasing and working out distressed assets across a variety of industries and asset types. He has developed and invested in financial, real estate, service and technology companies. Mr. Scholl currently serves as the President and Chief Executive Officer of OneBlood, which was formed in 2012 as a result of a merger he organized when he was Chairman and Chief Executive Officer of the Community Blood Centers of Florida, one of the three largest blood centers in the southeastern United States. Mr. Scholl currently serves on the boards of Secure Transfusion Services, Inc. where he chairs the audit committee, Prothya Biosolutions B.V., headquartered in Amsterdam, the Netherlands, where he chairs the regulatory committee, Creative Testing Solutions Inc., the largest infectious disease testing company in the US, and OrSense Ltd. headquartered in Tel Aviv, Israel. He also served for four years on the board of HemaCare Corporation until it was acquired by Charles River Laboratories in January 2020. Mr. Scholl also recently served as the Mayor of the City of Sunny Isles Beach, Florida, where he was elected in 2014 after serving as City Commissioner for 7 years. Mr. Scholl is a graduate of the University of Florida and holds an engineering degree in computer science. He is well-qualified to serve on our Board due to his extensive experience in investment.

Steven Gullans has been serving as our director since October 2020. Mr. Gullans serves as a Class I Director and his current term will expire at our 2023 annual meeting of stockholders. From May 2018 to December 2019, he served as President and Chief Executive Officer and Director of Gemphire Therapeutics, until it was acquired by NeuroBo Pharmaceuticals. While at Gemphire, he oversaw activities related to clinical trials, manufacturing, finances, business development, R&D and intellectual property. Prior to Gemphire, he was Managing Director at Excel Venture Management, LLC (“Excel”), a Boston-based venture capital firm which he co-founded, from March 2008 to May 2018. At Excel, he focused on investing in life science technology companies with a particular interest in disruptive platforms that can impact multiple industries. Prior to Excel, Dr. Gullans co-founded RxGen, Inc., a pharmaceutical services company, where he also served as Chief Executive Officer and a director from February 2004 to February 2008. Prior to that, he was the Chief Scientific Officer of US Genomics, Inc., a company that developed technology to analyze DNA for pathogen detection, from November 2002 to January 2004. Dr. Gullans currently serves as a director at Orionis Biosciences, Atentiv Health, Navigation Sciences, and Alexis Bio. He was previously a board member of Activate Networks, Inc. which was acquired by Decision Resource Group, nanoMR Inc., which was acquired by DNA Electronics Ltd, Tetraphase Pharmaceuticals, Inc. which went public in 2013, and Molecular Templates, Inc. which was merged into a public entity in 2017, BioTrove which was acquired by Agilent, and

NeuroBo Pharmaceuticals. Dr. Gullans was a faculty member at Harvard Medical School and Brigham and Women’s Hospital for almost 20 years. Dr. Gullans holds a B.S. from Union College and a Ph.D. from Duke University. He is well-qualified to serve on our Board due to his extensive experience in biopharmaceutical industries and his expertise in medical and pharmaceutical research.

John L. Brooks III has been serving as our director since the date hereof. Mr. Brooks serves as a Class II Director and his current term will expire at our 2023 annual meeting of stockholders. He currently also serves as a director of Hemoshear Therapeutics since November 2008, Noxilizer since March 2009, Hygieia since June 2016 and Atentiv since March 2020. He also serves as the chairman of Thermalin, Inc. since January 2009. Mr. Brooks is also the President of the NTT division of L-Nutra Inc, a company focused on nutrition and fasting mimicking technologies since March 2021. In January 2012, Mr. Brooks founded Ammonett Pharma and continues to serve on its board of directors since then. He has also served as the managing director of Healthcare Capital LLC since February 2007. Previously, Mr. Brooks served as the Chief Executive Officer, President and a director of NeuroBo Pharmaceuticals, Inc. from March 2018 to December 2019 and as the chairman of Cellnovo, Ltd. from 2012 to December 2019. Mr. Brooks is also involved with several non-profit organizations. He currently serves as the Chief Executive Officer and President of Worldwide Network for Innovation in Clinical Education and Research (WNICER) since January 2019 and also serves as a director of T1D Exchange since March 2020, the ADA New England Chapter since January 2015, Population Health Alliance since January 2014, and the University of Massachusetts Amherst Foundation since January 2012. He also chairs the College Diabetes Network since January 2011. Mr. Brooks received his BBA and MSBA in Accounting from the University of Massachusetts Amherst. He is well-qualified to serve on our Board due to his expertise in healthcare and life sciences.

Margaret H. Lawrence has been serving as our director since June 2021. Ms. Lawrence serves as a Class III Director and her current term will expire at our 2024 annual meeting of stockholders. Ms. Lawrence is an experienced, entrepreneurial executive with over a decade’s experience in finance roles and as a venture capital investor in the software industry. She has spent the last decade in general management leadership roles at high growth technology companies. She currently serves as a General Manager Wayfair Professional in which role she owns the P&L, leads a large team and the full range of disciplines, including business strategy, customer experience, sales effectiveness, brand development, technology, and merchandising strategy since November 2016. Prior to joining Wayfair, Ms. Lawrence was Chief Services Officer at Motus, a SaaS-based expense reimbursement company, in 2016. She previously worked at Google from 2011 to 2015, most recently as the Chief of Staff for Google’s Small and Medium Business organization for the Americas, running strategy and operations for the region. Prior to Google, Ms. Lawrence was a Partner at Pilot House Ventures, a Boston-based early stage venture capital firm. She led the investment process for and held board seats at a number of early stage technology companies. Over the last 15 years, Ms. Lawrence has held several board positions as part of her community engagement as well as her venture capital career. Ms. Lawrence received her BA in economics from Williams College and an MBA from Harvard Business School. She is well-qualified to serve on our Board due to her extensive experience in business strategy and operations, including relevant experience with online marketplaces.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Composition of our Board of Directors

Our board of directors currently consists of seven directors. Our certificate of incorporation, as amended, and bylaws, as amended, provide that our board of directors can consist of any number of directors as voted on and approved by the board of directors. Our board of directors is divided into three classes, designated as Class I, Class II and Class III directors, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our 2022 annual meeting of stockholders) serving a three-year term. The term of office of the Class I directors, consisting of Messrs. Ross and Gullans, will expire at our 2022 annual meeting of stockholders. The term of office of the Class II directors, consisting of Messrs. Brooks and Scholl and Ms. Mullan, will expire at our 2023 annual meeting of stockholders. The term of office of the Class III directors, consisting of Mr. Ianelli and Ms. Lawrence, will expire at our 2024 annual meeting of stockholders.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

As our common stock is listed on the Nasdaq Capital Market, our determination of the independence of directors is made using the definition of “independent director” contained in Nasdaq Listing Rule 5605(a)(2). Our board of directors has affirmatively determined that each of Mr. Gullans, Mr. Brooks, Ms. Lawrence and Mr. Scholl are “independent directors,” as that term is defined in the Nasdaq rules. Under the Nasdaq rules, our Board must be composed of a majority of “independent directors.” Additionally, subject to certain limited exceptions, our Board’s audit, compensation, and nominating and corporate governance committees also must be composed of all independent directors.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his capacity as a member of our audit committee, our board of directors, or any other committee of our board of directors: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee, and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

We have established an audit committee of the board of directors. Mr. Gullans, Mr. Brooks and Ms. Lawrence serve as members of our audit committee, and Mr. Brooks chairs the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Brooks qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

➢

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

➢	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
➢	discussing with management major risk assessment and risk management policies;
➢	monitoring the independence of the independent auditor;
➢	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
➢	reviewing and approving all related-party transactions;
➢	inquiring and discussing with management our compliance with applicable laws and regulations;

➢	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
➢	appointing or replacing the independent auditor;
➢

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

➢

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

➢	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Gullans, Brooks and Scholl serve as members of our compensation committee. Mr. Gullans chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

➢

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

➢	reviewing and approving the compensation of all our other executive officers;
➢	reviewing our executive compensation policies and plans;
➢	implementing and administering our incentive compensation equity-based remuneration plans;
➢	assisting management in complying with our proxy statement and annual report disclosure requirements;
➢	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
➢	if required, producing a report on executive compensation to be included in our annual proxy statement; and
➢	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. Mr. Scholl and Ms. Lawrence serve as members of our nominating and corporate governance committee. Mr. Scholl chairs the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which provides that persons to be nominated:

➢	should have demonstrated notable or significant achievements in business, education or public service;
➢

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

➢	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider several qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors’ compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.ispecimen.com. In addition, we post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

The following discussion of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs, see “Special Note Regarding Forward-Looking Statements.” Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

The discussion below includes a review of our compensation decisions with respect to fiscal years 2020 and 2019 for our “named executive officers,” or NEOs, namely our principal executive officer and our two other most highly compensated executive officers. Our NEOs for fiscal years 2020 and 2019 were:

➢	Christopher Ianelli, Chief Executive, President and Director
➢	Jill Mullan, Chief Operating Officer, Secretary and Director
➢	Benjamin Bielak, Chief Information Officer
➢	Tracy Curley, Chief Financial Officer and Treasurer

In 2020 and 2019, we compensated our NEOs through base salary, as described below. Our officers are also eligible for the standard benefits programs we offer all employees.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for fiscal years 2020 and 2019.

				Option	All other
		Salary	Bonus	Awards	compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)
Christopher Ianelli,	2020	$250,000	$—	$—	$—	$250,000
Chief Executive, President and Director	2019	$250,000	$—	$297,587	$—	$547,587
Jill Mullan,	2020	$230,000	$—	$—	$—	$230,000
Chief Operating Officer, Secretary and
Director	2019	$230,000	$—	$397,671	$—	$627,617
Benjamin Bielak	2020	$220,000	$—	$—	$—	$220,000
Chief Information Officer	2019	$220,000	$—	$25,500	$—	$245,500
Tracy Curley(2)	2020	$105,600	$—	$—	$—	$105,600
Chief Financial Officer and Treasurer	2019	$—	$—	$—	$—	$—
1)	The amounts reported in the “Option awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See Note 10 to our financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.
2)	Tracy Curley started with the Company in August 2020.

Employment Agreements

We have entered into one-year employment agreements with each of our Chief Executive Officer, Chief Operating Officer, Chief Information Officer, and Chief Financial Officer.

Christopher Ianelli

We entered into an employment agreement with Mr. Ianelli, effective as of June 21,2021. Prior to entering into this employment agreement, Mr. Ianelli served as our Chief Executive Officer. Under the terms of the employment agreement, Mr. Ianelli continues to serve as our Chief Executive Officer. He is entitled to receive an annual salary of $350,000, in addition to benefits available to similarly situated employees.

Mr. Ianelli is also entitled to a target bonus of 40% of his base salary (or up to an aggregate of $140,000). One half of this amount, or $70,000, was paid upon the closing of our IPO in June 2021, and the remaining balance will be paid in two equal increments of $35,000, each upon reaching thresholds for financial and stock performance targets as set forth below. If we have $13.5 million in gross revenue with cost of revenue of less than or equal to 50% during calendar year 2021, Mr. Ianelli will be entitled to a financial performance bonus of 10%, or $35,000, of his base salary in addition to the $35,000 due as part of his target bonus. Mr. Ianelli shall be entitled to a further payment of $35,000 if, during the 30 consecutive day period immediately following the 10-month anniversary of the closing of our IPO (i.e., April 21, 2022), the average daily closing price of our common stock is at or above $10.00 (1.25 times the $8.00 per share offering price of our common stock in our IPO) as well as a stock performance bonus of 10%, or $35,000, of his base salary due as part of his target bonus for the stock performance. At the closing of our IPO, Mr. Ianelli also received a grant of restricted stock units and performance share units with an aggregate value upon grant equal to approximately $597,000 (0.275 times 3.75% of our pre-money valuation plus the net proceeds from our IPO).

If we terminate the employment agreement for just cause or if Mr. Ianelli terminates the employment agreement by giving 30 days’ advance notice (other than for good reason), Mr. Ianelli shall be entitled to (i) earned but unpaid salary and earned but unpaid bonus through the termination date, (ii) COBRA benefits for up to the applicable statutory period, and (iii) other payments which may be required by law. If Mr. Ianelli terminates the employment agreement for good reason, we terminate the employment agreement in the absence of just cause, or we do not renew the employment agreement, Mr. Ianelli is entitled to severance of 12 months in addition to the above compensation.

The employment agreement also contains customary noncompetition and non-solicitation covenants, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the employment.

Jill Mullan

We entered into an employment agreement with Ms. Mullan, effective as of June 21, 2021. Prior to entering into this employment agreement, Ms. Mullan served as our Chief Operating Officer. Under the terms of the employment agreement, Ms. Mullan continues to serve as our Chief Operating Officer. She is entitled to receive an annual salary of $325,000, in addition to benefits available to similarly situated employees.

Ms. Mullan is also entitled to a target bonus of 35% of her base salary (or up to an aggregate of $113,750). One half of this amount, or $56,875, was paid upon the closing of our IPO in June 2021, and the remaining balance will be paid in two equal increments of $28,438, each upon reaching thresholds for financial and stock performance targets as set forth below. If we have $13.5 million in gross revenue with cost of revenue of less than or equal to 50% during calendar year 2021, Ms. Mullan will be entitled to a financial performance bonus of 8.75%, or $28,438, of her base salary in addition to the $28,438 due as part of her target bonus. Ms. Mullan shall be entitled to a further payment of $28,438 if, during the 30 consecutive day period immediately following the 10-month anniversary of the closing of our IPO (i.e., April 21, 2022), the average daily closing price of our common stock is at or above $10.00 (1.25 times the $8.00 per share offering price of our common stock in our IPO) as well as a stock performance bonus of 8.75%, or $28,438, of her base salary due as part of her target bonus for the stock performance. At the closing of our IPO, Ms. Mullan also received a grant of restricted stock units and performance share units with an aggregate value upon grant of a $597,000 (equal to 0.275 times 3.75% of our pre-money valuation plus the net proceeds from our IPO).

If we terminate the employment agreement for just cause or if Ms. Mullan terminates the employment agreement by giving 30 days’ advance notice (other than for good reason), Ms. Mullan shall be entitled to (i) earned but unpaid salary and earned but unpaid bonus through the termination date, (ii) COBRA benefits for up to the applicable statutory period, and (iii) other payments which may be required by law. If Ms. Mullan terminates the employment agreement for good reason, we terminate the employment agreement in the absence of just cause, or we do not renew the employment agreement, Ms. Mullan is entitled to severance of 12 months in addition to the above compensation.

The employment agreement also contains customary noncompetition and non-solicitation covenants, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the employment.

Benjamin Bielak

We entered into an employment agreement with Mr. Bielak, effective as of June 21, 2021. Prior to entering into this employment agreement, Mr. Bielak served as our Chief Information Officer. Under the terms of the employment agreement, Mr. Bielak continues to serve as our Chief Information Officer. He is entitled to receive an annual salary of $280,000, in addition to benefits available to similarly situated employees.

Mr. Bielak is also entitled to a target bonus of 30% of his base salary (or up to an aggregate of $84,000). One half of this amount, or $42,000, was paid upon the closing of our IPO in June 2021, and the remaining balance will be paid in two equal increments of $21,000, each upon reaching thresholds for financial and stock performance targets as set forth below. If we have $13.5 million in gross revenue with cost of revenue of less than or equal to 50% during calendar year 2021, Mr. Bielak will be entitled to a financial performance bonus of 7.5%, or $21,000, of his base salary in addition to the $21,000 due as part of his target bonus. Mr. Bielak shall be entitled to a further payment of $21,000 if, during the 30 consecutive day period immediately following the 10-month anniversary of the closing of our IPO (i.e., April 21, 2022), the average daily closing price of our common stock is at or above $10.00 (1.25 times the $8.00 per share offering price of our common stock in our IPO) as well as a stock performance bonus of 7.5%, or $21,000, of his base salary due as part of his target bonus for the stock performance. At the closing of our IPO, Mr. Bielak also received a grant of restricted stock units and performance share units with an aggregate value upon grant of a $543,000 (equal to 0.25 times 3.75% of our pre-money valuation plus the net proceeds from our IPO).

If we terminate the employment agreement for just cause or if Mr. Bielak terminates the employment agreement by giving 30 days’ advance notice (other than for good reason), Mr. Bielak shall be entitled to (i) earned but unpaid salary and earned but unpaid bonus through the termination date, (ii) COBRA benefits for up to the applicable statutory period, and (iii) other payments which may be required by law. If Mr. Bielak terminates the employment agreement for good reason, we terminate the employment agreement in the absence of just cause, or we do not renew the employment agreement, Mr. Bielak is entitled to severance of 6 months in addition to the above compensation.

The employment agreement also contains customary noncompetition and non-solicitation covenants, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the employment.

Tracy Curley

We entered into an employment agreement with Ms. Curley, effective as of June 21, 2021. Prior to entering into this employment agreement, Ms. Curley served as our Chief Financial Officer. Under the terms of the employment agreement, Ms. Curley continues to serve as our Chief Financial Officer. She is entitled to receive an annual salary of $280,000, in addition to benefits available to similarly situated employees.

Ms. Curley is also entitled to a target bonus of 30% of her base salary (or up to an aggregate of $84,000). One half of this amount, or $42,000, was paid upon the closing of our IPO and the remaining balance will be paid in two equal increments of $21,000, each upon reaching thresholds for financial and stock performance targets as set forth below. If we have $13.5 million in gross revenue with cost of revenue of less than or equal to 50% during calendar year 2021, Ms. Curley will be entitled to a financial performance bonus of 7.5%, or $21,000, of her base salary in addition to the $21,000 due as part of her target bonus. Ms. Curley shall be entitled to a further payment of $21,000 if, during the 30 consecutive day period immediately following the 10-month anniversary of the closing of our IPO (i.e., April 21, 2022), the average daily closing price of our common stock is at or above $10.00 (1.25 times the $8.00 per share offering price of our common stock in our IPO) as well as a stock performance bonus of 7.5%, or $21,000, of her base salary due as part of her target bonus for the stock performance. At the closing of our IPO, Ms. Curley also received a grant of restricted stock units and performance share units with an aggregate value upon grant of approximately $434,000 (equal to 0.20 times 3.75% of our pre-money valuation plus the net proceeds of from our IPO).

If we terminate the employment agreement for just cause or if Ms. Curley terminates the employment agreement by giving 30 days’ advance notice (other than for good reason), Ms. Curley shall be entitled to (i) earned but unpaid salary and earned but unpaid bonus through the termination date, (ii) COBRA benefits for up to the applicable statutory period, and (iii) other payments which may be required by law. If Ms. Curley terminates the employment agreement for good reason, we terminate the employment agreement in the absence of just cause, or we do not renew the employment agreement, Ms. Curley is entitled to severance of 6 months in addition to the above compensation.

The employment agreement also contains customary noncompetition and non-solicitation covenants, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the employment.

Indemnification Agreements

We intend to enter into indemnification agreements with our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Equity Incentive Plans

Our Board has adopted, and our shareholders have approved, the iSpecimen Inc. 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”), the iSpecimen Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”) and the iSpecimen Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”). The number of shares issued, number of shares reserved for issuance, number of shares underlying outstanding stock options and number of shares remaining available for future issuance under each plan, as of December 31, 2020, are as follows. The 2021 Stock Incentive Plan was not adopted until after December 31, 2020:

			Number of	Number of
			Shares	Shares
		Number of	underlying	Remaining
		Shares	Outstanding	Available for
	Number of	Reserved for	Options or	Future
Plan	Shares Issued	Issuance	Warrants	Issuance
2010 Stock Incentive Plan	156,603	270,513	113,898	—
2013 Stock Incentive Plan	59,491	309,029	137,949	111,589

For descriptions of 2010 Stock Incentive Plan, the 2013 Stock Incentive Plan and the 2021 Stock Incentive Plan, please see “Description of Capital Stock — Stock Incentive Plans.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding all outstanding stock options and restricted stock held by each of our named executive officers as of December 31, 2020:

			Option Awards
			Equity incentive
			plan awards;
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised
	options (#)	options (#)	unearned	Option exercise	Option
Name	exercisable	unexercisable	options (#)	price ($)	expiration date
Christopher Ianelli .	2,254	2,254	—	$1.00	January 31, 2029
Christopher Ianelli .	48,106	—	—	$1.00	July 12, 2029
Jill Mullan	19,296	—	—	$1.00	June 29, 2026
Jill Mullan	2,254	2,254	—	$1.00	January 31, 2029
Jill Mullan	65,792	—	—	$1.00	July 12, 2029
Benjamin Bielak	14,653	8,791	—	$1.00	June 14, 2028
Benjamin Bielak	2,254	2,254	—	$1.00	January 31, 2029

Changes in Control

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Non-Employee Director Compensation

As of December 31, 2020, we have not paid our non-employee directors for their service.

The following table sets forth information regarding the total compensation paid to our current non- employee directors during 2020 and 2019 for their service on our Board. Our directors who are employed by us do not receive any additional compensation for serving on our Board.

				Option	All other
		Salary	Bonus	Awards	compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)
Andrew Ross,	2020	$—	$—	$—	$—	$—
Chairman of the Board	2019	$—	$—	$—	$—	$—
Bud Scholl	2020	$—	$—	$—	$—	$—
Director	2019	$—	$—	$—	$—	$—
Steven Gullans	2020	$—	$—	$—	$—	$—
Director	2019	$—	$—	$—	$—	$—
1)	The amounts reported in the “Option awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See Note 10 to our financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.

On July 30, 2021, our Board of Directors adopted and approved a director compensation policy, which provides to each of the non-employee directors (i) an annual retainer of $20,000, payable quarterly, (ii) equity compensations (including NSOs with a vesting schedule of three year to purchase 13,525 shares of common stock at the fair market value and annual RSUs that have a grant date value of $20,000 and will vest in four equal quarterly tranches) under the 2021 Plan, and (iii) travel expense reimbursement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of transactions within the past three years to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of our capital stock, or immediate family member thereof, had or will have a direct or indirect material interest, and are qualified in their entirety by reference to all of the provisions of such agreements.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Issuance of Convertible Promissory Notes

From March 2017 through July 2018, we issued and sold an aggregate of $5.5 million principal amount in unsecured Convertible Notes with an annual non-compounding interest rate of 6%, all of which converted, along with approximately $1.3 million of unpaid and accrued interest, upon the closing of our IPO into an aggregate of 1,206,614 shares of our common stock, which was at 30% discount to the $8.00 offering price of our common stock in our IPO.

The following persons who are directors, executive officers, holders of more than 5% of our capital stock, or an immediate family member thereof currently owned Convertible Notes with a combined principal plus interest value that exceeded $120,000, prior to conversion.

➢	Andrew Ross, Chairman of our Board of Directors and a principal stockholder, purchased Convertible Notes in the aggregate principal amount of $1,650,000
➢	OBF Investments, LLC, a principal stockholder, purchased Convertible Notes in the aggregate principal amount of $2,150,000
➢	Kellen Foundation, a principal stockholder, purchased Convertible Notes in the aggregate principal amount of $1,700,000

In connection with the consummation of the IPO, the Company converted all $5,491,663 of its outstanding principal and all unpaid and accrued interest of $1,257,066 of the Convertible Notes into 1,206,614 shares of common stock on June 21, 2021 at a conversion price of $5.60 per share. As of September 30, 2021, there were no Convertible Notes outstanding. The Company incurred an approximate $260,000 loss on conversion of the Convertible Notes during the nine months ended September 30, 2021.

Issuance of Secured Promissory Notes

During 2020, 2019 and 2018, we issued and sold an aggregate of $6.5 million in Bridge Notes with an annual non-compounding interest rate of 24%, and a current maturity date of the earlier of September 30, 2020, the closing of a new permanent equity financing in excess of $10,000,000, the sale of our Company or the pre-payment by our Company.

On October 1, 2020, we amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020. On March 15, 2021, the maturity date was further extended to April 30, 2021, and the Company entered into a Fifth Amendment to the Bridge Notes. On April 16, 2021 and May 20, 2021, the Company issued additional Related Party Bridge Notes to related parties in the aggregate amount of $500,000 in order to finance the Company’s working capital needs. The note holders agreed to convert the outstanding principal and accrued and unpaid interest of the notes into shares of common stock upon the consummation of June 2021 offering. On April 28, 2021, the maturity date of the Bridge Notes and Related Party Bridge Notes was further extended to May 31, 2021. On May 12, 2021, the maturity date was further extended to June 30, 2021. See Note 13 to our audited financial statements appearing at the end of this prospectus for further details related to the amendment.

The following persons who are directors, executive officers, holders of more than 5% of our capital stock, or immediate family member thereof currently own Bridge Notes with a combined principal plus interest value that exceeded $120,000 as of March 31, 2021.

➢	Andrew Ross, a principal stockholder and Chairman of our Board of Directors, and the Andrew L. Ross 2013 Irrevocable Trust, purchased Bridge Notes in the aggregate principal amount of $205,000
➢	Callen Ross, son of Andrew Ross, purchased Bridge Notes in the aggregate principal amount of $100,000
➢	Barri Mullan-Goodman, sister of Jill Mullan, our Chief Operating Officer, purchased Bridge Notes in the aggregate principal amount of $150,000
➢	Jill Mullan, our Chief Operating Officer, purchased Bridge Notes in the aggregate principal amount of $350,000
➢	David Ianelli, brother of Christopher Ianelli, our Chief Executive Officer, purchased Bridge Notes in the aggregate principal amount of $100,000
➢	Joseph Ianelli, father of Christopher Ianelli, our Chief Executive Officer, purchased Bridge Notes in the aggregate principal amount of $300,000
➢	OBF Investments, LLC, a principal stockholder, purchased Bridge Notes in the aggregate principal amount of $500,000

Pursuant to the Amendment, the note holders listed above converted an estimated aggregate amount of $1.8 million of the outstanding principal of and accrued interest on the Bridge Notes into 357,420 shares of common stock.

Policies and Procedures for Related Person Transactions

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.

In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock, as of December 2, 2021 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and named executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding shares of common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within sixty (60) days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Beneficial Ownership of our Common Stock

	Name and Address of	Amount and Nature of		Percentage of
Title of Class	Beneficial Owner	Beneficial Ownership		Class(12)
Directors and Executive Officers
Common Stock	Andrew L. Ross(1)	1,329,759	(3)	15.23%
Common Stock	Christopher Ianelli(1)	415,395	(4)	4.73%
Common Stock	Jill Mullan(1)	225,066	(5)	2.55%
Common Stock	Benjamin Bielak(1)	32,799	(6)	**
Common Stock	Tracy Curley(1)	17,575	(7)	**
Common Stock	George “Bud” Scholl(1)	843,231	(8)	9.66%
Common Stock	Steven Gullans(1)	5,758	(9)	**
Common Stock	John L. Brooks III(1)	1,250	(10)	**
Common Stock	Margaret H. Lawrence(1)	1,250	(11)	**
Common Stock	All Directors and Officers as a Group (9 persons)	2,872,083		32.20%
5% or Greater Shareholders
Common Stock	OBF Investments(1)	843,231		9.66%
Common Stock	Anna-Maria and Stephen Kellen Foundation (2)	618,180		7.08%

**   Less than 1%

1)	The address is: 450 Bedford St, Lexington, MA 02420
2)	The address is: 1345 Avenue of the Americas, Floor 47, New York, NY 10105
3)	Includes 1,250 shares of common stock issuable upon vesting of RSUs, which vest within 60 days of December 9, 2021. Does not include 1,250 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 13,525 shares of common stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, none of whichare exercisable within 60 days of December 9, 2021.
4)	Includes 51,205 shares of common stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, all of which are exercisable within 60 days of December 9, 2021. Does not include 41,668 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 1,409 shares of common stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, none of which are exercisable within 60 days of December 9, 2021.
5)	Includes 88,187 shares of common stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, all of which are exercisable within 60 days of December 9, 2021. Does not include 41,668 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 1,409 shares of common stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, none of which are exercisable within 60 days of December 9, 2021.

6)	Includes 2,930 shares of common stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, all of which are exercisable within 60 days of December 9, 2021. Does not include 37,880 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 4,340 shares of common stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, none of which are exercisable within 60 days of December 9, 2021.
7)	Does not include 30,304 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021.
8)	Consists of 843,231 shares of common stock owned by OBF Investments. Mr. Scholl is the President and Chief Executive Officer of OBF Investments, and therefore, may be deemed to hold voting and dispositive power of the securities held by OBF Investments. Includes 1,250 shares of common stock issuable upon vesting of RSUs, which vest within 60 days of December 9, 2021. Does not include 1,250 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021.
9)	Includes 1,250 shares of common stock issuable upon vesting of RSUs, which vest within 60 days of December 9, 2021. Additionally, includes 4,508 shares of common stock issuable upon exercise of vested stock options at an exercise price of $3.83 per share, all of which are exercisable within 60 days of December 9, 2021. Does not include 1,250 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 9,017 shares of common stock issuable upon exercise of vested stock options at an exercise price of $3,83 per share, none of which are exercisable within 60 days of December 9, 2021.
10)	Includes 1,250 shares of common stock issuable upon vesting of RSUs, which vest within 60 days of December 9, 2021. Does not include 1,250 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 13,525 shares of common stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, none of which are exercisable within 60 days of December 9, 2021.
11)	Includes 1,250 shares of common stock issuable upon vesting of RSUs, which vest within 60 days of December 9, 2021. Does not include 1,250 shares of common stock issuable upon vesting of RSUs, which do not vest within 60 days of December 9, 2021. Additionally, does not include 13,525 shares of common stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, none of which are exercisable within 60 days of December 9, 2021.
12)	The calculation of the percentage of beneficial ownership and by each individual and the group is based on the sum of (i) a total of 8,729,532 shares of common stock outstanding as of December 9, 2021, (ii) options to purchase shares of common stock which are exercisable as of or within 60 days of December 9, 2021, and (iii) RSUs vesting as of or within 60 days of December 9, 2021.

DESCRIPTION OF SECURITIES

The following information provides a description of our capital stock and the provisions of our articles of incorporation and bylaws. This description is only a summary. You should read and refer to the full text of our articles of incorporation and bylaws, the forms of which have been filed with the SEC and are incorporated herein by reference. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, which may, at the sole discretion of the Company’s board of directors, be issued in one or more series.

Common Stock

As of December 9, 2021, there were 8,729,532 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one (1) vote for each share on all matters submitted to a stockholder vote. The common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

Subject to the rights of holders of any class of stock having preference over our common stock, holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

As of December 9, 2021, there were no shares of our preferred stock issued or outstanding.

Our board of directors may by resolution authorize the issuance of shares of preferred stock from time to time in one or more series. We may reissue shares of preferred stock that are redeemed, purchased, or otherwise acquired by us unless otherwise provided by law. Our board of directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or otherwise rights if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board of directors each class or series of preferred stock may be entitled to elect), rights and terms of redemption (including, sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then issued.

Series A, A-1 and B Preferred Stock

We have three series of shares of preferred stock, which are designated as Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”) and Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), respectively. We have designated 3,427,871 shares of Series A Preferred Stock, 556,500 shares of Series A-1 Preferred Stock and 3,200,000 shares of Series B Preferred Stock. Upon closing of our IPO on June 21, 2021, all issued and outstanding Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock were converted into 1,291,012 shares of common stock and as of December 9, 2021, none of such shares of preferred stock are issued or outstanding.

Warrants

In addition to the Warrants, which are exercisable for up to an aggregate of 1,312,500 shares of common stock and are further described in the section titled “December 2021 Private Placement” on page 109 of this prospectus we have also issued warrants exercisable for up to 102,500 shares of common stock at an average exercise price of $9.00 per share, which are outstanding as of December 9, 2021.

Options

As of December 9, 2021, there were 12,793 unissued shares of common stock available under our 2013 Stock Incentive Plan and 267,205 unissued shares of common stock available under our 2021 Stock Incentive Plan.

Provisions of our Articles of Incorporation and Bylaws that May Have an Anti-Takeover Effect

Provisions of our second amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws.  Our fourth amended and restated certificate of incorporation and second amended and restated bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal.  Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders.  Our second amended and restated bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Cumulative Voting.  Our fourth amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Staggered Board.  Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our 2022 annual meeting of stockholders) serving a three-year term. As a result, only a minority of the board of directors will be considered for election at every annual meeting of stockholders, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Effects of Authorized but Unissued Stock

One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our fourth amended and restated certificate of incorporation grants our board of directors’ broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004 and its telephone number is 1-212-509-4000.

DECEMBER 2021 PRIVATE PLACEMENT

On December 1, 2021, we closed a private placement offering (the “December 2021 Private Placement”) for gross proceeds of approximately $21 million, before deducting underwriting discounts and commissions and estimated offering expenses, of (i) an aggregate of 1,749,999 shares of common stock and (ii) the Warrants, which are exercisable for an aggregate of up to 1,312500 shares of common stock. The net proceeds from the December 2021 Private Placement are being used for working capital and other general corporate purposes. The December 2021 Private Placement was conducted pursuant to the Purchase Agreement, among us and each of the Selling Stockholders, as well as a placement agency agreement, dated November 28, 2021, between us and ThinkEquity LLC, the placement agent for such offering. We agreed to register the Shares and the Warrant Shares for resale, pursuant to the terms and conditions of a registration rights agreement, dated November 28, 2021, among us and the Selling Stockholders (the “Registration Rights Agreement”). This prospectus forms a part of the registration statement that we are filing with the SEC to register the Shares and the Warrant Shares for resale.

Subject to certain ownership limitations, the Warrants were immediately exercisable upon issuance and will expire on the five and one-half year anniversary of the issuance date. In addition, if at any time after the earlier of (i) six months after the issuance date of the Warrants and (ii) the Effective Date (as defined in the Purchase Agreement) upon which all of the Shares and Warrant Shares are registered for resale, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the holder, the Warrants may also be exercised on a cashless basis. The Selling Stockholders were also granted certain participation rights in the Company’s subsequent financings.

We also agreed that for 60 days after the Effective Date upon which all of the Shares and Warrant Shares are registered for resale, the Company would not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or Common Stock Equivalents (as defined in the Purchase Agreement) or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement. Further, until the eighteenth month anniversary of the Effective Date upon which all of the Shares and Warrant Shares are registered for resale, the Company is prohibited from effecting or entering into an agreement to effect any issuance of common stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain limited exceptions set forth in the Purchase Agreement.

In connection with the December 2021 Private Placement, each of the officers and directors of the Company entered into a lockup agreement pursuant to which, each agreed not to transfer any common stock, warrants or securities convertible into common stock or warrants until 60 days after the Effective Date upon which all of the Shares and Warrant Shares are registered for resale.

The shares of common stock and the Warrants issued to the Selling Stockholders pursuant to the December 2021 Private Placement were issued to the Selling Stockholders in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

SELLING STOCKHOLDERS

The Shares and the Warrant Shares being offered by the Selling Stockholders are those shares of common stock issued to the Selling Stockholders in the December 2021 Private Placement and those shares of common stock issuable upon the exercise of the Warrants, which were also issued to the Selling Stockholders in the December 2021 Private Placement. For additional information regarding the issuance of these securities, see “December 2021 Private Placement” on page 109 of this prospectus. We are registering the Shares and the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Shares and the Warrants, the transactions contemplated pursuant to the Purchase Agreement, and as disclosed in this section under “Material Relationships with Selling Stockholders”, none of the Selling Stockholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Shares being offered by the Selling Stockholder pursuant to this prospectus, (iii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iv) the Selling Stockholders’ beneficial ownership after completion of this offering. The registration of the Shares and the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of common stock and percentages set forth in the final two columns below assume that all shares of common stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of December 9, 2021, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of common stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of common stock subject to warrants held by that Selling Stockholder that are exercisable for shares of common stock within 60 days after December 9, 2021, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of (i) 1,749,999 Shares and (ii) 1,312,500 Warrant Shares that may be sold or otherwise disposed of by the Selling Stockholders. Such shares of common stock have either been previously issued to the Selling Stockholders or are issuable to the Selling Stockholders upon the exercise of the Warrants. The Warrants are immediately exercisable on the date of their issuance and expire five and a half (5.5) years from the date on which they became exercisable. The Warrants are exercisable at an exercise price of $13.00 per share. See “December 2021Private Placement” in this prospectus for further details relating to the Shares, the Warrant Shares and the Warrants.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage Beneficially Owned After Offering(4)
Empery Asset Master, Ltd(5)	374,724	(9)	374,724	281,043	—	—
Empery Tax Efficient, LP(6)	208,609	(10)	208,609	156,457	—	—
Hudson Bay Master Fund Ltd(7)	904,333	(11)	583,333	437,500	—	—
Kepos Alpha Master Fund L.P.(8)	904,333	(12)	583,333	437,500	—	—
TOTAL			1,749,999	1,312,500	—	—

*     Less than 1%

1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”).
2)	Represents shares of common stock issued to the Selling Stockholders in the December 2021 Private Placement and offered hereby.
3)	Represents shares of common stock owned by the Selling Stockholders upon full exercise of the Warrants offered hereby.
4)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 8,729,532 shares of Common Stock outstanding on December 9, 2021, which includes the 1,749,999 Shares issued to the Selling Stockholders in the December 2021 Private Placement, as of such date, and assumes full exercise of the Warrants that are exercisable for the 1,312,500 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns assumes the sale of all of the Shares and the Warrant Shares being offered hereby by the Selling Stockholders without taking into account the effect of the Beneficial Ownership Limitations in any of the Warrants held by the Selling Stockholders after this offering.
5)	Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd (“EAM”), has discretionary authority to vote and dispose of the securities listed in the table above held by EAM and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over such securities held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of such securities.
6)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the securities listed in the table above held by ETE and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over such securities held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficia1 ownership of such securities.
7)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd. (“HBMF”), has voting and investment power over the securities listed in the table above. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Capital Management LP, Hudson Bay Capital GP LLC and Sander Gerber disclaims beneficial ownership over such securities.
8)	Kepos Capital LP (“Kepos Capital”) is the investment manager of Kepos Alpha Master Fund L.P (“KAMF”) and Kepos Partners LLC (“Kepos Partners”) is the General Partner of KAMF and each may be deemed to have voting and dispositive power over the securities held by KAMF. The general partner of Kepos Capital is Kepos Capital GP LLC (“Kepos GP”) and the managing member of Kepos Partners is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the securities held by KAMF. Mr. Carhart disclaims beneficial ownership of such securities.
9)	Includes the 374,724 Shares held by EAM, but does not include 281,043 Warrant Shares exercisable pursuant to Warrants held by EAM. Such Warrants have a 4.99% Beneficial Ownership Limitation. Since EAM, together with its affiliates and attribution parties, currently hold, in the aggregate, more than 5% of the common stock of the Company, EAM is currently unable to exercise any of its Warrants as a result of the 4.99% Beneficial Ownership Limitation.
10)	Includes the 208,609 Shares held by ETE, but does not include 156,457 Warrant Shares exercisable pursuant to Warrants held by ETE. Such Warrants have a 4.99% Beneficial Ownership Limitation. Since ETE, together with its affiliates and attribution parties, currently hold, in the aggregate, more than 5% of the common stock of the Company, ETE is currently unable to exercise any of its Warrants as a result of the 4.99% Beneficial Ownership Limitation.
11)	Includes the 583,333 Shares held by HBMF and an additional 321,000 Warrant Shares exercisable pursuant to Warrants held by HBMF. The remaining, 116,500 Warrant Shares are not exercisable as a result of the 9.99% Beneficial Ownership Limitation.

Without giving effect to the 9.99% Beneficial Ownership Limitation HBMF would beneficially own 1,020,833 shares of common stock, including the full exercise of its Warrants for 437,500 Warrant Shares.
12)	Includes the 583,333 Shares held by KAMF and an additional 321,000 Warrant Shares exercisable pursuant to Warrants held by KAMF. The remaining, 116,500 Warrant Shares are not exercisable as a result of the 9.99% Beneficial Ownership Limitation. Without giving effect to the 9.99% Beneficial Ownership Limitation KAMF would beneficially own 1,020,833 shares of common stock, including the full exercise of its Warrants for 437,500 Warrant Shares.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

➢	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
➢	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
➢	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
➢	an exchange distribution in accordance with the rules of the applicable exchange;
➢	privately negotiated transactions;
➢	settlement of short sales;
➢	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
➢	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
➢	a combination of any such methods of sale; or
➢	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of iSpecimen Inc. as of and for the year ended December 31, 2020 and 2019 included in this prospectus and registration statement have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to substantial doubt that exists regarding the ability of the Company to continue as a going concern. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.iSpecimen.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

Index to Financial Statements

iSpecimen Inc.

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2020 and 2019.	F-3
Statements of Operations for the years ended December 31, 2020 and 2019	F-4
Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020 and 2019	F-5
Statements of Cash Flows for the years ended December 31, 2020 and 2019.	F-6
Notes to Financial Statements	F-7
Condensed Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020	F-28
Unaudited Condensed Statements of Operations for the nine months ended September 30, 2021 and 2020	F-29
Unaudited Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2021 and 2020	F-30
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2021 and 2020	F-32
Notes to Unaudited Condensed Financial Statements	F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of iSpecimen Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of iSpecimen Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wolf & Company, P.C.

Boston, Massachusetts April 2, 2021

We have served as the Company’s auditor since 2014.

iSpecimen Inc.

Balance Sheets

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$695,909	$53,893
Accounts receivable, net of allowance for doubtful accounts of $108,096 and $0 at December 31, 2020 and 2019, respectively	1,526,392	833,580
Accounts receivable-unbilled	652,761	454,576
Prepaid expenses and other current assets	417,929	134,135
Tax credit receivable, current portion	179,376	104,478
Total current assets	3,472,367	1,580,662
Property and equipment, net	75,589	119,921
Internally developed software, net	2,634,139	2,306,882
Tax credit receivable, net of current portion	—	179,522
Security deposits	27,601	27,601
Total assets	$6,209,696	$4,214,588
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,792,432	$737,794
Accrued expenses	810,910	471,348
Accrued interest	3,696,944	1,745,515
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	5,490,811	5,350,278
Derivative liability for embedded conversion features	2,373,000	2,214,000
Bridge notes payable, net of debt issuance costs	4,589,228	3,586,326
Bridge notes payable, related parties	1,905,000	1,655,000
Note payable, current portion	604,109	—
Deferred revenue	873,254	—
Total current liabilities	22,135,688	15,760,261
Note payable, net of current portion	178,899	—
Total liabilities	22,314,587	15,760,261
Commitments and contingencies
Series B convertible preferred stock, $0.0001 par value, 3,200,000 shares authorized, 572,465 shares issued and outstanding at December 31, 2020 and 2019 (preference in liquidation of $10,604,240)	7,999,997	7,999,997
Series A-1 convertible preferred stock, $0.0001 par value, 556,550 shares authorized, 100,365 issued and outstanding at December 31, 2020 and 2019 (preference in liquidation of $780,170)	561,041	561,041
Series A convertible preferred stock, $0.0001 par value, 3,427,871 shares authorized, 618,182 issued and outstanding at December 31, 2020 and 2019 (preference in liquidation of $3,935,804)	2,612,038	2,612,038
Total convertible preferred stock	11,173,076	11,173,076
Stockholders’ Deficit:
Common stock, $0.0001 par value, 16,000,000 shares authorized, 967,213 issued and 936,213 outstanding at December 31, 2020 and 2019	94	94
Additional paid-in capital	1,779,698	1,686,832
Treasury stock, 31,000 shares at December 31, 2020 and 2019, at cost	(172)	(172)
Accumulated deficit	(29,057,587)	(24,405,503)
Total stockholders’ deficit	(27,277,967)	(22,718,749)
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,209,696	$4,214,588

See report of independent registered public accounting firm and the accompanying notes to the financial statements.

iSpecimen Inc.

Statements of Operations

	Years Ended December 31,
	2020	2019
Revenue	$8,184,106	$4,298,350
Operating expenses:
Cost of revenue	3,585,477	2,127,900
Technology	1,426,473	993,329
Sales and marketing	1,775,347	1,413,059
Supply development	495,967	792,778
Fulfillment	853,450	914,633
General and administrative	2,453,772	1,936,740
Total operating expenses	10,590,486	8,178,439
Loss from operations	(2,406,380)	(3,880,089)
Other income (expense), net
Interest expense	(2,096,795)	(1,724,450)
Change in fair value of derivative liability	(159,000)	551,000
Other income	9,654	168,859
Interest income	437	630
Other expense, net	(2,245,704)	(1,003,961)
Net loss before benefit from income taxes	(4,652,084)	(4,884,050)
Benefit from income taxes	—	157,000
Net loss	$(4,652,084)	$(4,727,050)
Net loss per share
Basic and diluted	$(4.97)	$(5.05)
Weighted average common shares outstanding
Basic and diluted	936,213	936,096

See report of independent registered public accounting firm and the accompanying notes to the financial statements.

iSpecimen Inc.

Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

	Series B		Series A-1		Series A
	Convertible		Convertible		Convertible						Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Treasury Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2019	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	935,651	$94	31,000	$(172)	$1,322,779	$(19,746,453)	$(18,423,752)
Cumulative effect from adoption of ASC 606	—	—	—	—	—	—	—	—	—	—	—	68,000	68,000
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	562	—	—	—	3,674	—	3,674
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	360,379	—	360,379
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,727,050)	(4,727,050)
Balance at December 31, 2019	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	(172)	$1,686,832	$(24,405,503)	$(22,718,749)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	92,866	—	92,866
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,652,084)	(4,652,084)
Balance at December 31, 2020	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,779,698	$(29,057,587)	$(27,277,967)

See report of independent registered public accounting firm and the accompanying notes to the financial statements.

iSpecimen Inc.

Statements of Cash Flows

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,652,084)	$(4,727,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	92,866	360,379
Amortization of internally developed software	774,929	577,605
Depreciation and amortization of property and equipment	44,758	57,360
Bad debt expense	108,096	—
Amortization of discount and debt issuance costs on convertible notes	143,435	551,993
Change in fair value of derivative liability	159,000	(551,000)
Change in operating assets and liabilities:
Accounts receivable	(800,908)	192,253
Accounts receivable-unbilled	(198,185)	(305,576)
Prepaid expenses and other current assets	(226,374)	13,170
Tax credit receivable	104,624	(157,000)
Accounts payable	1,054,638	40,882
Accrued expenses	282,142	94,725
Accrued interest	1,951,429	1,172,359
Deferred revenue	873,254	—
Net cash used in operating activities	(288,380)	(2,679,900)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(426)	(28,183)
Capitalization of internally developed software	(1,102,186)	(1,447,062)
Net cash used in investing activities	(1,102,612)	(1,475,245)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of bridge notes payable	1,250,000	3,075,000
Proceeds from issuance of note payable	783,008	—
Proceeds from exercise of stock options	—	3,674
Net cash provided by financing activities	2,033,008	3,078,674
Net increase (decrease) in cash	642,016	(1,076,471)
Cash at beginning of period	53,893	1,130,364
Cash at end of period	$695,909	$53,893
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Income taxes paid	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Debt issuance costs included in accrued expenses	$—	$(3,862)
Deferred offering costs included in accrued expenses	$(57,420)	$—

See report of independent registered public accounting firm and the accompanying notes to the financial statements.

iSpecimen Inc.

Notes to Financial Statements

1.NATURE OF BUSINESS

iSpecimen Inc. (“iSpecimen” or the “Company”) was incorporated in 2009 under the laws of the state of Delaware. The Company has developed and launched a proprietary online marketplace platform that connects medical researchers who need access to subjects, samples, and data, with hospitals, laboratories, and other organizations who have access to them. iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. The iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery. The Company is headquartered in Lexington, Massachusetts and its principal market is North America. The Company operates as one operating and reporting segment.

Liquidity and Going Concern

The Company has recognized recurring losses. At December 31, 2020, the Company had a working capital deficit of $18,663,321, an accumulated deficit of $29,057,587, cash of $695,909 and accounts payable and accrued expenses of $2,603,342. In addition, the Company’s bridge notes payable totaling $6,494,228 mature on or before April 30, 2021. Since inception, the Company has relied upon raising capital to finance operations and at December 31, 2020, the Company did not have sufficient capital to fund its operations.

The future success of the Company is dependent on its ability to successfully obtain additional working capital and to ultimately attain profitable operations. In addition, the Company plans to add additional customers and suppliers to increase revenue and to manage expenditures to improve its financial position and fund operations. However, as certain elements of the Company’s operating plan are outside of the Company’s control, they cannot be considered probable. The Company may seek to fund its operations through public equity, private equity, or debt financings, as well as other sources. The Company may obtain and renegotiate debt financing to support operations. However, the Company may be unable to raise additional capital, or if it is able to raise additional capital, it may be unable to do so on commercially favorable terms. The Company’s failure to raise capital, or enter into such other arrangements if and when needed, would have a negative impact on the Company’s business, results of operations and financial condition and the Company’s ability to continue as a going concern. If the Company does not receive additional capital from future anticipated capital raises, its business plan will be scaled down.

These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year after the date the financial statements are issued. Management’s plan to mitigate the conditions that raise substantial doubt include renegotiation of maturing debt, delaying certain projects and capital expenditures and eliminating certain future operating expenses in order to fund operations at reduced levels for the Company to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

See report of independent registered public accounting firm.

1.NATURE OF BUSINESS (continued)

Impact of the COVID-19 Pandemic on our Operations

In December 2019, the novel coronavirus SARS-Cov2, or COVID-19 outbreak, was reported to have surfaced in China. On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency due to the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. iSpecimen is subject to the risks arising from the COVID-19 outbreak’s social and economic impacts on the healthcare services industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders; (ii) inability to source specimens from our suppliers arising from shelter-in-place, or similar isolation orders; (iii) reduced capacity if personnel are infected or quarantined; (iv) decline in researcher demand for specimens; and (v) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.

The COVID-19 outbreak has impacted the Company’s operations during the year ended December 31, 2020. In response to the COVID-19 outbreak, the Company implemented measures to help stabilize revenue as well as measures to reduce costs. To stabilize revenue, the Company added COVID-19 samples to its product line to support growing research in this area and also implemented mobile phlebotomy to more easily access research subjects. Cost saving measures included the elimination of non-essential travel and in-person training activities, the deferral of certain planned expenditures, and the furlough of a small number of employees in August 2020. Given the evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company expects this matter to continue to have an impact on its results of operations, financial condition, and liquidity. However, the extent of the financial impact and the duration cannot be reasonably estimated at this time.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company utilizes certain estimates in the determination of the fair value of its common stock and warrants, deferred tax valuation allowances, revenue recognition, share-based compensation, and accrued expenses amongst others. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results could differ from such estimates.

Off-Balance Sheet Risk and Concentrations of Credit Risk

The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Cash accounts are maintained at financial institutions that potentially subject the Company to concentrations of credit risk. At December 31, 2020 and 2019, substantially all of the Company’s cash was deposited in accounts at one financial institution. The Company maintains its cash deposits, which at times may exceed the federally insured limits, with a reputable financial institution and, accordingly, the Company believes such funds are subject to minimal credit risk.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of credit risk with respect to accounts receivable is typically related to customers who account for a significant portion of revenue. During 2020, two customers represented approximately 11% and 10% of the Company’s 2020 revenues and comprised 0% and 0% of accounts receivable and 0% and 5% of accounts receivable-unbilled at December 31, 2020. During 2019, three customers represented approximately 20%, 11%, and 10% of the Company’s 2019 revenues and comprised 4%, 44%, and 1% of accounts receivable, and 0%, 0%, and 0% of accounts receivable-unbilled at December 31, 2019. During the years ended December 31, 2020 and 2019, revenue attributable to customers located in foreign countries is approximately 6% and 23% of revenue, respectively. During the years ended December 31, 2020 and 2019, accounts receivable attributable to customers located in foreign countries is approximately 11% and 5% of accounts receivable, respectively. During the years ended December 31, 2020 and 2019, accounts receivable-unbilled attributable to customers located in foreign countries is approximately 0% and 17% of accounts receivable-unbilled, respectively.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

➢	Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.
➢

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

➢

Level 3 — Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

For certain financial instruments, including cash, accounts receivable, and accounts payable, the carrying amounts approximate their fair values as of December 31, 2020 and 2019 because of their short-term nature. The liability in connection with conversion features included within certain of the Company’s convertible notes payable is classified as a derivative liability for embedded conversion features on the balance sheets and is considered to be a Level 3 liability.

Derivative Liability for Embedded Conversion Features

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company evaluates its convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other bifurcated embedded derivative instruments in the convertible instrument, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

Recent Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

Accounting Standards Issued, Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02” or “Topic 842”), which applies to all leases. Under ASU 2016-02, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing leases, while the statement of operations will reflect lease expense for operating leases and amortization and interest expense for financing leases. ASU 2016-02 is effective for public entities for fiscal years beginning after December 15, 2018 and interim periods within those years, and after December 15, 2020 and interim periods beginning after December 15, 2021 for all other entities. Early adoption is permitted. On June 3, 2020, the FASB issued ASU No. 2020-05, which amends the effective dates of Topic 842 to give immediate relief to certain entities as a result of the widespread adverse economic effects and business disruptions caused by the coronavirus disease 2019 (COVID-19) pandemic. Specifically, the FASB deferred the effective dates of Topic 842 for private companies. The deferrals apply only if an entity has not yet issued their financial statements (or made their financial statements available for issuance) as of June 3, 2020. The effective date of Topic 842 as amended by ASU No. 2020-05 is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Entities are required to use a modified retrospective approach of adoption for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Full retrospective application is prohibited. The Company currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon its adoption of Topic 842, which will increase the total assets and total liabilities that the Company reports relative to such amounts prior to adoption. The Company is expected to adopt this new standard as of January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2023.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s financial statement.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard as of January 1, 2024.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue using the five step approach as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) we satisfy the performance obligations.

The Company generates revenue by procuring various specimens from hospitals, laboratories, and other supply sites, for our medical research customers using our proprietary software, the iSpecimen Marketplace, to identify, locate, and ultimately validate the required specimens to our customers’ requested specifications. The Company’s performance obligation is to procure a specimen meeting the customer specification(s) from a supplier, on a “best efforts” basis, for our customer at the agreed price per specimen as indicated in the customer contract with the Company. The Company does not currently charge suppliers or customers for the use of our proprietary software. Each customer will execute a material and data use agreement with the Company or agrees to online purchase terms, each of which includes terms such as specimen and data use, shipment terms, payment and cancellation terms. These are then supplemented by purchase orders that specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent the Company’s contracts with its customer. Generally, contracts have fixed unit pricing. For certain specimen orders, a refundable customer deposit may be required prior to order fulfillment depending on project set-up requirements, presented as deferred revenue. The Company expects to recognize the deferred revenue within the next twelve months.

Specimen collections occur at supply sites within our network. “Collection” is when the specimen has been removed, or “collected” from the patient or donor. A specimen is often collected specifically for a particular Company order. Once collected, the specimen is assigned by the supplier to the Company and control of the specimen passes to the Company. “Accession” is the process whereby a collected specimen and associated data are registered and assigned in the iSpecimen Marketplace to a particular customer order, can occur while a specimen is at the supplier site or while at the Company site and is when control of the specimen passes to the customer. Suppliers may ship specimens to the Company or directly to the customer, if specimens must be delivered within a short time period (less than 24 hours after collection) or shipping to the Company is not practical.

The Company has evaluated principal versus agent considerations as part of our revenue recognition policy. The Company has concluded that we act as principal in the arrangement as we manage the procurement process from beginning to end and determine which suppliers will be used to fulfill an order, usually take physical possession of the specimens, set prices for the specimens, and bear the responsibility for customer credit risk.

The Company recognizes revenue over time, as we have created an asset with no alternative use to the Company and has an enforceable right to payment for performance completed to date. At contract inception, the Company reviews a contract and related order upon receipt to determine if the specimen ordered has an alternative use by us. In the rare circumstances where specimens do have an alternative future use, our performance obligation is satisfied at the time of shipment. Generally, specimens ordered do not have an alternative future use to the Company and the performance obligation is satisfied when the related specimens are accessioned. The Company uses an output method to recognize revenue for specimens with no alternative future use. The output is measured based on the number of specimens accessioned.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Customers are typically invoiced upon shipment. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being accessioned over time. However, specimens are generally shipped as soon as possible after they have been accessioned.

Once a specimen that has no alternative future use, and for which we have an enforceable right to payment, has been accessioned, we record the offset to revenue in accounts receivable - unbilled. Once the specimen has been shipped and invoiced, a reclassification is made from accounts receivable - unbilled to accounts receivable.

Customers are generally given fourteen days from the receipt of specimens to inspect the specimens to ensure compliance with specifications set forth in the purchase order documentation. Customers are entitled to either receive replacement specimens or receive reimbursement of payments made for such specimens. We have a nominal history of returns for nonacceptance of specimens delivered.

When this has occurred, we have given the customer a credit for the returns. We have not recorded a returns allowance.

The following table summarizes the Company’s revenue for the years ended December 31:

	2020	2019
Specimens – contracts with customers	$8,086,324	$4,215,002
Shipping and other	97,782	83,348
Revenue	$8,184,106	$4,298,350

The Company carries its accounts receivable at the invoiced amount less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable to determine if an allowance for doubtful accounts is necessary, based on economic conditions and each customer’s payment history. Receivables are written off when deemed uncollectible, with any future recoveries recorded as income when received. As of December 31, 2020, and 2019, the Company had an allowance for doubtful accounts of $108,096 and $0, respectively.

The Company applies the practical expedient to account for shipping and handling activities as fulfillment cost rather than as a separate performance obligation. Shipping and handling costs incurred are included in cost of revenue.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. When an item is sold or retired, the costs and related accumulated depreciation or amortization are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the statement of operations. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the respective assets. A summary of estimated useful lives is as follows:

Asset category	Estimated Useful Life
Website	3 years
Computer equipment and purchased software	5 years
Equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Internally Developed Software, net

The Company capitalizes certain internal and external costs incurred during the application development stage of internal-use software projects until the software is ready for its intended use. Amortization of the asset commences when the software is complete and placed into service and is recorded in operating expenses. The Company amortizes completed internal-use software over its estimated useful life of five years on a straight-line basis. Costs incurred during the planning, training and post-implementation stages of the software development life cycle are classified as technology and are expensed to operations as incurred.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss is recognized when expected cash flows are less than the asset’s carrying value. Long-lived assets consist of property and equipment and internal-use software. No impairment charges were recorded for the years ended December 31, 2020 and 2019.

Debt Issuance Costs

Debt issuance costs are recorded net against the related debt and amortized to interest expense over the life of the related debt. During the years ended December 31, 2020 and 2019, amortized debt issuance costs of $9,185 and $7,252, respectively, were recorded as a component of interest expense.

Cost of Revenue

Cost of revenue primarily consists of the purchase price to acquire specimens from hospitals and laboratories; inbound and outbound shipping costs; supply costs related to samples; payment processing and related transaction costs; and costs paid to the supply sites to support sample collections. Shipping costs upon receipt of products from suppliers are recognized in cost of revenue. For the year ended December 31, 2020, the Company acquired approximately 21% of specimens from one vendor. For the year ended December 31, 2019, the Company acquired approximately 22%, 10%, and 10% of specimens from three vendors.

Technology

Technology costs include payroll and related expenses for employees involved in the development and implementation of iSpecimen’s technology; software license and system maintenance fees; outsourced data center costs; data management costs; depreciation and amortization; and other expenses necessary to support technology initiatives. Collectively, these costs reflect the investments the Company makes in order to offer a wide variety of products and services to customers. Technology and data costs are generally expensed as incurred.

A portion of technology costs are related to research and development. Costs incurred for research and development are expensed as incurred, except for software development costs that are eligible for capitalization. Research and development costs primarily include salaries and related expenses, in addition to the cost of external service providers. For the years ended December 31, 2020 and 2019, research and development costs totaled $319,235 and $155,244, respectively.

Sales and Marketing

Sales and marketing costs primarily consist of payroll and related expenses for personnel engaged in marketing and selling activities, including salaries and sales commissions; travel expenses; public relations and social media costs; ispecimen.com website development and maintenance costs; search engine optimization fees; advertising costs; direct marketing costs; trade shows and events fees; marketing and customer relationship management software; and other marketing-related costs. Advertising expenses consist primarily of marketing, public relations, and promotional materials. Advertising costs are expensed as incurred and totaled $111,304 and $168,115 for the years ended December 31, 2020 and 2019, respectively.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Supply Development

The Company has agreements with supply partners that allow the Company to procure specimens from them and distribute these samples to customers. Supply development costs primarily include payroll and related expenses for personnel engaged in the development and management of this supply network; related travel expenses; regulatory compliance costs to support the network; and other supply development and management costs.

Fulfillment

Fulfillment costs primarily consist of those costs incurred in operating and staffing operations and customer service teams, including costs attributable to assess the feasibility of specimen requests; creating and managing orders; picking non-capitalizable, packaging, and preparing customer orders for shipment; responding to inquiries from customers; and laboratory equipment and supplies.

General and Administrative

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses for human resources, legal, finance, and executive teams; associated software licenses; facilities and equipment expenses, such as depreciation and amortization expense and rent, outside legal expenses, insurance costs, and other general and administrative costs.

Share-Based Compensation

The Company records share-based compensation for options granted to employees, non-employees, and to members of the board of directors for their services on the board of directors based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the requisite service period. Forfeitures are recognized when they occur.

The Company uses the Black-Scholes-Merton option pricing model to determine the fair value of stock options. The use of the Black-Scholes-Merton option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. The Company has not paid, and does not anticipate paying, cash dividends on shares of its common stock.

In order to determine the fair value of the Company’s common stock, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. The fair value of the Company’s common stock was estimated to be $3.83 and $1.61 at December 31, 2020 and 2019, respectively. The Company conducted multiple valuations throughout the year ended December 31, 2020 and the estimate of the fair value of the Company’s common stock ranged from $0.39 and $3.83 as a result of the changes in the factors described above.

See report of independent registered public accounting firm.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company provides for income taxes using the asset and liability method. The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

The Company does not have any material uncertain tax positions for which reserves would be required. The Company will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense.

Deferred Offering Costs

Deferred offering costs are included in prepaid and other current assets and consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the planned initial public offering and that will be charged to additional paid-in capital upon the completion of the planned initial public offering. Should the planned initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

For the year-ended December 31, 2020, the Company capitalized approximately $265,000 of deferred offering costs related to the planned initial public offering.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss applicable to common stockholders by the weighted- average number of shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting the weighted-average number of shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, the potential impact of shares to be issued upon conversion of Series A, Series A-1 and Series B preferred stock, stock options, and warrants to purchase common stock are considered to be common stock equivalents, but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share applicable to common stockholders were the same for all periods presented.

The table below provides total shares outstanding, as of December 31:

	2020	2019
Shares issuable upon conversion of preferred stock	1,291,012	1,291,012
Shares issuable upon exercise of stock options	251,847	224,884
Shares issuable upon exercise of warrants to purchase common stock	23,309	23,309

See report of independent registered public accounting firm.

3.PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at December 31:

	2020	2019
Website	$105,376	$105,376
Computer equipment and purchased software	84,589	84,481
Equipment	35,449	35,134
Furniture and fixtures	87,184	87,184
Leasehold improvements	24,935	24,935
Total property and equipment	337,533	337,110
Accumulated depreciation	(261,944)	(217,189)
Total property and equipment, net	$75,589	$119,921

Depreciation expense for property and equipment was $44,758 and $57,360 for the years ended December 31, 2020 and 2019, respectively.

4.INTERNALLY DEVELOPED SOFTWARE, NET

During 2020 and 2019, the Company capitalized $1,102,186 and $1,447,062, respectively, of internally developed software costs in connection with the development and continued enhancement of the technology platform and web interfaces. Capitalized costs primarily consist of payroll and payroll-related costs for the Company’s employees. The Company recognized $774,929 and $577,605 of amortization expense associated with capitalized internally developed software costs during the years ended December 31, 2020 and 2019, respectively.

5.DEBT

Note Payable

In May 2020, the Company applied for and received $783,008 in unsecured loan funding from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”).

Under the terms of the promissory note (the “PPP Note”) and the PPP Loan, interest accrues on the outstanding principal at the rate of 1% per annum. Interest expense under the PPP Loan amounted to $5,127 for the year ended December 31, 2020.

The PPP Loan is a forgivable loan and subsequent to year end, the Company received full forgiveness of all principal and interest in January 2021.

See report of independent registered public accounting firm.

5.DEBT (continued)

Related Party Convertible Notes Payable

During 2017 and 2018, the Company issued Related Party Convertible Promissory Notes (the “Convertible Notes”) to related parties totaling $5,500,000. The Convertible Notes bear interest at a rate of six percent (6%) per annum, without compounding. The Convertible Notes are convertible into shares of the Company’s preferred stock, upon the following: (i) a new permanent equity financing yielding gross proceeds of in excess of $10,000,000, including conversion of the outstanding principal of the Convertible Notes (a “Qualified Equity Financing”), (ii) achievement of positive free cash flow from operations on a quarterly basis for the two consecutive quarters ending 90 days prior to the maturity date, (iii) an acquisition, or (iv) upon election of the holders of the majority of the aggregate principal outstanding (the “Majority Lenders”). An “acquisition” shall mean the sale of all or substantially all of the capital stock or assets of the Company in a business combination or other acquisition; a merger, consolidation or reorganization of the Company in connection with a business combination (but not in connection with an equity financing); or the sale or transfer of control by the stockholders of the Company to a third party (in a single transaction or series of related transactions) representing a majority of the voting power of the Company (other than in connection with an issuance of equity securities designed to raise working capital, including a Qualified Equity Financing). Preferred stock issued on conversion shall be shares of the Company’s stock that have substantially the same rights and preferences as the Company’s Series B Preferred Stock or that which is issued in such Qualified Equity Financing, depending on the applicable conversion event.

Conversion Prices

The conversion price of the Convertible Notes may vary based on the type and timing of the triggering event which causes conversion of the Convertible Notes. If the Qualified Equity Financing occurs within 12 months from the issuance date of the Convertible Note, the conversion price will be the lesser of (A) if (i) the holder is a Majority Lender, the issue price of the preferred stock less a twenty percent (20%) discount to the issue price of such preferred stock (that is, at a rate of eighty percent (80%) of the issue price of the preferred stock), or (ii) the holder is not a Majority Lender, the issue price of the preferred stock less a ten percent (10%) discount to the issue price of such preferred stock (that is, at a rate of ninety percent (90%) of the issue price of the preferred stock), or (B) such price per share commensurate with a pre-money valuation of the Company, as defined in the note subscription agreement, calculated on a fully-diluted basis.

If the Qualified Equity Financing occurs later than 12 months from the issuance date of the Convertible Note, the conversion price ranges from the lesser of (A) if (i) the holder is a Majority Lender, the issue price of the preferred stock less a thirty percent (30%) discount to the issue price of such preferred stock (that is, at a rate of seventy percent (70%) of the issue price of the preferred stock),or (ii) the holder is not a Majority Lender, the issue price of the preferred stock less a twenty percent (20%) discount to the issue price of such preferred stock (that is, at a rate of eighty percent (80%) of the issue price of the preferred stock),or (B) such price per share commensurate with a pre-money valuation of the Company, as defined in the note subscription agreement, calculated on a fully-diluted basis.

In the event that the Company is sold, the Convertible Notes shall either be repaid in full or converted into common stock at the option of the Majority Lenders. The conversion price shall be the quotient of the aggregate principal and accrued interest outstanding on the Convertible Notes divided by a price per share determined in accordance with the same two scenarios noted above in the event of a Qualified Equity Financing.

Should the Company achieve positive free cash flows pursuant to the note subscription agreement or the Majority Lenders elect to convert the Convertible Notes prior to or at maturity, the conversion price per share shall be commensurate with a pre-money valuation of the Company, as defined in the note subscription agreement, calculated on a fully-diluted basis.

See report of independent registered public accounting firm.

5.DEBT (continued)

Embedded Conversion Features

The Company has determined that the terms related to the Qualified Equity Financing conversion and acquisition conversion features (collectively, the “Embedded Conversion Features”) were determined to not be clearly and closely related to the Convertible Note host instrument and meet the definition of a derivative. Therefore, the Embedded Conversion Features were bifurcated from the Convertible Notes and separately measured at fair value. The derivative liability has been subsequently marked-to-market each reporting period with changes in fair value recognized in the statement of operations.

The Embedded Conversion Features were initially recorded as a debt discount with an offset to the derivative liability at fair value. The debt discount is amortized using the effective interest rate over the original term of the Convertible Notes.

Maturity Date

The maturity date on the Convertible Notes is the earliest occurrence of (i) the closing of a Qualified Equity Financing, (ii) the date upon which prepayment by the Company occurs with the consent of the Majority Lenders, (iii) the date upon which the Convertible Notes are otherwise converted into equity securities, or (iv) June 30, 2019. In August 2018, the maturity date was extended to March 31, 2020. If, upon the maturity date, the Convertible Notes have not been converted into preferred stock, then the Majority Lenders may elect to (i) demand repayment of the outstanding principal and accrued interest, (ii) convert the Notes into two times the Participating Preferred Stock (as defined in the note subscription agreement) and Conversion Preferred Stock (as defined in the note subscription agreement), or (iv) extend the maturity date by up to an additional 18 months. In March 2020, the Majority Lenders elected to extend the maturity date through September 30, 2020. On October 1, 2020, the maturity date was further extended to March 31, 2021. On March 8, 2021, the maturity date was further extended to June 30, 2021. The Company may not prepay the Convertible Notes without the written consent of the Majority Lender. The Convertible Notes are subordinated in right of payment and priority to any Senior Debt. “Senior Debt” refers to all present and future indebtedness for money borrowed of the Company from institutional lenders, commercial credit companies, commercial banks, credit unions, government agencies, venture debt firms, and other commercial lenders.

Interest expense on the Convertible Notes totaled $330,904 and $330,000 for the years ended December 31, 2020 and 2019, respectively.

Unamortized debt issuance costs on the Convertible Notes totaled $9,189 and $13,539 at December 31, 2020 and December 31, 2019, respectively.

Debt discounts on the Convertible Notes totaled $0 and $136,185 for the years ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, amortization of debt discounts amounted to $136,185 and $544,741, respectively.

Bridge Financing

During 2020, 2019, and 2018, the Company issued Secured Promissory Notes (the “Bridge Notes”) to new investors and existing stockholders in an amount of $6,500,000 in order to finance the Company’s interim working capital needs. Of this amount, $1,905,000 is held by related parties. The Bridge Notes bear interest at a rate of twenty-four percent (24%) per annum, without compounding. The Bridge Notes and all accrued interest are due and payable on the earliest occurrence of (i) a Qualified Equity Financing, (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) December 31, 2019, which was subsequently extended to June 30, 2020. In June 2020, the Bridge Notes were amended to further extend the maturity date through September 30, 2020. On October 1, 2020, the Company amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020. On March 15, 2021, the maturity date was further extended to April 30, 2021. The Bridge Notes will be repayable upon demand of the Majority Lenders of the Bridge Notes at any time on or after the maturity date. The Bridge Notes are senior in right of payment and priority to any Convertible Debt and subordinated to any Senior Debt. The investors that hold the Bridge Notes are granted a security interest in substantially all assets of the Company (“Collateral”).

See report of independent registered public accounting firm.

5.DEBT (continued)

Interest expense on the Bridge Notes totaled $1,168,738 and $549,248 for the years ended December 31, 2020 and 2019, respectively. Unamortized debt issuance costs on the Bridge Notes totaled $5,771 and $8,673 for the years ended December 31, 2020 and 2019, respectively.

Related Party Bridge Notes

During 2018, 2019 and 2020 the Company issued Secured Promissory Notes (“Related Party Bridge Notes”) to various related parties including executives and their immediate family members. As of December 31, 2020 and 2019, Related Party Bridge Notes amounted to $1,905,000 and $1,655,000, respectively. The Related Party Bridge Notes bear interest at a rate of twenty-four percent (24%) per annum, without compounding. The principal and all accrued interest are due and payable on the earliest occurrence of (i) a Qualified Equity Financing, (ii) the sale of the Company, prepayment by the Company, or (iii) December 31, 2019, which has been extended to June 30, 2020. In June 2020, the Company extended the maturity date through September 30, 2020. On October 1, 2020, the Company amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020. On March 15, 2021, the maturity date was further extended to April 30, 2021.

The interest expense associated with the Related Party Bridge Notes was $446,660 and $292,938 for the years ended December 31, 2020 and 2019, respectively.

6.FAIR VALUE OF DERIVATIVE LIABILITY

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the Company’s balance sheets as of the following dates indicated:

	Fair value at December 31, 2020
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$2,373,000	$—	$—	$2,373,000
Total liabilities	$2,373,000	$—	$—	$2,373,000

	Fair value at December 31, 2019
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$2,214,000	$—	$—	$2,214,000
Total liabilities	$2,214,000	$—	$—	$2,214,000

The table below provides a summary of the changes in fair value of the derivative liability measured on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31:

	2020	2019
Balance, beginning of period	$2,214,000	$2,765,000
Loss (gain) included in earnings	159,000	(551,000)
Balance, end of period	$2,373,000	$2,214,000

See report of independent registered public accounting firm.

6.FAIR VALUE OF DERIVATIVE LIABILITY (continued)

The Embedded Conversion Features are separately measured at fair value, with changes in fair value recognized in current operations. The Company used a scenario-based analysis to estimate the fair value of the Embedded Conversion Features at issuance of the Convertible Notes and as of December 31, 2020 and 2019. The scenario-based analysis estimates the fair value of the convertible promissory notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, settlement, equity financing, corporate transaction and dissolution scenarios. Estimating fair values of Embedded Conversion Features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the Embedded Conversion Features are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes. The original values of the Embedded Conversion Features were recorded as a derivative liability with the offset as a debt discount to the Convertible Notes which was amortized over the original term of the Convertible Notes.

7.COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its office space in Lexington, Massachusetts under a non-cancelable operating lease that was entered into in September 2012 and most recently amended on April 10, 2017. The lease requires monthly rental payments, presented by year in the table below, which escalate during the lease term and expires on February 28, 2024. The difference between straight-line rent expense and rent paid is immaterial.

Operating
Years Ended December 31,	Leases
2021	$161,062
2022	163,158
2023	165,254
2024	27,601
Total	$517,075

Rent expense for the years ended December 31, 2020 and 2019 amounted to $136,281 and $172,621, respectively.

Legal Proceedings

From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include, but are not limited to, actions relating to employment law and misclassification, intellectual property, commercial or contractual claims, or other consumer protection statutes. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. As of December 31, 2020, there was no material litigation against the Company.

See report of independent registered public accounting firm.

8.CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 16,000,000 shares of common stock with a par value of $0.0001 per share and 8,000,000 shares of convertible preferred stock with a par value of $0.0001 per share, of which 3,427,871 shares are designated Series A convertible preferred stock (“Series A”), 556,550 shares are designated Series A-1 convertible preferred stock (“Series A-1”) and 3,200,000 shares are designated Series B convertible preferred stock (“Series B”). The Company has 815,579 shares of preferred stock that are undesignated.

The Series A, Series A-1, and Series B are presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Series A, Series A-1, and Series B is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Series A, Series A-1, and Series B outstanding is its issuance-date fair value.

The rights and preferences of the Series B, Series A-1, Series A convertible preferred stock collectively, preferred stock, are as follows:

Preferred Stock

Dividends

Cumulative Dividends

Commencing on the date of original issuance, dividends shall accrue, whether or not declared by the Board, on each share of the preferred stock on a cumulative, non-compounding basis at the annual rate of 6% of the original issue price (the “Original Issue Price”). The Original Issue Price for Series A, Series A-1, and Series B is equal to $4.22529, $5.58985, and $13.97445 per share, respectively. The cumulative aggregate amounts of arrearages in preferred dividends as of December 31, 2020 for Series A, Series A-1, and Series B preferred stock were $1,323,766, $219,129, and $2,604,243, respectively. The per-share amounts of arrearages in cumulative preferred dividends as of December 31, 2020 for Series A, Series A-1, and Series B preferred stock were $2.14, $2.18, and $4.55, respectively.

Cumulative dividends shall be payable only in the event of a liquidation, dissolution, or winding-up of the Company. Upon voluntary conversion of the preferred stock or a Qualified Public Offering, as defined, no accrued but unpaid cumulative dividends shall be payable. Dividends on preferred stock will be in preference to dividends paid on any other equity securities.

Participating Dividends

In the event the Board declares a cash dividend payable on the then outstanding shares of common stock, the holders of preferred stock shall be entitled to the amount of dividends as would be declared payable on the largest number of shares of common stock into which the shares of preferred stock held could be then converted.

There have been no dividends declared to date.

Liquidation Preferences

In the event of any liquidation event, as defined, either voluntary or involuntary, the holders of the Series B preferred stock are entitled to receive, prior and in preference to holders of Series A preferred stock, Series A-1 preferred stock, and common stock. The “Series B Liquidation Preference” is defined as a per share amount equal to the Original Issue Price of the Series B preferred stock, plus any declared but unpaid cumulative dividends. In lieu of receiving the Series B Liquidation Preference amount, the holders of the Series B preferred stock may elect to convert to common stock at any time prior to liquidation, dissolution or winding up.

See report of independent registered public accounting firm.

8.CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (continued)

If the assets of the Company are insufficient to pay the full aforesaid preferential amounts to the holders of the Series B preferred stock, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of the Series B preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

In the event of any liquidation event, as defined, either voluntary or involuntary, the holders of the Series A preferred stock and Series A-1 preferred stock are entitled to receive, prior and in preference to holders of common stock. The Series A Liquidation Preference and Series A-1 Liquidation Preference are each defined as a per share amount equal to the Original Issue Price of the Series A preferred stock and the Original Issue Price of the Series A-1 preferred stock, respectively, plus any respective declared but unpaid cumulative dividends. In lieu of receiving the Series A Liquidation Preference amount and Series A-1 Liquidation Preference amount, the holders of the Series A preferred stock and Series A-1 preferred stock may elect to convert to common stock at any time prior to liquidation, dissolution or winding up.

If the assets of the Company are insufficient to pay the full aforesaid preferential amounts to the holders of Series A preferred stock and Series A-1 preferred stock, then the entire proceeds legally available for distribution to Series A preferred stock and Series A-1 preferred stock shall be distributed ratably among the holders of Series A preferred stock and Series A-1 preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Conversion

The preferred stock may be converted at any time, at the option of the holder, into shares of common stock. The conversion rate for preferred stock is equal to the Original Issuance Price divided by the Conversion Value. The Conversion Value shall initially be equal to the Original Issuance Price, subject to adjustments including anti-dilution protection. In the event that the Company issue or sell shares of common stock or equivalents, without consideration or at a price per share less than the applicable preferred stock conversion value then the applicable preferred stock conversion value shall be lowered.

Each share of the preferred stock shall automatically convert into common stock at the then applicable conversion rate, upon (i) the closing of a firmly underwritten public offering of common stock with total gross proceeds of at least $25,000,000, or (ii) at the written consent of the majority holders of the Series A preferred stock and Series A-1 preferred stock, voting together as a single series, or (iii) at the written consent of the majority holders of the Series B preferred stock. Additionally, the holders of the Series A preferred stock and Series A-1 preferred stock cannot compel conversion of the Series B preferred stock, and the holders of the Series B preferred stock cannot compel conversion of the Series A preferred stock and Series A-1 preferred stock.

Voting

The holders of preferred stock shall be entitled to vote with respect to all matters voted on by the stockholders of the Company. Each holder of preferred stock shall be entitled to that number of votes on the largest number of shares of common stock into which the shares of preferred stock held could be then converted. The holders of the Series A preferred stock and Series A-1 preferred stock, voting together, have the right to elect one director. The holders of the Series B preferred stock have the right to elect one director.

Common Stock

The rights and preferences of the common stock are as follows:

Voting

The holders of common stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Company. The holders of common stock shall be entitled to elect one director.

See report of independent registered public accounting firm.

8.CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (continued)

Dividends

Subject to the preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the Board.

Liquidation Rights

In certain events, including the liquidation, dissolution or winding-up of the Company, immediately after the holders of preferred stock have been paid in full preference, the remaining assets of the Company shall be distributed ratably among the holders of common stock.

9.SHARE-BASED COMPENSATION

Stock Options

In April 2013, the Company established the 2013 Stock Incentive Plan (the “2013 Plan”). Pursuant to the 2013 Plan, the Company’s Board of Directors (or committees and/or executive officers delegated by the Board of Directors) may grant incentive and nonqualified stock options, restricted stock and other share-based awards to the Company’s employees, officers, directors, consultants, and advisors. In November 2015, the 2013 Plan was amended to increase the number of shares that may be authorized for issuance to 309,029 shares. As of December 31, 2020, there were 111,589 shares available for future grants. The Company also maintains a 2010 Stock Incentive Plan (the “2010 Plan”). A total of 270,513 shares of common stock were authorized to be issued pursuant to the 2010 Plan, 156,603 shares have been issued, and there are no shares available for issuance, under the 2010 Plan.

The following assumptions were used to estimate the fair value of stock options granted using the Black- Scholes-Merton option pricing model at December 31:

	2020	2019
Assumptions:
Risk-free interest rate	0.30% - 1.41%	1.59% - 2.58%
Expected term (in years)	5.32 - 6.14	5.00 - 6.14
Expected volatility	43.11% - 50.14%	41.00% - 43.92%
Expected dividend yield	—%	—%

A summary of stock option activity under the Plans is as follows:

			Weighted Average
			Remaining
	Options	Weighted Average	Contractual Term
	Outstanding	Exercise Price	in Years
Balance at January 1, 2019	90,799	$2.57	8.78
Granted	162,016	$1.13
Exercised	(562)	$6.52
Cancelled/forfeited	(27,369)	$6.09
Balance at December 31, 2019	224,884	$1.08	8.78
Granted	43,259	$1.00
Exercised	—	$1.00
Cancelled/forfeited	(16,296)	$4.20
Balance at December 31, 2020	251,847	$1.00	8.06
Options exercisable at December 31, 2020	180,716	$1.00	7.85

See report of independent registered public accounting firm.

9.SHARE-BASED COMPENSATION (continued)

The weighted-average grant date fair value of stock options issued in 2020 and 2019 was $0.55 and $2.33, respectively. The Company recorded $92,866 and $360,379 of compensation expense in 2020 and 2019, respectively. A total of $109,629 of unamortized compensation expense at December 31, 2020, will be recognized over the remaining requisite service period of 2.48 years. During 2020 and 2019, the Company received proceeds of $0 and $3,674 from the exercise of stock options, respectively.

On September 4, 2020, the Board of Directors of the Company approved the repricing of 253,349 then outstanding stock options to an exercise price of $1.00, accordingly the summary of stock option activity above has been updated to reflect the exercise price of $1.00 for all outstanding options. No other changes to the original stock option grant terms were made. The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $9,900 of which $7,078 related to fully vested options and was expensed as stock based compensation expense, and $2,822 related to unvested options and will be recognized over the remaining service period.

10.WARRANTS

At December 31, 2020, the Company had outstanding warrants to purchase 23,309 shares of common stock at an exercise price of $0.06 per share, which expire in September 2021. The weighted average exercise price is $0.06 and the weighted average time to expiration is 0.75 years.

During 2020 and 2019, no warrants to purchase common stock were issued, exercised or expired.

11.INCOME TAXES

There was no provision for income taxes for the years ended December 31, 2020 and 2019 due to the Company’s operating losses and a full valuation allowance on deferred tax assets.

The Company completed research and development studies covering all tax years currently under the applicable statute of limitations. The benefits of the study are reflected in the 2020 and 2019 financial statements as a tax credit receivable in the amount of $179,000 and $284,000, respectively.

Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2020	2019
Deferred tax assets: Operating loss carryforwards	$6,600,000	$5,600,000
Other	700,000	1,000,000
Total deferred tax assets	7,300,000	6,600,000
Deferred tax liability:
Intangibles	(250,000)	(150,000)
Total deferred tax liabilities	(250,000)	(150,000)
Net deferred tax assets before valuation allowance	7,050,000	6,450,000
Valuation allowance	(7,050,000)	(6,450,000)
Net deferred tax asset	$—	$—

The Company has provided a valuation allowance against the deferred tax assets as it has incurred significant losses since its inception. Management currently believes that it is more likely than not that the deferred tax assets will not be realized in the future. The change in the valuation allowance during 2020 was an increase of $600,000.

See report of independent registered public accounting firm.

11.INCOME TAXES (continued)

At December 31, 2020, the Company had federal net operating loss (“NOL”) carryforwards of approximately $24,200,000 of which approximately $13,000,000 expire at various periods through 2037 and approximately $11,200,000 can be carried forward indefinitely. The Company also had state NOL carryforwards of approximately $18,900,000 that expire at various periods through 2040. At December 31, 2019 the Company had federal and state tax credits of approximately $700,000 available for future periods that expire at various periods through 2040. Due to changes in ownership provisions of the Internal Revenue Code, the availability of the Company’s NOL carryforwards may be subject to annual limitations under Section 382 of the Internal Revenue Code against taxable income in the future period, which could substantially limit the eventual utilization of such carryforwards.

The Company applies the standards on uncertainty in income taxes. The Company did not have any significant unrecognized tax benefits during the year ended December 31, 2020. The Company’s U.S. federal operating losses have occurred since its inception and as such, tax years subject to potential tax examination could apply from that date because the utilization of net operating losses from prior years opens the relevant year to audit by the IRS and/or state taxing authorities.

The Company’s income tax provision was computed using the federal statutory rate and average state statutory rates, net of related federal benefit. The following represents a reconciliation of the statutory income tax rates to the effective rates at December 31:

	2020	2019
Reconciliation to statutory rates
Expected federal income taxes benefit at statutory rates	(21)%	(21)%
Expected state tax benefit at statutory rates, net of federal benefit	(8)	(8)
Change in valuation allowance	29	29
Income tax expense (benefit)	—%	—%

12.EMPLOYEE BENEFITS PLAN

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan is available to all eligible employees. The 401(k) Plan allows participants to defer a portion of their annual compensation subject to certain Internal Revenue Service limitations. The Company may make matching contributions and additional profit-sharing contributions at its discretion. The Company has not made any matching contributions to the 401(k) Plan during the years ended December 31, 2020 and 2019.

13.SUBSEQUENT EVENTS

Factoring Agreement

On January 1, 2021 the Company entered into a Factoring Agreement (the “Agreement”) with Versant Funding LLC (“Versant”), in which the Company has agreed to sell a minimum of $1.2 million of its accounts receivable without recourse, and which we have granted Versant a security interest in substantially all of our assets, in accordance with the terms of the Agreement. Through March 26, 2021, the Company has factored, without recourse, approximately $2.3 million of its accounts receivable to Versant.

Note Payable Loan Forgiveness

On January 13, 2021, the PPP Loan was fully forgiven by the SBA.

Related Party Convertible Notes Payable

On March 8, 2021, the maturity date was further extended to June 30, 2021, for the Convertible Notes.

See report of independent registered public accounting firm.

13.SUBSEQUENT EVENTS (continued)

Bridge Notes and Related Party Bridge Notes

On March 15, 2021, the Company entered into a Fifth Amendment to the Note Subscription Agreements and Secured Promissory Notes (referred to herein as the Bridge Notes and Related Party Bridge Notes in Note 6) (the “Amendment”).

The terms of the Amendment are as follows:

Maturity Date

The Bridge Notes and Related Party Bridge Notes shall bear interest, on a non-compounding basis, at a rate of twenty four percent (24%) per annum prior to October 1, 2020 and at a rate of thirty percent (30%) per annum from and after October 1, 2020, due on maturity on the earlier of (i) the closing of an initial public offering yielding gross proceeds in excess of $18,000,000, exclusive of any existing Convertible Notes (a “Qualified IPO”), (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) April 30, 2021. The Majority Lenders (defined in Note 6) may, with the approval of the Company, elect to extend the maturity date one or more times, at their discretion.

Elective Conversion Upon a Qualified IPO

The holders of the Bridge Notes and Related Party Bridge Notes may voluntarily elect, at any time prior the maturity date and up to March 19, 2021, to convert 50% or more of the outstanding unpaid principal plus any amount of outstanding unpaid interest at the time of the Qualified IPO, into the same class or series of securities of the Company to be offered and issued in the Qualified IPO (the “IPO Stock”). The conversion rate shall be equal to the issue price of the IPO Stock less a thirty percent (30%) discount (“the Elective Conversion Stock”). The elective conversion amount shall be deducted from the amount of principal and interest outstanding in order to arrive at an adjusted principal and interest repayment amount. The sum of the amounts being converted on the Bridge Notes and Related Party Bridge Notes shall first convert the outstanding principal and then the outstanding interest second.

As of March 19, 2021, Bridge Notes and Related Party Bridge Note holders have elected to voluntarily convert approximately $3.8 million of outstanding principal and accrued interest to common stock at the time of the Qualified IPO.

Repayment of Adjusted Outstanding Interest and Principal Upon a Qualified IPO

If a Qualified IPO is consummated prior to the maturity date, and the holders have not voluntarily converted, the Company shall make a cash payment to the holders of the Bridge Notes and Related Party Bridge Notes equal to the greater of either the total adjusted outstanding interest or one and one-half times (1.50X) the Third-Party Loan Proceeds (“Note Repayment Proceeds”). Third-Party Loan Proceeds are defined as the net cash proceeds received by the Company from an institutional lender, commercial bank, or other similar lender consummated on or about the time of the Qualified IPO (or contingent upon the closing of the Qualified IPO).

Repayments shall first be applied to the adjusted outstanding interest due in cash to the holders of the Bridge Notes and Related Party Bridge Notes. The residual value shall be next applied to the adjusted outstanding principal (the “Principal Repayment Proceeds”). The remaining cash repayment shall be calculated by multiplying the Principal Repayment Proceeds by a fraction, the numerator of which is equal to the adjusted principal repayment amount of such note holder, and the denominator of which is equal to the total adjusted outstanding principal to all note holders. In no event shall any cash payment be made to any note holder exceed the sum of the adjusted interest repayment amount plus the adjusted principal repayment amount for such note holder.

See report of independent registered public accounting firm.

13.SUBSEQUENT EVENTS (continued)

Automatic Conversion or Debt Extension

Any remaining unpaid principal, calculated by subtracting the Principal Repayment Proceeds from the total adjusted outstanding principal ( the “Automatic Principal Conversion Amount”), shall then automatically convert into IPO Stock at a rate equal to the issue price of the IPO Stock less a ten percent (10%) discount (that is, at a rate of ninety percent (90%) of the issue price of the IPO Stock; such discounted IPO Stock; the “Automatic Conversion Stock”). If the Company is unable to repay at least twenty-five percent (25%) of the total adjusted outstanding principal of the Bridge Notes and Related Party Bridge Notes (“the “Principal Repayment Floor”), then no Automatic Conversion Stock shall be issued and the total adjusted outstanding principal on the Bridge Notes and Related Party Bridge Notes shall remain on the books of the Company under their existing Bridge Notes and Related Party Bridge Notes which shall automatically be amended to (i) have their interest rates adjusted to a rate of fifteen percent (15%) per annum and (ii) have their maturity date set to a date that is eighteen (18) months from the date of the Qualified IPO.

Reverse Stock Split

On March 16, 2021, the Company approved a 1-for-5.545 reverse stock split (“reverse stock split”) of the Company’s common stock and preferred stock. On March 29, 2021, through a shareholder resolution, the shareholders of the Company approved the reverse stock split. All fractional shares as a result of the reverse stock split were rounded down and no fractional shares were issued in connection with the reverse stock split. The par value, authorized share amount, and other terms of the common stock and preferred stock were not affected by the reverse stock split.

All share and per share amounts, including stock options, warrants, and restricted stock awards have been retroactively adjusted in these financial statements for all periods presented to reflect the reverse stock split. Further, exercise prices of stock options and warrants have been retroactively adjusted in these financial statements for all periods presented to reflect the reverse stock split.

2021 Stock Incentive Plan

On June 16, 2021, the Company adopted the iSpecimen Inc. 2021 Stock Incentive Plan (“2021 Plan”). The 2021 Plan was adopted to enhance our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by providing such persons with equity ownership opportunities and performance- based incentives. The 2021 Plan authorizes options, restricted stock, restricted stock units and other stock- based awards. Our Board of Directors, or any committee to which the Board of Directors delegates such authority, has the sole discretion in administering, interpreting, amending or accelerating the 2021 Plan. Awards may be made under the 2021 Plan for up to 608,000 shares of our common stock.

See report of independent registered public accounting firm.

iSpecimen Inc.

Condensed Balance Sheets

	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:

Cash	$9,790,732	$695,909
Accounts receivable – unbilled	1,750,744	652,761
Accounts receivable, net of allowance for doubtful accounts of $141,952 and $108,096 at September 30, 2021 and December 31, 2020, respectively	2,718,682	1,526,392
Prepaid expenses and other current assets	459,321	417,929
Tax credit receivable, current portion	179,376	179,376
Total current assets	14,898,855	3,472,367
Property and equipment, net	44,749	75,589
Internally developed software, net	2,650,867	2,634,139
Security deposits	27,601	27,601
Total assets	$17,622,072	$6,209,696
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$351,424	$1,792,432
Accrued expenses	1,025,136	810,910
Accrued interest	7,510	3,696,944
Convertible notes payable, related parties, net of unamortized debt discount and debt issuance costs	—	5,490,811
Derivative liability for embedded conversion features on convertible notes payable	—	2,373,000
Bridge notes payable, net of debt issuance costs	—	4,589,228
Bridge notes payable, related parties	—	1,905,000
Note payable, current portion	—	604,109
Deferred revenue	718,723	873,254
Total current liabilities	2,102,793	22,135,688
Note payable, net of current portion	—	178,899
Term loan	3,428,380	—
Total liabilities	5,531,173	22,314,587
Commitments and contingencies
Series B convertible preferred stock, $0.0001 par value, 3,200,000 shares authorized, 0 and 572,465 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	7,999,997
Series A-1 convertible preferred stock, $0.0001 par value, 556,550 shares authorized, 0 and 100,365 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	561,041
Series A convertible preferred stock, $0.0001 par value, 3,427,871 shares authorized, 0 and 618,182 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	2,612,038
Total convertible preferred stock	—	11,173,076
Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 200,000,000 shares authorized, 6,996,758 issued, and 6,965,758 outstanding at September 30, 2021, and 16,000,000 shares authorized, 967,213 issued and 936,213 outstanding at December 31, 2020	697	94
Additional paid-in capital	48,059,389	1,779,698
Treasury stock, 31,000 shares at September 30, 2021 and December 31, 2020, at cost	(172)	(172)
Accumulated deficit	(35,969,015)	(29,057,587)
Total stockholders’ equity (deficit)	12,090,899	(27,277,967)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$17,622,072	$6,209,696

See accompanying notes to these unaudited interim financial statements.

iSpecimen Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue	$2,718,534	$2,250,147	$8,586,217	$5,466,375
Operating expenses:
Cost of revenue	913,833	903,862	4,026,680	2,032,111
Technology	543,581	413,381	1,315,331	1,131,695
Sales and marketing	513,107	506,641	1,690,085	1,305,897
Supply development	171,595	133,007	383,864	395,200
Fulfillment	399,145	241,785	955,516	642,140
General and administrative	1,636,346	774,550	4,144,989	1,431,262
Total operating expenses	4,177,607	2,973,226	12,516,465	6,938,305
Loss from operations	(1,459,073)	(723,079)	(3,930,248)	(1,471,930)
Other expense, net
Interest expense	(75,922)	(469,477)	(2,062,548)	(1,517,697)
Change in fair value of derivative liability on convertible notes	—	(54,000)	(271,000)	(76,000)
Change in fair value of derivative liability on bridge notes and bridge notes, related parties	—	—	1,582,700	—
Gain (loss) on extinguishment of bridge notes and bridge notes, related parties	—	—	(2,740,425)	—
Loss on extinguishment of convertible notes and convertible notes, related parties	—	—	(260,185)	—
Gain on extinguishment of note payable	—	—	788,156	—
Other expense, net	(21,687)	—	(21,756)	6,691
Interest income	3,659	87	3,878	396
Other expense, net	(93,950)	(523,390)	(2,981,180)	(1,586,610)

Net loss before benefit from income taxes	(1,553,023)	(1,246,469)	(6,911,428)	(3,058,540)
Benefit from income taxes	—	—	—	—

Net loss	$(1,553,023)	$(1,246,469)	$(6,911,428)	$(3,058,540)

Net loss per share
Basic and diluted	$(0.22)	$(1.33)	$(2.17)	$(3.27)

Weighted average common shares outstanding
Basic and diluted	6,960,330	936,213	3,190,060	936,213

See accompanying notes to these unaudited interim financial statements.

iSpecimen Inc.

Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(Unaudited)

													Total
	Series B Convertible		Series A-1 Convertible		Series A Convertible						Additional		Stockholders'
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Treasury Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2020	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,779,698	$(29,057,587)	$(27,277,967)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	22,036	—	22,036
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,963,491)	(3,963,491)
Balance at March 31, 2021 (unaudited)	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,801,734	$(33,021,078)	$(31,219,422)
Conversion of redeemable convertible preferred stock into common stock upon initial public offering	(572,465)	(7,999,997)	(100,365)	(561,041)	(618,182)	(2,612,038)	1,291,012	129	—	—	11,172,947	—	11,173,076
Conversion of principal and accrued interest of convertible notes and bridge notes into common stock upon initial public offering	—	—	—	—	—	—	2,049,043	205	—	—	16,392,139		16,392,344
Issuance of common stock in connection with public offering	—	—	—	—	—	—	2,250,000	225	—	—	17,999,775	—	18,000,000
Offering costs in connection with public offering	—	—	—	—	—	—	—	—	—	—	(2,339,816)	—	(2,339,816)
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	39,461	4	—	—	39,629	—	39,633
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	28,374	—	28,374
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,394,914)	(1,394,914)
Balance at June 30, 2021 (unaudited)	—	$—	—	$—	—	$—	6,565,729	$657	31,000	$(172)	$45,094,782	$(34,415,992)	$10,679,275
Issuance of common stock in connection with public offering over-allotment option exercise	—	—	—	—	—	—	337,500	34	—	—	2,497,467	—	2,497,501
Issuance of common stock in exchange for services	—	—	—	—	—	—	2,000	—	—	—	12,500	—	12,500
Issuance of common stock through exercise of stock options	—	—	—	—	—	—	4,761	—	—	—	4,761	—	4,761
Issuance of common stock through exercise of warrants	—	—	—	—	—	—	17,889	2	—	—	990	—	992
Share-based compensation expense	—	—	—	—	—	—	37,879	4	—	—	399,817	—	399,821
Issuance of warrants in connection with debt	—	—	—	—	—	—	—	—	—	—	49,072	—	49,072
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,553,023)	(1,553,023)
Balance at September 30, 2021 (unaudited)	—	$—	—	$—	—	$—	6,965,758	$697	31,000	$(172)	$48,059,389	$(35,969,015)	$12,090,899

See accompanying notes to these unaudited interim financial statements

iSpecimen Inc.

Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(Unaudited)

	Series B Convertible		Series A-1 Convertible		Series A Convertible						Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Treasury Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,686,832	$(24,405,503)	$(22,718,749)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	22,045	—	22,045
Net loss	—	—	—	—	—	—	—	—	—	—		(1,637,979)	(1,637,979)
Balance at March 31, 2020 (unaudited)	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,708,877	$(26,043,482)	$(24,334,683)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	29,287	—	29,287
Net loss	—	—	—	—	—	—	—	—	—	—	—	(174,092)	(174,092)
Balance at June 30, 2020 (unaudited)	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,738,164	$(26,217,574)	$(24,479,488)
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	29,266	—	29,266
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,246,469)	(1,246,469)
Balance at September 30, 2020 (unaudited)	572,465	$7,999,997	100,365	$561,041	618,182	$2,612,038	936,213	$94	31,000	$(172)	$1,767,430	$(27,464,043)	$(25,696,691)

See accompanying notes to these unaudited interim financial statements.

iSpecimen Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,911,428)	$(3,058,540)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	450,231	80,598
Common shares issued in exchange for services	12,500	—
Amortization of internally developed software	714,444	599,425
Depreciation of property and equipment	33,390	33,563
Bad debt expense	33,856	—
Amortization of discount and debt issuance costs on convertible notes	1,088	141,628
Amortization of debt issuance costs on note payable	3,277	—
Amortization of discount on bridge notes	869,600	—
Change in fair value of derivative liabilities	(1,311,700)	76,000
Loss on extinguishment on bridge notes	2,740,425	—
Loss on extinguishment of convertible notes	260,185	—
Gain on extinguishment on note payable	(788,156)	—
Change in operating assets and liabilities:
Accounts receivable	(1,226,146)	(924,827)
Accounts receivable – unbilled	(1,097,983)	130,813
Prepaid expenses and other current assets	(41,392)	(6,970)
Tax credit receivable	—	104,624
Accounts payable	(1,441,008)	474,263
Accrued expenses	214,226	129,644
Accrued interest	(1,709,579)	1,374,139
Deferred revenue	(154,531)	581,912
Net cash used in operating activities	(9,348,701)	(263,728)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,550)	(1,006)
Capitalization of internally developed software	(731,172)	(864,921)
Net cash used in investing activities	(733,722)	(865,927)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of bridge notes payable	500,000	1,250,000
Proceeds from issuance of note payable	3,500,000	783,008
Proceeds from exercise of stock options	44,394	—
Proceeds from issuance of common stock in connection with public offering	18,000,000	—
Payment of offering costs in connection with the issuance of common stock in connection with public offering	(2,339,816)	—
Proceeds from exercise of warrants	992	—
Proceeds from issuance of over-allotment shares of common stock , net of transaction costs of $202,499	2,497,501	—
Payment of principal to bridge note holders	(3,000,000)	—
Payment of debt issuance costs in connection with note payable	(25,825)	—
Net cash provided by financing activities	19,177,246	2,033,008
Net increase in cash	9,094,823	903,353
Cash at beginning of period	695,909	53,893
Cash at end of period	$9,790,732	$957,246
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,824,032	$—

Supplemental disclosure of non-cash investing and financing activities:
Conversion of redeemable convertible preferred stock into common stock	$11,173,076	$—
Conversion of convertible notes and accrued interest into common stock	$6,748,729	$—
Conversion of bridge notes and accrued interest into common stock	$4,717,646	$—
Issuance of common stock warrants as offering costs in connection with public offering of common stock	$374,400	$—
Issuance of common stock warrants in connection with Term Loan	$49,072	$—

See accompanying notes to these unaudited interim financial statements.

Table of Contents`

1.NATURE OF BUSINESS AND BASIS OF PRESENTATION

Business

iSpecimen Inc. (“iSpecimen” or the “Company”) was incorporated in 2009 under the laws of the state of Delaware. The Company has developed and launched a proprietary online marketplace platform that connects medical researchers who need access to subjects, samples, and data, with hospitals, laboratories, and other organizations who have access to them. iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. The Company’s proprietary platform - the iSpecimen Marketplace platform is designed to help solve this problem and transform the biospecimen procurement process to accelerate medical discovery. The Company is headquartered in Lexington, Massachusetts and its principal market is North America. The Company operates as one operating and reporting segment.

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for interim financial information, and, pursuant to the rules and regulations of Article 10 of Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”), published by the Securities and Exchange Commission (“SEC”) for interim financial statements. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results of operations for the periods presented. They may not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2020 included in the Company’s final prospectus dated June 16, 2021, pursuant to Rule 424(b) under the Securities Act , as amended (the “Prospectus”). The results of operations for any interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

On March 30, 2021, the Company effected a 1-for-5.545 reverse stock split (“reverse stock split”) of the Company’s common stock All fractional shares as a result of the reverse stock split were rounded down and no fractional shares were issued in connection with the reverse stock split. The par value, authorized share amount, and other terms of the common stock and preferred stock were not affected by the reverse stock split. All share and per share amounts, including stock options, warrants, and restricted stock awards have been retroactively adjusted in these financial statements for all periods presented to reflect the reverse stock split. Further, exercise prices of stock options and warrants have been retroactively adjusted in these financial statements for all periods presented to reflect the reverse stock split.

Initial Public Offering

On June 21, 2021, the Company consummated its initial public offering (“IPO”) in which the Company issued and sold 2,250,000 shares of its common stock at a public offering price of $8.00 per share, for aggregate gross proceeds of $18 million. The net proceeds from the IPO were $15.7 million after deducting underwriting discounts of $1.7 million and other offering costs of $0.6 million. The shares of common stock commenced trading on the Nasdaq Stock Market LLC on June 17, 2021 under the ticker symbol “ISPC.”

On July 1, 2021, the Company sold an additional 337,500 shares of its common stock, pursuant to the underwriters’ full exercise of the overallotment option, at a public offering price of $8.00 per share, for aggregate gross proceeds of $2.7 million. In aggregate, the Company received approximately $18.2 million after deducting for all underwriting discounts of $1.9 million and other offering costs of $0.6 million.

Upon closing of the IPO, all of the then-outstanding shares of redeemable convertible preferred stock automatically converted into common stock at a ratio of 1:1, resulting in the issuance of 1,291,012 shares of common stock. Subsequent to the closing of the IPO, there were no shares of convertible preferred stock outstanding.

Table of Contents`

1.NATURE OF BUSINESS AND BASIS OF PRESENTATION (continued)

Upon closing of the IPO, the Company converted all $5.5 million of its outstanding principal and all unpaid and accrued interest of approximately $1.3 million of the Convertible Notes (as defined below) into 1,206,614 shares of common stock at a conversion price of $5.60 per share. The Company incurred an approximately $0.3 million loss on conversion of the Convertible Notes during the nine months ended September 30, 2021. As of September 30, 2021, there were no Convertible Notes or Bridge Notes outstanding.

Additionally, upon closing of the IPO, the Company converted $4 million of its outstanding principal and accrued and unpaid interest of approximately $0.7 million of the Bridge Notes (as defined below), as amended, into 842,429 shares of common stock at a conversion price of $5.60 per share. During the three months ended September 30, 2021, the Company paid off the remaining principal balance of $3.0 million on the Bridge Notes and accrued interest of $64,110.

Liquidity and Going Concern

The Company has recognized recurring losses and at September 30, 2021, the Company had working capital of $12,796,062, an accumulated deficit of $35,969,015, cash of $9,790,732 and accounts payable and accrued expenses of $1,376,560.

On August 13, 2021, the Company entered into a loan agreement (the "Term Loan") and as a result, received proceeds of $3.5 million. This funding was used to pay the remaining balance of $3.0 million on the Bridge Notes. As of September 30, 2021, there were no Bridge Notes outstanding.

Management believes that the Company’s existing cash and cash equivalents, which include the net proceeds from the IPO and the proceeds of the Term Loan, will allow the Company to continue its operations for at least the next 12 months from the date these financial statements are issued and therefore the conditions raising substantial doubt raised in prior periods has been alleviated. As a result of recurring losses, the continued viability of the Company beyond November 2022 may be dependent on its ability to continue to raise additional capital to finance its operations.

Impact of the COVID-19 Pandemic the Company's Operations

In December 2019, the novel coronavirus SARS-Cov2, or COVID-19 outbreak, was reported to have surfaced in China. On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency due to the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The Company is subject to the risks arising from the COVID-19 outbreak’s social and economic impacts on the healthcare services industry. The Company's management believes that the social and economic impacts could have a significant impact on future financial condition, liquidity, and results of operations, which include but are not limited to the following: (i) restrictions on in-person activities arising from shelter-in-place, or similar isolation orders; (ii) inability to source specimens from the Company's suppliers arising from shelter-in-place, or similar isolation orders; (iii) reduced capacity if personnel are infected or quarantined; (iv) decline in researcher demand for specimens; and (v) deteriorating economic conditions, such as increased unemployment rates and recessionary conditions.

The COVID-19 outbreak has continued to impact the Company’s operations during the nine months ended September 30, 2021. In response to the COVID-19 outbreak, the Company initially implemented measures to help stabilize revenue as well as measures to reduce costs. To stabilize revenue, the Company added COVID-19 samples to its product line to support growing research in this area and also implemented mobile phlebotomy to more easily access research subjects. While research continues in this area, through September 2021, specimen requests for COVID-19 samples are declining, when compared to the same period in 2020. Given the evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company expects this matter to continue to have an impact on its results of operations, financial condition, and liquidity. However, the extent of the financial impact and the duration cannot be reasonably estimated at this time.

Table of Contents`

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies and recent accounting standards are summarized in Note 2 of the Company’s financial statements for the year ended December 31, 2020. There were no significant changes to these accounting policies during the nine months ended September 30, 2021.

Use of Estimates

The preparation of the Company’s unaudited interim condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company utilizes certain estimates in the determination of the fair value of its warrants, deferred tax valuation allowances, revenue recognition, share-based compensation, derivative liabilities for embedded conversion features, and accrued expenses amongst others. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results could differ from such estimates.

Off-Balance Sheet Risk and Concentrations of Credit Risk

The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Cash accounts are maintained at financial institutions that potentially subject the Company to concentrations of credit risk. At September 30, 2021 and December 31, 2020, substantially all of the Company’s cash was deposited in accounts at one financial institution. The Company maintains its cash deposits, which at times may exceed the federally insured limits, with a reputable financial institution and, accordingly, the Company believes such funds are subject to minimal credit risk.

Concentration of credit risk with respect to accounts receivable is typically related to customers who account for a significant portion of revenue. During the three months ended September 30, 2021, one customer represented approximately 16% of the Company’s revenues. During the three months ended September 30, 2020, two customers represented approximately 10% and 32% of the Company’s revenues.

During the nine months ended September 30, 2021, one customer represented approximately 10% of the Company’s revenues. During the nine months ended September 30, 2020, two customers represented approximately 21% and 15% of the Company’s revenues.

As of September 30, 2021, three customers each represented 12% of the Company’s accounts receivable balance. As of September 30, 2020, one customer represented 13% of the Company’s accounts receivable balance.

As of September 30, 2021, three customers represented 23%, 17%, and 13%, respectively, of the Company’s unbilled accounts receivable balance. As of September 30, 2020, there were no customers with unbilled accounts receivable balances in excess of 10% of the total.

During the three months ended September 30, 2021 and 2020, revenue attributable to customers located in foreign countries represented approximately 4% and 6% of revenue, respectively. During the nine months ended September 30, 2021 and 2020, revenue attributable to customers located in foreign countries represented approximately 5% and 6% of revenue, respectively.

As of September 30, 2021 and 2020, accounts receivable attributable to customers located in foreign countries represented approximately 4% and 8% of accounts receivable, respectively. As of September 30, 2021 and 2020, accounts receivable-unbilled attributable to customers located in foreign countries represented approximately 5% and 12% of accounts receivable-unbilled, respectively.

Table of Contents`

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

➢	Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.
➢	Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
➢	Level 3 — Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

For certain financial instruments, including cash, accounts receivable, and accounts payable, the carrying amounts approximate their fair values as of September 30, 2021 and December 31, 2020 because of their short-term nature. The liability in connection with conversion features included within certain of the Company’s Convertible Notes and Bridge Notes was classified as a derivative liability for embedded conversion features on the balance sheets and were considered to be a Level 3 liability.

Deferred Initial Public Offering Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity issuances as deferred initial public offering costs until such equity issuances are consummated. After consummation of the equity issuance, these costs are recorded as a reduction in the capitalized amount associated with the equity issuance. Should the equity issuance be abandoned, the deferred initial public offering costs would be expensed immediately as a charge to operating expenses in the consolidated statement of operations. On June 21, 2021, the Company consummated its IPO; accordingly, the Company recognized deferred initial public offering costs of approximately $0.6 million as a reduction from gross proceeds associated with the IPO through additional paid-in capital in the accompanying condensed consolidated balance sheet. The Company recorded approximately $2.3 million of offering costs in additional paid-in capital in connection with the IPO. Accordingly, there were no deferred offering costs as of September 30, 2021. The Company had approximately $265,000 of deferred offering costs related to the IPO which were recorded in other current assets on the balance sheet as of December 31, 2020.

Derivative Liability for Embedded Conversion Features

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other bifurcated embedded derivative instruments in the convertible instrument, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue using the five step approach as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) we satisfy the performance obligations.

Table of Contents`

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company generates revenue by procuring various specimens from hospitals, laboratories, and other supply sites, for the Company’s medical research customers using the Company’s proprietary software, the iSpecimen Marketplace, to identify, locate, and ultimately validate the required specimens to the Company’s customers’ requested specifications. The Company’s performance obligation is to procure a specimen meeting the customer specification(s) from a supplier, on a “best efforts” basis, for the Company’s customer at the agreed price per specimen as indicated in the customer contract with the Company. The Company does not currently charge suppliers or customers for the use of the Company’s proprietary software. Each customer will execute a material and data use agreement with the Company or agrees to online purchase terms, each of which includes terms such as specimen and data use, shipment terms, payment and cancellation terms. These are then supplemented by purchase orders that specify specimen requirements including detailed inclusion/exclusion criteria, quantities to be collected, and pricing. Collectively, these customer agreements represent the Company’s contracts with its customer. Generally, contracts have fixed unit pricing. For certain specimen orders, a refundable customer deposit may be required prior to order fulfillment depending on project set-up requirements, presented as deferred revenue. The Company expects to recognize the deferred revenue within the next twelve months.

Specimen collections occur at supply sites within the Company’s network. “Collection” is when the specimen has been removed, or “collected” from the patient or donor. A specimen is often collected specifically for a particular Company order. Once collected, the specimen is assigned by the supplier to the Company and control of the specimen passes to the Company. “Accession” is the process whereby a collected specimen and associated data are registered and assigned in the iSpecimen Marketplace to a particular customer order, which can occur while a specimen is at the supplier site or while at the Company site and is when control of the specimen passes to the customer. Suppliers may ship specimens to the Company or directly to the customer, if specimens must be delivered within a short time period (less than 24 hours after collection) or shipping to the Company is not practical.

The Company has evaluated principal versus agent considerations as part of the Company’s revenue recognition policy. The Company has concluded that it acts as principal in the arrangement as it manages the procurement process from beginning to end and determines which suppliers will be used to fulfill an order, usually take physical possession of the specimens, set prices for the specimens, and bear the responsibility for customer credit risk.

The Company recognizes revenue over time, as the Company has created an asset with no alternative use to the Company which has an enforceable right to payment for performance completed to date. At contract inception, the Company reviews a contract, and related order upon receipt, to determine if the specimen ordered has an alternative use by us. Generally, specimens ordered do not have an alternative future use to the Company and the performance obligation is satisfied when the related specimens are accessioned. The Company uses an output method to recognize revenue for specimens with no alternative future use. The output is measured based on the number of specimens accessioned. In the rare circumstances where specimens do have an alternative future use, the Company's performance obligation is satisfied at the time of shipment.

Customers are typically invoiced upon shipment. Depending on the quantity of specimens ordered, it may take several accounting periods to completely fulfill a purchase order. In other words, there can be multiple invoices issued for a single purchase order, reflecting the specimens being accessioned over time. However, specimens are generally shipped as soon as possible after they have been accessioned.

Once a specimen that has no alternative future use, and for which the Company has an enforceable right to payment, has been accessioned, the Company records the offset to revenue in accounts receivable — unbilled. Once the specimen has been shipped and invoiced, a reclassification is made from accounts receivable — unbilled to accounts receivable.

Customers are generally given fourteen days from the receipt of specimens to inspect the specimens to ensure compliance with specifications set forth in the purchase order documentation. Customers are entitled to either receive replacement specimens or receive reimbursement of payments made for such specimens. The Company has a nominal history of returns for nonacceptance of specimens delivered. When this has occurred, the Company has given the customer a credit for the returns. The Company has not recorded a returns allowance.

Table of Contents`

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table summarizes the Company’s revenue for the following periods:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Specimens – contracts with customers	$2,671,655	$2,223,057	$8,448,164	$5,408,012
Shipping and other	46,879	27,090	138,053	58,363
Revenue	$2,718,534	$2,250,147	$8,586,217	$5,466,375

The Company carries its accounts receivable at the invoiced amount less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable to determine if an allowance for doubtful accounts is necessary, based on economic conditions and each customer’s payment history. Receivables are written off when deemed uncollectible, with any future recoveries recorded as income when received. As of September 30, 2021 and December 31, 2020, the Company had an allowance for doubtful accounts of $141,952 and $108,096, respectively.

The Company applies the practical expedient to account for shipping and handling activities as fulfillment cost rather than as a separate performance obligation. Shipping and handling costs incurred are included in cost of revenue.

Restricted Stock Units (RSUs)

The Company recognizes share-based compensation expense from restricted stock units (RSUs) ratably over the specified vesting period. The fair value of RSUs is determined to be the closing share price of the Company's common stock on the grant date.

Common Stock Warrants

The Company accounts for common stock warrants as either equity instruments or liabilities, depending on the specific terms of the warrant agreement. The warrants shall be classified as a liability if 1) the underlying shares are classified as liabilities or 2) the entity can be required under any circumstances to settle the warrant by transferring cash or other assets. The measurement of equity-classified nonemployee share-based payments is generally fixed on the grant date and are considered compensatory. For additional discussion on warrants, see Note 9.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss applicable to common stockholders by the weighted- average number of shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting the weighted-average number of shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, the potential impact of shares to be issued upon conversion of Series A, Series A-1 and Series B preferred stock, stock options, and warrants to purchase common stock are considered to be common stock equivalents, but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share applicable to common stockholders were the same for all periods presented.

The table below provides common stock equivalents excluded from diluted net loss per share for the following periods:

	Nine months ended September 30,
	2021	2020
Shares issuable upon conversion of preferred stock	—	1,291,012
Shares issuable upon vesting of RSUs	284,267	—
Shares issuable upon exercise of stock options	269,770	253,575
Shares issuable upon exercise of Lender Warrant to purchase common stock	12,500	23,309
Shares issuable upon exercise of Underwriter Warrants to purchase common stock	90,000	—

Table of Contents`

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Company has elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company.

3.FACTORING OF ACCOUNTS RECEIVABLE

On January 1, 2021 the Company entered into a factoring agreement (the “Factoring Agreement”) with Versant Funding LLC (“Versant”), in which the Company agreed to sell a minimum of $1.2 million of its accounts receivable without recourse, and which the Company granted Versant a security interest in substantially all of the Company’s assets, in accordance with the terms of the Factoring Agreement. On June 30, 2021, the Company terminated the Factoring Agreement paying Versant $139,374 in settlement of its balance payable to Versant pursuant to the Factoring Agreement. Upon termination of the Factoring Agreement, all future payments of accounts receivable shall be made directly to the Company. During the three months ended September 30, 2021, the Company received notice from Versant regarding an additional amount owed in relation to past factored receivables, resulting in a $214,497 payment to Versant.

During the nine months ended September 30, 2021, net receivables sold under the Factoring Agreement was approximately $3.4 million. Without recourse indicates that the Company assigns and transfers its rights, title, and interest in and to the accounts receivable to Versant, meaning that the Company will not be liable to repay all or any portion of the advance amount if any portion of the accounts receivable is not paid by our customer(s). Information on accounts receivable identified for factoring are provided and verified by Versant prior to being accepted for factoring. Pursuant to the Factoring Agreement, the factoring fees range from 2.5% to 15% of the purchase price of the accounts receivable based on the age of the accounts receivable when collected. The Company is also charged for certain reimbursable administrative fees incurred on its behalf for the management of the program. In connection with the Factoring Agreement, the Company entered into a security agreement, granting to Versant a security interest in substantially all of the Company’s assets to secure our obligations under the Factoring Agreement. The sales of accounts receivable in accordance with the factoring arrangements are recognized as a reduction of accounts receivable, net in the balance sheet.

Factoring fees paid under these arrangements totaled approximately $214,497 for the three months ended September 30, 2021, and $471,396 for the nine months ended September 30,2021 which were recorded in general and administrative expenses in the condensed statements of operations.

Table of Contents`

4.PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at the dates indicated:

	September 30,	December 31,
	2021	2020
	(unaudited)
Website	$107,926	$105,376
Computer equipment and purchased software	84,589	84,589
Equipment	35,449	35,449
Furniture and fixtures	87,184	87,184
Leasehold improvements	24,935	24,935
Total property and equipment	340,083	337,533
Accumulated depreciation	(295,334)	(261,944)
Total property and equipment, net	$44,749	$75,589

Depreciation expense for property and equipment was $11,130 and $4,883 for the three months ended September 30, 2021 and 2020, respectively, and $33,390 and $33,563 for the nine months ended September 30, 2021 and 2020, respectively.

5.INTERNALLY DEVELOPED SOFTWARE, NET

During the nine months ended September 30, 2021 and 2020, the Company capitalized $731,172 and $864,921, respectively, of internally developed software costs in connection with the development and continued enhancement of the technology platform and web interfaces. Capitalized costs primarily consist of payroll and payroll-related costs for the Company’s employees. The Company recognized $242,860 and $179,168 of amortization expense associated with capitalized internally developed software costs during the three months ended September 30, 2021 and 2020, respectively. The Company recognized $714,444 and $599,425 of amortization expense associated with capitalized internally developed software costs during the nine months ended September 30, 2021 and 2020, respectively.

6.DEBT

Note Payable

In May 2020, the Company applied for and received $783,008 in unsecured loan funding from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”).

Under the terms of the promissory note (the “PPP Note”) and the PPP Loan, interest accrued on the outstanding principal at the rate of 1% per annum. Interest expense under the PPP Loan amounted to $0 and $1,961 for the three months ended September 30, 2021 and 2020, respectively. Interest expense under the PPP Loan amounted to $279 and $2,518 for the nine months ended September 30, 2021 and 2020, respectively.

The Company received full forgiveness of all outstanding principal of, and accrued and unpaid interest on the PPP Loan as of January 13, 2021. The forgiveness of the PPP Loan qualified for debt extinguishment and as a result, the outstanding principal and accrued and unpaid interest on the PPP Loan was recorded as a net gain on extinguishment of the PPP Loan totaling $788,156 for the nine months ended September 30, 2021 and the debt was eliminated from the Company’s balance sheet.

Table of Contents`

6.DEBT (continued)

Related Party Convertible Notes Payable

During 2017 and 2018, the Company issued Related Party Convertible Promissory Notes (the “Convertible Notes”) to related parties totaling $5,500,000. The Convertible Notes bear interest at a rate of six percent (6%) per annum, without compounding. The Convertible Notes are convertible into shares of the Company’s preferred stock, upon the following: (i) a new permanent equity financing yielding gross proceeds of in excess of $10,000,000, including conversion of the outstanding principal of the Convertible Notes (a “Qualified Equity Financing”), (ii) achievement of positive free cash flow from operations on a quarterly basis for the two consecutive quarters ending 90 days prior to the maturity date, (iii) an acquisition, or (iv) upon election of the holders of the majority of the aggregate principal outstanding (the “Majority Lenders”). Preferred stock issued on conversion shall be shares of the Company’s stock that have substantially the same rights and preferences as the Company’s Series B Preferred Stock or that which is issued in such Qualified Equity Financing, depending on the applicable conversion event. During 2021, there have been no changes to the conversion prices which are detailed in the Company’s audited financial statements for the years ended December 31, 2020 and 2019. The conversion rate shall be equal to the issue price of the IPO Stock less a thirty percent (30)% discount.

The maturity date on the Convertible Notes is the earliest occurrence of (i) the closing of a Qualified Equity Financing, (ii) the date upon which prepayment by the Company occurs with the consent of the Majority Lenders, (iii) the date upon which the Convertible Notes are otherwise converted into equity securities, or (iv) March 31, 2020. In March 2020, the Majority Lenders elected to extend the maturity date through September 30, 2020. On October 1, 2020, the maturity date was further extended to March 31, 2021. On March 8, 2021, the maturity date was further extended to June 30, 2021.

The Company has determined that the terms related to the Qualified Equity Financing conversion and acquisition conversion features (collectively, the “Embedded Conversion Features”) were determined to not be clearly and closely related to the Convertible Note host instrument and meet the definition of a derivative. Therefore, the Embedded Conversion Features were bifurcated from the Convertible Notes and separately measured at fair value. The derivative liability has been subsequently marked-to-market each reporting period with changes in fair value recognized in the statement of operations (see Note 7).

Interest expense on the Convertible Notes totaled $0 and $83,178 for the three months ended September 30, 2021 and 2020, respectively.

Interest expense on the Convertible Notes totaled $156,411 and $247,726 for the nine months ended September 30, 2021 and 2020, respectively.

Unamortized debt issuance costs on the Convertible Notes totaled $0 and $9,189 at September 30, 2021 and December 31, 2020, respectively.

Debt discounts on the Convertible Notes totaled $0 and $0 as of September 30, 2021 and December 31, 2020, respectively. During the nine months ended September 30, 2021 and 2020, amortization of debt discounts amounted to $1,088 and $141,628, respectively.

Conversion of Convertible Notes Payable

In connection with the consummation of the IPO, the Company converted all $5,491,663 of its outstanding principal and all unpaid and accrued interest of $1,257,066 of the Convertible Notes into 1,206,614 shares of common stock on June 21, 2021 at a conversion price of $5.60 per share. As of September 30, 2021, there were no Convertible Notes outstanding. The Company incurred an approximate $260,000 loss on conversion of the Convertible Notes during the nine months ended September 30, 2021.

Bridge Financing

During 2020, 2019, and 2018, the Company issued certain Secured Promissory Notes (the “Bridge Notes”) to new investors and existing stockholders in an amount of $6,500,000 in order to finance the Company’s interim working capital needs. Of this amount, $1,905,000 was issued to related parties (“Related Party Bridge Notes”). The Bridge Notes, including the Related Party Bridge Notes, have identical terms.

Table of Contents`

6.DEBT (continued)

On April 16, 2021 and May 20, 2021, the Company issued additional Related Party Bridge Notes to related parties in the aggregate amount of $500,000 in order to finance the Company's working capital needs. The terms of the notes are identical to the Amended Bridge Notes (see further details below).

The Bridge Notes bear interest at a rate of twenty-four percent (24%) per annum, without compounding. The Bridge Notes and all accrued interest are due and payable on the earliest occurrence of (i) a Qualified Equity Financing, (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) December 31, 2019, which was subsequently extended to June 30, 2020. In June 2020, the Bridge Notes were amended to further extend the maturity date through September 30, 2020. On October 1, 2020, the Company amended the Bridge Notes to extend the maturity date to March 31, 2021 and to increase the interest rate from 24% to 30% after October 1, 2020. On March 15, 2021, the Company entered into an Amendment to the Bridge Notes and the maturity date was further extended to April 30, 2021. The Bridge Notes will be repayable upon demand of the Majority Lenders of the Bridge Notes at any time on or after the maturity date. The Bridge Notes are senior in right of payment and priority to any Convertible Debt and subordinated to any Senior Debt. The investors that hold the Bridge Notes are granted a security interest in substantially all assets of the Company (“Collateral”).

On March 15, 2021, the Company entered into a Fifth Amendment (the “Amendment”) to the Note Subscription Agreements and Secured Promissory Notes. The Bridge Notes are hereafter referred to as the “Amended Bridge Notes”.

The terms of the Amendment are as follows:

Maturity Date

The Amended Bridge Notes shall bear interest, on a non-compounding basis, at a rate of thirty percent (30%) per annum from and after October 1, 2020, due on maturity on the earlier of (i) the closing of an initial public offering yielding gross proceeds in excess of $18,000,000, exclusive of any existing Convertible Notes (a “Qualified IPO”), (ii) the sale of the Company, (iii) prepayment by the Company, or (iv) April 30, 2021. The Majority Lenders may, with the approval of the Company, elect to extend the maturity date one or more times, at their discretion. On April 28, 2021, the maturity date was further extended to May 31, 2021. On May 12, 2021, the maturity date was further extended to June 30, 2021.

Elective Conversion Upon a Qualified IPO

The holders of the Amended Bridge Notes may voluntarily elect, at any time prior the maturity date and up to March 19, 2021, to convert 50% or more of the outstanding unpaid principal plus any amount of outstanding unpaid interest at the time of the Qualified IPO, into the same class or series of securities of the Company to be offered and issued in the Qualified IPO (the “IPO Stock”). The conversion rate shall be equal to the issue price of the IPO Stock less a thirty percent (30%) discount (“the Elective Conversion Stock”). The elective conversion amount shall be deducted from the amount of principal and interest outstanding in order to arrive at an adjusted principal and interest repayment amount. The sum of the amounts being converted on the Amended Bridge Notes shall first convert the outstanding principal and then the outstanding interest second.

Repayment of Adjusted Outstanding Interest and Principal Upon a Qualified IPO

If a Qualified IPO is consummated prior to the maturity date, and the holders have not voluntarily converted, the Company shall make a cash payment to the holders of the Amended Bridge Notes equal to the greater of either the total adjusted outstanding interest or one and one-half times (1.50X) the Third-Party Loan Proceeds (“Note Repayment Proceeds”). Third-Party Loan Proceeds are defined as the net cash proceeds received by the Company from an institutional lender, commercial bank, or other similar lender consummated on or about the time of the Qualified IPO (or contingent upon the closing of the Qualified IPO).

Table of Contents`

6.DEBT (continued)

Repayments shall first be applied to the adjusted outstanding interest due in cash to the holders of the Amended Bridge Notes . The residual value shall be next applied to the adjusted outstanding principal (the “Principal Repayment Proceeds”). The remaining cash repayment shall be calculated by multiplying the Principal Repayment Proceeds by a fraction, the numerator of which is equal to the adjusted principal repayment amount of such note holder, and the denominator of which is equal to the total adjusted outstanding principal to all note holders. In no event shall any cash payment be made to any note holder exceed the sum of the adjusted interest repayment amount plus the adjusted principal repayment amount for such note holder.

Automatic Conversion or Debt Extension

Any remaining unpaid principal, calculated by subtracting the Principal Repayment Proceeds from the total adjusted outstanding principal (the “Automatic Principal Conversion Amount”), shall then automatically convert into IPO Stock at a rate equal to the issue price of the IPO Stock less a ten percent (10%) discount (that is, at a rate of ninety percent (90%) of the issue price of the IPO Stock; such discounted IPO Stock; the “Automatic Conversion Stock”). If the Company is unable to repay at least twenty-five percent (25%) of the total adjusted outstanding principal of the Amended Bridge Notes (“the “Principal Repayment Floor”), then no Automatic Conversion Stock shall be issued and the total adjusted outstanding principal on the Amended Bridge Notes shall remain on the books of the Company under their existing Bridge Notes which shall automatically be amended to (i) have their interest rates adjusted to a rate of fifteen percent (15%) per annum and (ii) have their maturity date set to a date that is eighteen (18) months from the date of the Qualified IPO.

Amended Bridge Notes Embedded Conversion Features

The Company has determined that the terms related to the elective and automatic conversion features (collectively, the “Amended Bridge Notes Embedded Conversion Features”) were determined to not be clearly and closely related to the Amended Bridge Notes host instrument and meet the definition of a derivative. Therefore, the Amended Bridge Notes Embedded Conversion Features were bifurcated from the Amended Bridge Notes and separately measured at fair value. The derivative liability has been subsequently marked-to- market each reporting period with changes in fair value recognized in the statement of operations.

The Amended Bridge Notes Embedded Conversion Features were initially recorded as a component of the loss on debt extinguishment with an offset to the derivative liability at fair value. No related discount will be recorded on the Amended Bridge Notes, and the derivative liability will not be amortized using the effective interest rate over the term of the Amended Bridge Notes.

Debt Extinguishment

The Company evaluated the terms of the March 15, 2021 Amendment. This evaluation included analyzing whether there are significant and consequential changes to the economic substance of the Bridge Notes. If the change is deemed insignificant then the change is considered a debt modification, whereas if the change is substantial the change is reflected as a debt extinguishment. A modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date would always be considered substantial and require extinguishment accounting. The addition of the elective and mandatory conversion options, as described above, would be considered substantive based on the likelihood of the option being exercised in the near future in connection with a Qualified IPO event. Accordingly, the Company accounted for the amendment of the Notes as an extinguishment of the original Bridge Notes.

As a result, the Company recorded a loss on extinguishment of $2,740,425. The extinguishment loss also included a write-off of unamortized debt issuance costs of approximately $5,700. Additionally, the Company recorded a discount on the Amended Bridge Notes of approximately $869,600, which was amortized through interest expense over the life of the Amended Bridge Notes (i.e., March 15, 2021 through April 30, 2021).

Table of Contents`

6.DEBT (continued)

Interest expense on the Bridge Notes, including $5,876 and $48,371 of related party interest expense, totaled $54,247 and $382,521 for the three months ended September 30, 2021 and 2020, respectively.

Interest expense on the Bridge Notes, including $320,469 and $694,189 of related party interest expense, totaled $1,014,657 and $1,123,890 for the nine months ended September 30, 2021 and 2020, respectively.

Unamortized debt issuance costs on the Bridge Notes totaled $0 and $7,222 as of September 30, 2021 and 2020, respectively.

Amortization of the debt discount on the Amended Bridge Notes totaled approximately $0 and $0 for the three months ended September 30, 2021 and 2020, respectively. Amortization of the debt discount on the Amended Bridge Notes totaled approximately $869,600 and $136,185 for the nine months ended September 30, 2021 and 2020, respectively.

Conversion of Bridge Notes

Upon the completion of the IPO, the Company converted $4,000,000 of its outstanding principal and accrued interest of $717,646 of the Bridge Notes, as amended, into 842,429 shares of common stock at a conversion price of $5.60 per share. The Company recognized a gain on the conversion of $9,746.

The conversion of the Amended Bridge Notes and Convertible Notes upon the consummation of the IPO resulted in an increase in total stockholder’s equity of $16,392,344. The components of this non-cash transaction are as follows for the nine months ended September 30, 2021:

Write off of derivative liability relating to the Convertible Notes	$2,644,000
Extinguishment of Convertible Notes principal	5,486,199
Accrued and unpaid interest on the Convertible Notes	1,257,066
Accumulated amortization on debt issuance costs	33,035
Loss on extinguishment of Convertible Notes	260,185
Write off of debt issuance costs	(27,573)
Write off of derivative liability relating to the Bridge Notes	2,031,300
Extinguishment of Bridge Notes principal	4,000,000
Accrued and unpaid interest on the Bridge Notes	717,646
Gain on extinguishment of Bridge Notes	(9,514)
Total conversion of Convertible Notes and Bridge Notes into common stock	$16,392,344

During the three months ended September 30, 2021, the Company paid off remaining principal of $3,000,000 and accrued interest of $64,110. As of September 30, 2021, there were no Bridge Notes outstanding.

Term Loan

On August 13, 2021 (the "Closing Date"), the Company entered into a Loan and Security Agreement with Western Alliance Bank (the “Lender”) in the amount of $3,500,000 for working capital needs (the “Term Loan”). The Company has the option to request an additional advance in the amount of $1,500,000, which the Company has not yet borrowed as of September 30, 2021. The additional advance of $1,500,000 is available to the Company during the "Draw Period," which is defined in the Term Loan as the "period commencing on the Closing Date and ending the earlier to occur of (a) February 13, 2023, and (b) an Event of Default." The Term Loan bears interest at a rate equal to three-quarters of one percent (0.75%) above the Prime Rate. As of September 30, 2021, the interest rate on the Term Loan is 4.00% which is equal to 0.75% above the Prime Rate of 3.25%. Interest is due and payable on the tenth (10th) calendar day of each month during the term of the Term Loan. The Term Loan principal is payable in thirty (30) equal monthly installments, plus accrued interest, beginning on March 10, 2023, and continuing on the same day of each month through August 10, 2025 (the “Term Loan Maturity Date”), at which time all amounts shall be immediately due and payable.

Table of Contents`

6.DEBT (continued)

The Company shall have the option to prepay all, but not less than all, of the outstanding loan balance, provided the Company a) delivers written notice to the financial institution of their election to prepay such Term Loan at least ten (10) days prior to such prepayment and b) pay, on the date of such prepayment, (1) all outstanding principal with respect to the Term Loan, plus accrued but unpaid interest, plus (2) all fees (including any late fee), and other sums, including bank expenses, if any, that shall have become due and payable. The Lender which holds the Term Loan is granted a security interest in substantially all assets of the Company (“Collateral”). The Term Loan contains certain covenants that the Company considers usual and customary for an agreement of this type for comparable commercial borrowers, and as of September 30, 2021 we were in compliance with all Term Loan covenants.

Interest expense on the Term Loan totaled $18,399 and $0 for the three and nine months ended September 30, 2021 and 2020, respectively.

Debt issuance costs totaled $74,897, comprised of a warrant to purchase 12,500 shares of common stock issued to the Lender with a fair value of $49,072, (the "Lender Warrant") and fees paid of $25,825 to the Lender. Amortization of the debt issuance costs related to the Term Loan, included in interest expense on the statement of operations, totaled $3,277 and $0 for the three and nine months ended September 30, 2021 and 2020, respectively.

Unamortized debt issuance costs on the Term Loan totaled $71,620 and $0 at September 30, 2021 and December 31, 2020, respectively.

7.FAIR VALUE OF DERIVATIVE LIABILITIES

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the Company’s balance sheets as of the following dates indicated:

Fair Value at September 30, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability on convertible notes payable, related parties	$—	$—	$—	$—
Derivative liability on bridge notes payable and bridge notes payable, related parties	—	—	—	$—
Total liabilities	$—	$—	$—	$—

	Fair value at December 31, 2020
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability on convertible notes payable, related parties	$2,373,000	$—	$—	$2,373,000
Total liabilities	$2,373,000	$—	$—	$2,373,000

The table below provides a summary of the changes in fair value of the derivative liabilities measured on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended September 30:

	2021	2020
Balance, beginning of period	$2,373,000	$2,214,000
Derivative liability on bridge notes payable and bridge notes payable, related parties	3,614,000	—
(Gain) loss included in earnings	(1,311,700)	76,000
Write off of derivative liabilities in connection with debt conversion	(4,675,300)	—
Balance, end of period (unaudited)	$—	$2,290,000

Table of Contents`

7.FAIR VALUE OF DERIVATIVE LIABILITIES (continued)

Derivative Liability on Convertible Notes Payable, Related Parties

The Embedded Conversion Features are separately measured at fair value, with changes in fair value recognized in current operations. The Company used a scenario-based analysis to estimate the fair value of the Embedded Conversion Features at issuance of the Convertible Notes. The scenario-based analysis estimates the fair value of the Convertible Notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, settlement, equity financing, corporate transaction and dissolution scenarios. Estimating fair values of Embedded Conversion Features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the Embedded Conversion Features are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes. The original values of the Embedded Conversion Features were recorded as a derivative liability with the offset as a debt discount to the Convertible Notes which was amortized over the original term of the Convertible Notes.

The derivative liability on the Related Party Convertible Notes was written-off on June 21, 2021, upon the conversion of the Convertible Notes to common stock in connection with the consummation of the IPO. Immediately prior to the IPO, the derivative liability was marked to fair value resulting in a loss of $117,000 for the three months ended June 30, 2021.

Derivative Liability on Bridge Notes Payable and Bridge Notes Payable, Related Parties

The Embedded Conversion Features are separately measured at fair value, with changes in fair value recognized in current operations. The Company used a scenario-based analysis to estimate the fair value of the Embedded Conversion Features at issuance of the Amended Bridge Notes. The scenario-based analysis estimates the fair value of the Amended Bridge Notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various IPO, and settlement scenarios. Estimating fair values of Embedded Conversion Features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the Embedded Conversion Features are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes. The Amended Bridge Notes Embedded Conversion Features were initially recorded as a component of the loss on debt extinguishment with an offset to the derivative liability at fair value. No related discount will be recorded on the Amended Bridge Notes, and the derivative liability will not be amortized using the effective interest rate over the term of the Amended Bridge Notes.

The derivative liability balance on the Amended Bridge Notes payable of $2,031,300 was written off on June 21, 2021, upon the conversion of the Amended Bridge Notes to common stock in connection with the consummation of the IPO, as the Amended Bridge Notes did not contain any further conversion features subsequent to the IPO. Immediately prior to the IPO, the derivative liability was marked to fair value. A portion of the Bridge Note holders did not elect to convert at the IPO, as a result, the Company recorded a gain of $1,630,700 for the three months ended June 30, 2021.

Table of Contents`

8.COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its office space in Lexington, Massachusetts under a non-cancelable operating lease that was entered into in September 2012 and most recently amended on April 10, 2017. The lease requires monthly rental payments, presented by year in the table below, which escalate during the lease term and expires on February 28, 2024. The difference between straight-line rent expense and rent paid is immaterial as of September 30, 2021.

Year Ending December 31,	Operating Leases
2021 (remaining)	$40,353
2022	163,158
2023	165,254
2024	27,601
Total	$396,366

Rent expense for the three months ended September 30, 2021 and 2020 amounted to $46,261 and $13,276, respectively. Rent expense for the nine months ended September 30, 2021 and 2020 amounted to $113,341, and $82,794, respectively.

Legal Proceedings

From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include, but are not limited to, actions relating to employment law and misclassification, intellectual property, commercial or contractual claims, or other consumer protection statutes. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. As of September 30, 2021, there was no material litigation against the Company.

9.CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Immediately following the closing of the IPO, pursuant to the Company’s fourth amended and restated certificate of incorporation, the Company’s authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share and (2) 50,000,000 are preferred stock, par value $0.0001 per share, which may, at the sole discretion of the Company’s board of directors be issued in one or more series.

Redeemable Convertible Preferred Stock

Upon the consummation of the IPO, 1,291,012 shares of outstanding preferred stock automatically converted into 1,291,012 shares of common stock. As of September 30, 2021, there were no shares of preferred stock outstanding.

Common Stock

The Company issued 2,250,000 shares of common stock in connection with the IPO during the nine months ended September 30, 2021. Additionally, the Company issued 1,206,614 shares of common stock in connection with the conversion of all the Convertible Notes and accrued interest and 842,429 shares of common stock in connection with the conversion of $4.7 million of the outstanding principal and accrued interest on the Bridge Notes.

On July 1, 2021, the Company issued and sold 337,500 additional shares of common stock, pursuant to the underwriters' exercise of its overallotment option, at a public offering price of $8.00 per share, for aggregate gross proceeds of $2.7 million. The net proceeds from the overallotment were $2.5 million after deducting underwriting discounts of $0.2 million. Inclusive of the underwriters' option to purchase additional shares, the Company received approximately $18.2 million in net proceeds from the IPO, after deducting underwriting discounts of $1.9 million and other offering costs of $0.6 million.

Table of Contents`

9.CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (continued)

On August 1, 2021, the Company issued 2,000 shares of common stock in exchange for investor relations services. The shares of common stock had a fair value of $6.25 per share for a total aggregate value of $12,500.

Underwriter Warrants

In connection with the Company’s underwriting agreement with ThinkEquity, the Company entered into a warrant agreement to purchase up to 90,000 shares of common stock, par value $0.0001 (the “Underwriter Warrant”). The Underwriter Warrant is exercisable at a per share exercise price of $10.00, and is exercisable at any time and from time to time, in whole or in part, during the four- and one-half year period commencing 180 days from the effective date of the registration statement. The Warrant becomes exercisable on or after December 16, 2021 (six months from the effective date of the offering) and expires on June 15, 2026. Upon issuance of these warrants, as partial compensation for its services as an underwriter, the fair value of approximately $0.4 million was recorded as equity issuance costs.

Warrants

During the three and nine months ended September 30, 2021, the warrant holders exercised 17,889 warrants to purchase common stock, resulting in the issuance of 17,889 shares of common stock for total proceeds of $992. As of September 30, 2021, 5,420 warrants expired, and were not exercised.

Lender Warrant

In connection with the Term Loan entered into on August 13, 2021, the Company issued a Lender Warrant to purchase 12,500 shares of common stock to the Lender. The Lender Warrant is exercisable at a per share exercise price of $8.00, and is exercisable at any time on or after August 13, 2021 through August 12, 2031. The Company determined that the Lender Warrant is equity-classified. As of September 30, 2021, The Lender Warrant had not been exercised, and has a weighted average exercise price of $8.00 and a remaining weighted average time to expiration of 9.87 years.

The following assumptions were used to estimate the fair value of warrants granted using the Black-Scholes-Merton option pricing model during the nine months ended September 30:

	2021	2020
Assumptions:
Risk-free interest rate	0.90% - 1.30%	—%
Expected term (in years)	5.00 - 10.00	—
Expected volatility	61% - 69%	—%
Expected dividend yield	—%	—%

A summary of warrant activity during the is as follows:

			Weighted Average
			Remaining
	Options	Weighted Average	Contractual Term
	Outstanding	Exercise Price	in Years
Balance at December 31, 2020	23,309	$0.06	0.75
Granted	102,500	$9.76	5.34
Exercised	(17,889)	$0.06	—
Expired	(5,420)	$0.06	—
Balance at September 30, 2021	102,500	$9.76	5.34

Table of Contents`

10.SHARE-BASED COMPENSATION

Stock Options

As of September 30, 2021, there were 99,493 and 188,455 shares available for future grants under the Company’s 2013 Stock Incentive Plan and 2021 Stock Incentive Plan, respectively.

The following assumptions were used to estimate the fair value of stock options granted using the Black- Scholes-Merton option pricing model during the nine months ended September 30:

	2021	2020
Assumptions:
Risk-free interest rate	0.47% – 0.66%	1.35% – 1.41%
Expected term (in years)	5.81 – 5.89	5.57 – 6.14
Expected volatility	49.83% – 49.98%	43.11% – 43.91%
Expected dividend yield	—%	—%

A summary of stock option activity under the Plans is as follows:

			Weighted Average
			Remaining
	Options	Weighted Average	Contractual Term	Aggregate
	Outstanding	Exercise Price	in Years	Intrinsic Value
Balance at December 31, 2020	251,847	$1.00	8.06	$89,100
Granted	70,164	$5.74	9.64	140,436
Exercised	(44,222)	$1.00	—	—
Cancelled/forfeited	(8,019)	$1.00	—	—
Balance at September 30, 2021	269,770	$2.27	8.03	$1,103,834

Options exercisable at September 30, 2021	207,481	$1.00	7.54	$867,665

The aggregate intrinsic value in the table above represents the difference between the Company’s stock price as of the balance sheet date and the exercise price of each in-the-money option on the last day of the period. The total intrinsic value of stock options exercised was approximately $23,019 and $213,813 an during the three and nine months ended September 30, 2021, respectively.

The weighted-average grant date fair value of stock options issued in the nine months ended September 30, 2021 and 2020 was $3.94 and $0.72, respectively. The Company recorded $399,821 and $29,287 of compensation expense for the three months ended September 30, 2021 and 2020, respectively. The Company recorded $450,231 and $80,598 of compensation expense for nine months ended September 30, 2021 and 2020, respectively. A total of $261,676 of unamortized compensation expense at September 30, 2021, will be recognized over the remaining requisite service period of 0.9 years. During the nine months period ending September 30, 2021 and 2020, the Company received proceeds of $44,390 and $0 from the exercise of stock options, respectively.

2021 Stock Incentive Plan

On June 16, 2021, the Company adopted the iSpecimen Inc. 2021 Stock Incentive Plan (“the 2021 Plan”). The 2021 Plan was adopted to enhance our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by providing such persons with equity ownership opportunities and performance-based incentives. The 2021 Plan authorizes options, restricted stock, restricted stock units and other stock-based awards. The Company’s Board of Directors, or any committee to which the Board of Directors delegates such authority, has the sole discretion in administering, interpreting, amending or accelerating the 2021 Plan. Awards may be made under the 2021 Plan for up to 608,000 shares of the Company’s common stock, and the 2021 Plan was made effective with the completion of the IPO. During the three months ended September 30, 2021, 419,545 equity awards were issued from the 2021 Plan.

Table of Contents`

10.SHARE-BASED COMPENSATION (continued)

Restricted Stock Units

During the three months ended September 30, 2021, the Company granted 120,250 restricted stock units to employees, resulting in expense of $48,957 recorded in general and administrative expense. These restricted stock units are subject to one-year cliff vesting, with 25% of the restricted stock units vesting on the first anniversary of issuance. The remaining restricted stock units vest quarterly over a three-year period. As of September 30, 2021, unrecognized stock-based compensation expense related to the unvested restricted stock units was $734,521 which the Company expects to recognize on a straight-line basis over a weighted average period of approximately 3.76 years.

During July 2021, the Company granted 189,396 restricted stock units to members of the executive team, resulting in expense of $293,588 recorded in general and administrative expense. These restricted stock units are subject to a four-year vesting period, with 20% of the units vesting immediately upon issuance. The remaining restricted stock units vest annually over a four-year period. As of September 30, 2021, unrecognized stock-based compensation expense related to the unvested restricted stock units was $907,182 which the Company expects to recognize on a straight-line basis over a weighted average period of approximately 3.77 years.

During July 2021, the Company granted 12,500 restricted stock units to board directors, resulting in expense of $13,083 recorded in general and administrative expense. These restricted stock units vest quarterly over a one-year period. As of September 30, 2021, unrecognized stock-based compensation expense related to the unvested restricted stock units was $65,417 which the Company expects to recognize on a straight-line basis over a weighted average period of approximately 0.83 years.

		Weighted Average
	Shares	Grant Date Fair Value
Unvested balance at January 1, 2020	—	$—
Granted	322,146	6.40
Vested	(37,879)	(6.34)
Unvested balance at December 31, 2020	284,267	$6.41

Performance Stock Units

During July 2021, the Company issued 47,349 performance stock units to four members of the executive team pursuant to each executive's employment agreement executed in connection with the IPO. The performance stock units are subject to certain performance obligations relating to certain revenue and cost of revenue metrics to be determined at the beginning of each fiscal year within the four-year vesting period. As of September 30, 2021, it was not probable that the Company would achieve the targets pursuant to the metrics in each of the executives' employment agreements, and therefore no stock compensation expense was recognized for the three and nine months ended September 30, 2021.

11.INCOME TAXES

As of September 30, 2021, the Company had federal net operating loss carryforwards of approximately $28,400,000 of which approximately $13,000,000 expire at various periods through 2037 and approximately $15,400,000 can be carried forward indefinitely. As of September 30, 2021, the Company had state net operating loss carryforwards of approximately $21,300,000 that expire at various periods through 2041. At September 30, 2021, the Company had federal and state tax credits of approximately $800,000 available for future periods that expire at various periods through 2041. The Company has recorded a full valuation allowance against net deferred income tax assets due to a history of losses generated since inception.

12.SUBSEQUENT EVENTS

Pursuant to the 2021 Plan, the Company granted 12,000 restricted stock units to employees during October 2021. Each restricted stock unit represents the right to receive one share of the Company’s common stock, subject to the terms and conditions set forth in the restricted stock unit award agreement and the 2021 Plan. The restricted stock units vest as follows: 25% from the one year anniversary of the vesting start date, and then the remainder of the shares will time-vest quarterly beginning fifteen months after the vesting start date and then every three months thereafter, through the fourth yearly anniversary of the vesting start date.

Table of Contents`

iSpecimen Inc.

3,062,499 Shares of Common Stock

PROSPECTUS

The date of this Prospectus is , 2021

Table of Contents`

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Description	Amount to be Paid
Filing Fee - Securities and Exchange Commission	$3,850
Legal fees and expenses	75,000
Accounting fees and expenses	20,000
Transfer agent’s and registrar fees and expenses	5,000
Printing fees and expenses	3,000
Miscellaneous fees and expenses	1,150
Total	$108,000

Item 14.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our second amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our fourth amended and restated certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of

Table of Contents`

our fourth amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our fourth amended and restated certificate of incorporation and second amended and restated bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our fourth amended and restated certificate of incorporation and second amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our second amended and restated bylaws.

Our obligation to provide indemnification under our second amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our second amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our second amended and restated bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Table of Contents`

Our second amended and restated bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our second amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance. The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

All share and price per share information in Part II of this registration statement has been adjusted to reflect the Company’s one-for-5.545 reverse stock split of its outstanding common stock, which became effective for the trading of its common stock on March 16, 2021.

In 2017 and 2018, the Company issued to Andrew L. Ross, Anna-Maria & Stephen Kellen Foundation and OBF Investments, LLC, all accredited investors, in private placements under Rule 506(b) of Regulation D of the Securities Act, for $5,500,000 of proceeds, Convertible Notes that bear simple interest at the rate of 6% per annum, on a non-compounding basis, and due on maturity on the earlier of (i) the closing of a new permanent equity financing yielding gross proceeds in excess of $10 million, (ii) the date upon which prepayment by the Company occurs with the consent of the majority lenders, (iii) the date upon which the Convertible Notes are otherwise converted into equity securities, or (iv) the stated maturity dates, which may be extended. As of the date of this prospectus, all of the Convertible Notes have been converted into an aggregate of 1,060,496 shares of common stock. The Company issued 730,408 shares of common stock upon conversion of approximately $4.6 million of the outstanding principal of, and accrued interest on, the Bridge Notes, as amended.

On December 1, 2021, the Company completed a private placement (the “December 2021 Private Placement”) in which it sold to certain accredited investors (i) an aggregate of 1,749,999 shares of common stock and (ii) warrants to purchase up to an aggregate 1,312,500 shares of common stock (the “Warrants”), at a combined price per share of common stock and .75 of a warrant of $12.00. The shares of common stock and the Warrants were issued pursuant to a Securities Purchase Agreement, dated November 28, 2021, by and among the Company and the each of the Selling Stockholders, as well as a placement agency agreement, dated November 28, 2021, between the Company and ThinkEquity LLC, the placement agent for such offering.

Table of Contents`

The sale and the issuance of the foregoing securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as in effect prior to the consummation of this offering.(1)
3.2	Fourth Amended and Restated Certificate of Incorporation of the Registrant.(2)
3.3	Second Amended and Restated Bylaws.(2)
4.1	Warrant to Purchase Stock – Western Alliance Bank(3)
4.2	Form of Common Stock Purchase Warrant(4)
5.1*	Opinion of Ellenoff Grossman & Schole LLP.
10.1	iSpecimen Inc. 2010 Stock Incentive Plan.(1)
10.2	iSpecimen Inc. 2013 Stock Incentive Plan.(1)
10.3	Form of Indemnification Agreement, by and between iSpecimen Inc. and certain directors and executive officers (1)
10.4	Form of Confidentiality, Non-Competition And Assignment Agreement, by and between iSpecimen Inc. and each of its employees (1)
10.5	Lease between iSpecimen Inc. and Bedford Street LLC (1)
10.6	Form of Series A Preferred Stock Subscription Agreement (1)
10.7	Capital Commitment Agreement, dated September 1, 2012 (1)
10.8	Form of Series B Preferred Stock Purchase Agreement, dated August 22, 2014 (1)
10.9	Form of Investors’ Rights Agreement for Series A-1 Preferred Stock and Series B Preferred Stock Investors (1)
10.10	Form of Convertible Note Subscription Agreement (1)
10.11	Form of Unsecured Convertible Promissory Note (1)
10.12	Unsecured Convertible Promissory Note, dated December 29, 2017, issued by iSpecimen Inc. to Anna-Maria and Stephen Kellen Foundation, Inc.(1)
10.13

Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated August 3, 2018, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (1)

10.14

Second Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated May 1, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (1)

10.15

Third Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated November 15, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (1)

Table of Contents`

Exhibit No.	Description

10.16

Fourth Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated September 19, 2020, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (1)

10.17	Form of Note Subscription Agreement for Secured Bridge Debt (1)
10.18	Form of Secured Promissory Note for Secured Bridge Debt
10.19	Amendment to Note Subscription Agreements and Secured Promissory Notes, dated May 1, 2019, by and among iSpecimen Inc. and Note Investors (1)
10.20	Amendment to Note Subscription Agreements and Secured Promissory Notes, dated November 15, 2019, by and among iSpecimen Inc. and Note Investors (1)
10.21	Third Amendment to Note Subscription Agreements and Secured Promissory Notes, dated June 15, 2020, by and among iSpecimen Inc. and Note Investors (1)
10.22	Fourth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated October 1, 2020, by and among iSpecimen Inc. and Note Investors (1)
10.23	Fifth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated March 15, 2021, by and among iSpecimen Inc. and Note Investors.(5)
10.24	iSpecimen Inc. 2021 Stock Incentive Plan (6)
10.25	Executive Employment Agreement by and between iSpecimen Inc. and Christopher lanelli.(3)
10.26	Executive Employment Agreement by and between iSpecimen Inc. and Jill Mullan.(5)
10.27	Executive Employment Agreement by and between iSpecimen Inc. and Tracy Curley.(5)
10.28	Employment Agreement by and between iSpecimen Inc. and Benjamin Bielak.(5)
10.29	Factoring Agreement, dated January 1, 2021, by and between iSpecimen Inc. and Versant Funding, LLC.(6)
10.30	Loan and Security Agreement, dated August 13, 2021, by and between Western Alliance Bank and iSpecimen Inc.(3)
10.31	Securities Purchase Agreement, dated as of November 28, 2021, by and between iSpecimen Inc. and the purchasers named therein(4)
10.32	Registration Rights Agreement, dated November 28, 2021, by and between iSpecimen Inc., and the investors named therein(4)
23.1*	Consent of Wolf & Company, P.C.
23.2*	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.1).
24*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

*      Filed herewith

1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020.
2)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 22, 2021.
3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 16, 2021.
4)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 29, 2021.
5)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-250198) with the SEC on April 2, 2021.

Table of Contents`

6)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, with the SEC on August 10, 2021.
7)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-250198) with the SEC on April 27, 2021.

(b)   Financial Statements.   See page F-1 for an index to the financial statements and schedules included in the registration statement.

Table of Contents`

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

Table of Contents`

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;
(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Table of Contents`

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, State of Massachusetts, on the 14th day of December 2021.

iSPECIMEN INC.

By:	/s/ Christopher Ianelli
Christopher Ianelli
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Christopher Ianelli and Tracey Curley and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names.

Name	Position	Date

/s/ Christopher Ianelli	Chief Executive Officer, President and Director (Principal Executive Officer)	December 14, 2021
Christopher Ianelli

/s/ Jill Mullan	Chief Operating Officer, Secretary, and Director	December 14, 2021
Jill Mullan

/s/ Tracy Curley	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Tracy Curley		December 14, 2021

/s/ Andrew L. Ross
Andrew L. Ross	Chairman of the Board	December 14, 2021

/s/ George “Bud” Scholl
George “Bud” Scholl	Director	December 14, 2021

/s/ Steven Gullans
Steven Gullans	Director	December 14, 2021

/s/ John L. Brooks III
John L. Brooks III	Director	December 14, 2021

/s/ Margaret H. Lawrence
Margaret H. Lawrence	Director	December 14, 2021